AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON August 9, 2007

                  REGISTRATION STATEMENT NO. 333-__________

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM SB-2

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

               -----------------------------------------------

                           RAPID LINK, INCORPORATED
                (Name of small business issuer in its charter)


             DELAWARE                      4813                 75-2461665
             --------                      ----                 ----------
 (State or other jurisdiction of     (Primary Standard       (I.R.S. Employer
  jurisdiction of incorporation         Industrial         Identification No.)
         or organization)       Classification Code Number)


  17383 SUNSET BOULEVARD, SUITE 350, LOS ANGELES, CA 90272   (310) 566-1700
 ---------------------------------------------------------  ----------------
 (Address of principal executive offices)       (Zip Code)  Telephone number

                                 John Jenkins
                           Chief Executive Officer
                      17383 Sunset Boulevard, Suite 350
                        Los Angeles, California 90272
                                (310) 566-1700
          (Name, address and telephone number of agent for service)

                                   COPY TO:

                                  Ryan Hong
                            RICHARDSON & PATEL LLP
                     10900 Wilshire Boulevard, Suite 500
                        Los Angeles, California 90024
                                (310) 208-1182

 Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

               -----------------------------------------------

 If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

 If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
 -----------------------------------------------------------------------------
                                     Proposed         Proposed
  Title of each                      maximum          maximum
     class of       Amount to be     offering        aggregate      Amount of
 securities to be    registered      price per        offering    registration
    registered           (3)           unit            price           fee
 -----------------------------------------------------------------------------
 Common Stock,
 $.001 par value
 per share          31,532,143 (1)   $ 0.07 (2)   $ 2,207,250 (2)     $ 67.76

 Common Stock,
 $.001 par value
 per share,
 underlying our
 $0.10 Warrants and
 Convertible Notes  27,122,857         0.10 (4)     2,712,285.70        83.27

 Common Stock,
 $.001 par value
 per share,
 underlying our
 $0.14 Warrants and
 Convertible Notes   3,857,143         0.14 (4)       540,000.02        16.58

 Common Stock,
 $.001 par value
 per share,
 underlying our
 $0.15 Warrants         60,000         0.15 (4)         9,000.00         0.28

 Common Stock,
 $.001 par value
 per share,
 underlying our
 $0.25 Warrants      1,000,000         0.25 (4)       250,000.00         7.68

 Common Stock,
 $.001 par value
 per share,
 underlying our
 $0.40 Warrants      1,000,000         0.40 (4)       400,000.00        12.28
 -----------------------------------------------------------------------------
 Total              64,572,143          n/a        $6,118,535.72 (2)  $187.85

 (1) Represents 31,532,143 common shares issued.

 (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, the price per share and aggregate offering price are based upon the average of the high ($0.08) and low ($0.06) prices of the common stock of the Registrant as traded in the Over-The-Counter Market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on August 6, 2007.

 (3) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Act"), this Registration Statement also covers such indeterminate number of additional shares of common stock as may be issuable solely upon conversion of the Warrant Shares solely to prevent dilution resulting from stock splits, stock dividends or similar transactions.

 (4) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) of the Securities Act of 1933, the maximum price per share at which such warrant or convertible debt may be exercised or converted.

                 SUBJECT TO COMPLETION, DATED AUGUST 9, 2007

                                  PROSPECTUS
                           RAPID LINK, INCORPORATED

                      64,572,143 shares of Common Stock

 This prospectus covers the resale by Selling Stockholders, who are named later in this prospectus, of up to 64,572,143 shares of our common stock, $.001 par value.

 This offering is not being underwritten. These securities will be offered for sale by the Selling Stockholders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of these shares but we may receive proceeds from the exercise of warrants by the Selling Stockholders. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the Selling Stockholders, incurred in connection with the offering described in this prospectus. Our common stock is more fully described in the section of this prospectus entitled "Description of Securities."

 The prices at which the Selling Stockholders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, at negotiated prices or prices determined, from time to time by the Selling Stockholders. See "Plan of Distribution."

 Our common stock is currently listed on the Over the Counter Bulletin Board under the symbol "RPID." On August 6, 2007, the closing price of the shares was $0.07 per share.

 AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 7.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is August 9, 2007.

            CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

 This Registration Statement on Form SB-2 (this "Form SB-2") includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by the use of such terms as "expects," "will," "anticipates," "estimates," "believes," "plans" and words of similar meaning. These forward-looking statements relate to business plans, programs, trends, results of future operations, satisfaction of future cash requirements, funding of future growth, acquisition plans and other matters. In light of the risks and uncertainties inherent in all such projected matters, the inclusion of forward-looking statements in this Form SB-2 should not be regarded as a representation by us or any other person that our objectives or plans will be achieved or that our operating expectations will be realized. Revenues and results of operations are difficult to forecast and could differ materially from those projected in forward-looking statements contained herein, including without limitation statements regarding our belief of the sufficiency of capital resources and our ability to compete in the telecommunications industry. Actual results could differ from those projected in any forward-looking statements for, among others, the following reasons: (a) increased competition from existing and new competitors using Voice over Internet Protocol ("VoIP") to provide telecommunications services over the Internet, (b) the relatively low barriers to entry for start-up companies using VoIP to provide telecommunications services over the Internet, (c) the price-sensitive nature of consumer demand, (d) the relative lack of customer loyalty to any particular provider of services over the Internet, (e) our dependence upon favorable pricing from our suppliers to compete in the telecommunications industry, (f) increased consolidation in the telecommunications industry, which may result in larger competitors being able to compete more effectively, (g) failure to attract or retain key employees, (h) continuing changes in governmental regulations affecting the telecommunications industry and the Internet and (i) changing consumer demand, technological developments and industry standards that characterize the industry. For a discussion of these factors and others, please see our section entitled "Risk Factors" of this Form SB-2. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Report or in any document or statement referring to this Form SB-2. In addition, we are not obligated, and do not intend, to update any forward-looking statements at any time unless an update is required by applicable securities laws.

                              PROSPECTUS SUMMARY

 This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the related notes. In this prospectus, the terms "we," "us," "Rapid Link," and the "Company" refer to Rapid Link, Incorporated, a Delaware corporation, and its subsidiaries.

 OUR COMPANY

 Rapid Link, Incorporated ("Rapid Link") is a facilities-based, communications company providing various forms of telephony services to wholesale and retail customers around the world. We offer a multitude of international telecommunications services targeted to individual customers, as well as small and medium sized enterprises. These services include the transmission of voice and data traffic over public and private networks, and telecommunications services for both the foreign and domestic termination of international long distance traffic into the wholesale market. We have begun to utilize Voice over Internet Protocol ("VoIP") packetized voice technology.

 We continue to seek opportunities to grow our business through strategic acquisitions that will complement our retail strategy as well as adding key personnel that have demonstrated a proven track record in sales, marketing and operations of retail telecommunications organizations, especially in the area of retail and wholesale VoIP.

 The Company was incorporated on July 10, 1986 under the Company Act of the Province of British Columbia, Canada. On August 7, 1992, we renounced our original province of incorporation and elected to continue our domicile under the laws of the State of Wyoming, and on November 30, 1994 our name was changed to "Canmax Inc." On February 1, 1999, we reincorporated under the laws of the State of Delaware under the name "ARDIS Telecom & Technologies, Inc." On November 2, 1999, we acquired substantially all of the business and assets of Dial Thru International Corporation, a California corporation (the "DTI Acquisition"), and, on January 19, 2000, we changed our name from ARDIS Telecom & Technologies, Inc. to Dial Thru International Corporation. On November 1, 2005, we changed our name to "Rapid Link, Incorporated" as we determined that this name would receive better market recognition and acceptance than its previous name, especially as the Company continues to roll out VoIP related services. In addition, we also believe that the name, which was the name of the company we acquired in October 2001, is a recognized brand name with members of the United States Military around the world, a significant source of retail revenue for the Company since the acquisition.

 Our principal executive offices are located at 17383 Sunset Boulevard, Suite 350, Los Angeles, California 90272; our telephone number is (310) 566-1700; our website address is www.rapidlink.com; and our common stock currently trades on the OTC Bulletin Board under the symbol RPID.

 Our revenues for the first six months of 2007 were $8,173,075 and our net loss was $1,669,882. In fiscal 2006, our revenues were $13,351,030 and our net loss was $1,111,158. In fiscal 2005, our revenues were $9,827,049 and our net loss was $2,565,342.

 RECENT FINANCING

 June 2007 Stock and Warrant Financing

 On June 15, 2007, we entered into a Common Stock Purchase Agreement (the "Purchase Agreement") with Westside Capital, LLC (the "Investor") whereby the Company, in a private placement pursuant to Regulation D under the Securities Act of 1933 (the "Transaction"), sold 357,143 shares of our common stock to the Investor for a purchase price of $25,000 and issued to the Investor Common Stock Purchase Warrants (the "Warrants") to purchase up to an additional 50,000,000 shares of our common stock ("Warrant Shares") at exercise prices as follows: 20,000,000 Warrant Shares exercisable at $0.10 per share (Warrant "A"); 15,000,000 Warrant Shares exercisable at $0.20 per share (Warrant "B"); and 15,000,000 Warrant Shares exercisable at $0.30 per share (Warrant "C"). Investor has agreed, however, that it shall not be entitled to beneficially own more than 4.9% of the outstanding shares of common stock of the Company at any time. Such beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. There are no material relationships between the Registrant, its affiliates and any of the parties to this Purchase Agreement, other than in respect of this Purchase Agreement.

 We are registering the 357,143 shares of our common stock and 15,642,857 shares underlying the "A" Warrants.

 On June 15, 2007, (the "Closing Date"), Four Million (4,000,000) Warrant Shares in Common Stock Purchase Warrant "A" vested immediately. The Warrant Shares in Common Stock Purchase Warrants "A", "B", and "C" will continue to vest in Four Million (4,000,000) Warrant Share increments and the next 4,000,000 increment of Warrant Shares will not vest until the prior 4,000,000 increment of Warrant Shares are completely exercised. The lowest priced Warrant Shares shall vest prior to the vesting of higher-priced Warrant Shares. However, Investor does have the option of vesting higher priced Warrants Shares prior to lower priced Warrant Shares in any of the 4,000,000 increments.

 The Company agreed to prepare and file within thirty (30) days following the Closing Date a registration statement (the "Registration Statement") covering the resale of such number of common shares and Warrant Shares issued or issuable to Investor ("Registrable Securities") as the Investor shall elect by written notice to the Company, and absent such election, covering the resale of 16 million of the shares of the Registrable Securities. The Company has agreed to use its best efforts to cause the Registration Statement to be declared effective by the Securities and Exchange Commission (the "SEC") on the earlier of (i) 120 days following the closing date with respect to the Registration Statement, (ii) ten days following the receipt of a "No Review" or similar letter from the SEC or
 (iii) the first business day following the day the SEC determines the Registration Statement eligible to be declared effective.

 In the Purchase Agreement, the Company also agreed, for a period of two years from the Closing Date, not to issue any preferred stock of the Company. The Company will also have caused the appointment of the majority of the board of directors to be qualified independent directors, as defined by the NASD within six months of the Closing Date. The Company will also cause the appointment of a majority of outside directors to the audit and compensation committees of the board of directors within six months of the Closing Date. The Company shall also cause its insiders, including John Jenkins, as CEO and Chris Canfield, as President and CFO of the Company, not to sell their shares of stock for two years from the Closing Date.
 For two years after the Closing Date the Company must have a current unanimous opinion from the Compensation Committee of the Board of Directors that any awards other than salary are usual, appropriate and reasonable for any officer, director, employee or consultant holding a similar position in other public fully reporting companies with independent majority boards with similar market capitalizations in the same industry with securities listed on the OTC Bulletin Board, American Stock Exchange, New York Stock Exchange or Nasdaq National Market.

 If the Investor does not exercise warrants in the amount of $1,000,000 or more within six months after the Registration Statement has become effective, then all the remaining Common Stock Purchase Warrants ("A", "B" and "C") expire immediately upon six months after such Registration Statement has become effective. Further, should the Company not receive cumulative gross proceeds of at least three million dollars ($3,000,000) in the form of equity, debt, any other injection of capital into the Company, or any combination thereof from Investor or from sources introduced by Investor, within six (6) months after the Registration Statement has become effective, then all remaining outstanding Warrants (including series "A", "B" and "C") shall expire.

 March 2006 Convertible Debt and Warrant Financing

 On March 8, 2006 (the "Closing Date"), the Company issued $1,000,000 aggregate principal amount of convertible debentures and warrants to Trident Growth Fund, LP ("Trident") and Charger Investments LLC, ("Charger") (the "Purchasers"), pursuant to Securities Purchase Agreements (the "Agreements") entered into on the Closing Date among the Company and the Purchasers.

 Pursuant to the terms of the Agreements, each Purchaser purchased a 10% convertible debenture due, subject to the terms therein, one year from the Closing Date (the "Debentures"), and warrants to purchase 1,200,000 shares of common stock of the Company issued to Trident (600,000 warrants exercisable at $0.14 and 600,000 warrants exercisable at $0.25), and warrants to purchase 800,000 shares of common stock of the Company issued to Charger (400,000 warrants exercisable at $0.14 and 400,000 warrants exercisable at $0.25) (the "Warrants"). In addition, an additional
 50,000 warrants (30,000 for Trident and 20,000 for Charger) will vest and become exercisable on the last day of each month prior to the Company's satisfaction in full of the Debentures, or the Purchaser's complete conversion thereof, as the case may be, such Warrant shares to have an exercise price equal to $0.25 per share. Other than as noted above, all Warrants are exercisable immediately and have a term of exercise equal to five years. The Debentures are convertible into common stock at $0.14 per share.

 ACQUISITIONS

 In October 2005, the Company completed the acquisition of the customer base of Integrated Telecommunications, Inc., an international long distance carrier providing VoIP services to retail customers in the United States and wholesale services to customers worldwide. The Company issued Integrated 1,000,000 shares of Company common stock.

 On May 5, 2006, the Company acquired 100% of the outstanding stock of Telenational Communications, Inc. ("Telenational"). Telenational historically serviced a sizable base of both retail and commercial customers which very closely mirror those customers Rapid Link has served. This acquisition allows us to expand our market share in the telecommunications industry while taking advantage of several significant economies of scale, both in respect to direct cost reductions, as well as operational efficiencies. In exchange for the Telenational equity securities, we issued 19,175,000 to the sole stockholder of Telenational, Apex Acquistions, Inc. Apex is 70% owned by Chris Canfield, our Chief Financial Officer and 30% owned by Michael Prachar, our Chief Operating Officer.

 THE OFFERING

 The shares we are registering for this offering consist of 64,572,143 shares of common stock which include approximately 360,000 shares and 15.4 million Warrants Shares issued in conjunction with our private placement offering completed on June 15, 2007. It also includes:

   *  11,000,000 shares of our common stock;

   * 20,175,000 shares of our common stock issued in conjunction with certain acquisitions by the Company;

   * 11,857,143 shares of our common stock subject to conversion of promissory notes; and

   *  5,540,000 shares underlying additional warrants.

 We are registering shares of our common stock for sale by the Selling Stockholders identified in the section of this prospectus entitled "Selling Stockholders."

 The shares of common stock offered under this prospectus may be sold by the selling security holders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the Selling Stockholder, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "Selling Stockholders" and "Plan of Distribution" respectively.
 We will not receive any of the proceeds from those sales by the Selling Stockholders, but may receive proceeds from the exercise of warrants by the Selling Stockholders. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the Selling Stockholders.

                                 RISK FACTORS

 You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition and/or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose part or all of your investment.

 Our cash flow may not be sufficient to satisfy our cost of operations. If not, we must obtain equity or debt financing.

 For the fiscal years ended October 31, 2006 and 2005, we recorded net losses from continuing operations of approximately $1.1 million and $2.5 million, respectively, on revenues from continuing operations of approximately $13.4 million and $9.8 million, respectively. For the six months ended April 30, 2007, we recorded a net loss from continuing operations of approximately $1.7 million, on revenues from continuing operations of approximately $8.2 million. As a result of these losses and historical losses, we currently have a substantial working capital deficit. In addition, a significant amount of our trade accounts payable and accrued liabilities are past due. To be able to service our debt obligations over the course of the remainder of our 2007 fiscal year and our 2008 fiscal year, we must generate significant cash flow and obtain additional financing or extend the maturity date on current obligations. If we are unable to do so or are otherwise unable to obtain funds necessary to make required payments on our trade debt and other indebtedness, it is likely that we will not be able to continue our operations.

 Our independent auditors have included a going concern paragraph in their audit opinion on our consolidated financial statements for the fiscal year ended October 31, 2006, which states that "The Company has suffered recurring losses from continuing operations during each of the last two fiscal years. Additionally, at October 31, 2006 and April 30, 2007, the Company's current liabilities (which includes significant amounts of past due payables) exceeded its current assets by $4.7 million and $10.2 million, respectively, and the Company had a shareholders' deficit totaling $2.6 million and $4.0 million, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern."

 Our operating history makes it difficult to accurately assess our general prospects in the VoIP portion of the telecommunications industry and the effectiveness of our business strategy. As of the date of this report, most of our revenues are not derived from VoIP communication services. Instead, we generated most of our revenues from wholesale and retail fixed-line communication services. In addition, we have limited meaningful historical financial data upon which to forecast our future sales and operating expenses. Our future performance will also be subject to prevailing economic conditions and to financial, business and other factors. Accordingly, we cannot assure you that we will successfully implement our business strategy or that our actual future cash flows from operations will be sufficient to satisfy our debt obligations and working capital needs.

 To implement our business strategy, we will need additional financing.
 There is no assurance that adequate levels of additional financing will be available at all or on acceptable terms. If we are unable to obtain additional financing on terms that are acceptable to us, we could be forced to dispose of assets to make up for any shortfall in the payments due on our debt under circumstances that might not be favorable to realizing the highest price for those assets. A portion of our assets consist of intangible assets, the value of which will depend upon a variety of factors, including the success of our business. As a result, if we do need to sell any of our assets, we cannot assure you that our assets could be sold quickly enough, or for amounts sufficient, to meet our obligations.

 Potential for substantial dilution to our existing stockholders exists.

 The issuance of shares of common stock upon conversion of secured convertible notes or upon exercise of outstanding warrants and/or stock options may cause immediate and substantial dilution to our existing stockholders. In addition, any additional financing may result in significant dilution to our existing stockholders.

 We face competition from numerous, mostly well-capitalized sources.

 The market for our products and services is highly competitive. We face competition from multiple sources, virtually all of which have greater financial resources and a substantial presence in our markets and offer products or services similar to our services. Therefore, we may not be able to successfully compete in our markets, which could result in a failure to implement our business strategy, adversely affecting our ability to attract and retain new customers. In addition, competition within the industries in which we operate is characterized by, among other factors, price and the ability to offer enhanced services. Significant price competition would reduce the margins realized by us in our telecommunications operations. Many of our competitors have greater financial resources to devote to research, development and marketing, and may be able to respond more quickly to new or merging technologies and changes in customer requirements.

 We have pledged our assets to existing creditors.

 Our secured convertible notes are secured by a lien on substantially all of our assets. A default by us under the secured convertible notes would enable the holders of the notes to take control of substantially all of our assets. The holders of the secured convertible notes have no operating experience in our industry and if we were to default and the note holders were to take over control of our Company, they could force us to substantially curtail or cease our operations. If this happens, you could lose your entire investment in our common stock.

 In addition, the existence of our asset pledges to the holders of the secured convertible notes will make it more difficult for us to obtain additional financing required to repay monies borrowed by us, continue our business operations and pursue our growth strategy.

 The regulatory environment in our industry is very uncertain.

 The legal and regulatory environment pertaining to the Internet and telecommunication services is uncertain and changing rapidly as the use of the Internet increases. For example, in the United States, the FCC had been considering whether to impose surcharges or additional regulations upon certain providers of Internet telephony, and indeed the FCC has confirmed that providers must begin charging Universal Service access charges of roughly 6.5%.

 In addition, the regulatory treatment of Internet telephony outside of the United States varies from country to country. There can be no assurance that there will not be legally imposed interruptions in Internet telephony in these and other foreign countries. Interruptions or restrictions on the provision of Internet telephony in foreign countries may adversely affect our ability to continue to offer services in those countries, resulting in a loss of customers and revenues.

 New regulations could increase the cost of doing business over the Internet or restrict or prohibit the delivery of our products or services using the Internet. In addition to new regulations being adopted, existing laws may be applied to the Internet. Newly existing laws may cover issues that include sales and other taxes, access charges, user privacy, pricing controls, characteristics and quality of products and services, consumer protection, contributions to the Universal Service Fund, an FCC-administered fund for the support of local telephone service in rural and high-cost areas, cross-border commerce, copyright, trademark and patent infringement, and other claims based on the nature and content of Internet materials.

 Changes in the technology relating to Internet telephony could threaten our operations.

 The industries in which we compete are characterized, in part, by rapid growth, evolving industry standards, significant technological changes and frequent product enhancements. These characteristics could render existing systems and strategies obsolete and require us to continue to develop and implement new products and services, anticipate changing consumer demands and respond to emerging industry standards and technological changes. No assurance can be given that we will be able to keep pace with the rapidly changing consumer demands, technological trends and evolving industry standards.

 We need to develop and maintain strategic relationships around the world to be successful.

 Our international business, in part, is dependent upon relationships with distributors, governments or providers of telecommunications services in foreign markets. The failure to develop or maintain these relationships could have an adverse impact on our business.

 We rely on three key senior executives.

 We rely heavily on our senior management team of John Jenkins, Christopher Canfield and Michael Prachar, and our future success may depend, in large part, upon our ability to retain our senior executives. In addition to the industry experience and technical expertise they provide to the Company, senior management has been the source of significant amounts of funding that have helped to allow us to meet our financial obligations.

 Any natural disaster or other occurrence that renders our operations center inoperable could significantly hinder the delivery of our services to our customers because we lack an off-site back-up communications system.

 Currently, our disaster recovery systems focus on internal redundancy and diverse routing within our operations center. We currently do not have an off-site communications system that would enable us to continue to provide communications services to our customers in the event of a natural disaster, terrorist attack or other occurrence that rendered our operations center inoperable. Accordingly, our business is subject to the risk that such a disaster or other occurrence could hinder or prevent us from providing services to some or all of our customers. The delay in the delivery of our services could cause some of our customers to discontinue business with us which could have a material adverse effect financial condition and results of operations.

 We may be unable to manage our growth.

 We intend to expand our VoIP network and the range of enhanced telecommunications services that we provide. Our expansion prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. Our revenues will suffer if we are unable to manage this expansion properly.

 Our OTC Bulletin Board listing negatively affects the liquidity of our common stock as compared with other trading boards.

 Our common stock currently trades on the OTC Bulletin Board. Therefore, no assurances can be given that a liquid trading market will exist at the time any stockholder desires to dispose of any shares of our common stock. In addition, our common stock is subject to the so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1 million or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. Consequently, both the ability of a broker-dealer to sell our common stock and the ability of holders of our common stock to sell their securities in the secondary market may be adversely affected. The Securities and Exchange Commission (the "SEC") has adopted regulations that define a "penny stock" to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is to sell the securities as a market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                               USE OF PROCEEDS

 We will not receive any proceeds from the sale of the shares by the Selling Stockholders. All proceeds from the sale of the shares offered hereby will be for the account of the Selling Stockholders, as described below in the sections entitled "Selling Stockholders" and "Plan of Distribution." With the exception of any brokerage fees and commission which are the obligation of the Selling Stockholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $65,187.85, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

 All of the shares covered by this prospectus are, prior to their sale under this prospectus, issued pursuant to the Purchase Agreement or issuable upon conversion of Warrant Shares pursuant to the Purchase Agreement.

                             SELLING STOCKHOLDERS

 We are registering shares of common stock, including shares issued pursuant to the Purchase Agreement or issuable upon exercise of Warrant Shares or conversion of convertible notes, including the shares and Warrant Shares were issued to Westside Capital, LLC, in a private placement offering which closed on June 15, 2007. We are also registering shares of common stock, including common stock underlying certain convertible notes ("Conversion Shares") and warrants to various equity holders (all holders of registrable securities shall be referred to as "Selling Stockholders"). The shares, convertible debt and warrants were issued in transactions exempt from the registration requirements of the 1933 Act under Section 4(2) of the 1933 Act to persons reasonably believed to be "accredited investors" as defined in Regulation D under the 1933 Act.

 Pursuant to the terms of the Purchase Agreement and related agreements under which the Warrant Shares were issued, we agreed to file this Registration Statement in order to permit Investor to sell the shares issued pursuant to the Purchase Agreement or issuable upon conversion of Warrant Shares pursuant to the Purchase Agreement. In addition, we provided the other Selling Stockholders with "piggyback" registration rights in the event the Company were to file a registration statement.

 The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Security Holder as of August 1, 2007, assuming conversion and/or exercise of all of the convertible debt and/or warrants held by the Selling Stockholders, as applicable, on that date. The third column lists the shares of common stock being offered pursuant to this prospectus by the Selling Stockholders. The fourth and fifth column list the number of shares and percentage ownership of the outstanding shares, respectively, that will be beneficially owned by the Selling Stockholders assuming all of the shares offered pursuant to this prospectus are sold and that shares beneficially owned by them, as of August 1, 2007, but not offered hereby are not sold, and assuming with respect to each Selling Stockholder, no other Convertible Debentures are converted nor Warrants exercised.

 Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities currently owned or for which the Selling Stockholders has the right to acquire within 60 days. The Selling Stockholders identified in the table below with an asterisk (*) may not exercise its Warrants if such exercise would cause such Selling Stockholder's beneficial ownership of our common stock (excluding shares underlying any of their unconverted Convertible Debenture or unexercised Warrant) to exceed 4.99% of the outstanding shares of our common stock after such conversion or exercise. (If such Selling Stockholder subsequently disposes of some or all of its holdings, such Selling Stockholder may convert its unconverted Convertible Debenture or exercise its unexercised Warrant, subject to the same limitation). The table below also includes a number of shares which may be issuable only if there is an accrual of interest through the stated maturity date of the Convertible Debentures; portions of such accrual may not occur if the Convertible Debentures are converted or paid in whole or in part prior to that date. Additionally, the issuance of shares in payment of accrued interest is solely in our discretion. Therefore, the number of shares of common stock for the Selling Stockholders may include shares that are not subject to ownership or acquisition by the Selling Stockholders during the 60-day period.

 The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no Selling Stockholder has had any material relationship with us or our predecessors or affiliates during the last three years.

                                Number of
                                 Shares     Number of   Number of   Percentage
                                  Owned       Shares      Shares       Owned
                                 Before       Being    Owned After    After
 Name of Selling Stockholders    Offering     Offered   Offering(1) Offering(1)
 ---------------------------   ----------  ----------  ----------- -----------
 Westside Capital, LLC (2)     50,357,143  16,000,000   34,357,143           0
 John Jenkins (3)              41,390,499  20,000,000   21,390,499       41.3%
 Apex Acquisitions, Inc. (4)   19,175,000  19,175,000            0           0
 Integrated Communications,
   Inc. (5)                     1,000,000   1,000,000            0           0
 Charger Growth Fund (6)        4,697,143   4,697,143            0           0
 Trident Growth Fund, L.P. (7)  6,925,714   2,640,000    4,285,714           *
 Standard Advisors LLC (8)         60,000      60,000            0           0
 George O. Moorehead (9)          280,000     280,000            0           0
 Stoli, Ltd. (10)                 280,000     280,000            0           0
 Tim Schweizer (11)               210,000     210,000            0           0
 Triple S, LLC (12)                30,000      30,000            0           0
 JB Manning (13)                   30,000      30,000            0           0
 Karen Stein (14)                 170,000     170,000            0           0

 * less than one percent

 (1) The number and percentage of share beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which each selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days.

 (2) Includes 50,000,000 shares of common stock to be issued upon exercise of warrants. These securities were issued in a private placement of our securities that we completed on June 15, 2007. The natural person with voting and dispositive powers for this stockholder is Thomas M. Sauve.

 (3) Includes (i) 11,000,000 shares held directly, (ii) 100,000 shares of common stock which may be acquired through the exercise of options,
      (iii) 2,728,391 shares of common stock which may be acquired through the exercise of warrants, and (iv) 27,562,108 shares of common stock which may be acquired through the conversion of a convertible note (shares from conversion calculated using the closing bid share price at August 3, 2007 of $0.07); only the 11,000,000 shares described in clause (i) and 9,000,000 shares underlying the note in clause (iv) will be registered. John Jenkins is our Chief Executive Officer.

 (4) The natural person with voting and dispositive powers for this stockholder is Chris Canfield, our Chief Financial Officer.

 (5) The natural person with voting and dispositive powers for this stockholder is Phil Kenner.

 (6) Includes (i) 2,857,143 shares subject to conversion of notes in the principal amount of $400,000 and (ii) 1,840,000 shares which may be acquired upon exercise of certain warrants. The natural person with voting and dispositive powers for this stockholder is Jerry Crumpler.

 (7) Includes (i) 4,285,714 shares subject to conversion of notes in the principal amount of $600,000 which will not be registered and (ii) 2,640,000 shares which may be acquired upon exercise of certain warrants which will be registered. The natural person with voting and dispositive powers for this stockholder is Scotty Cook.

 (8) Includes 60,000 shares which may be acquired upon exercise of certain warrants. The natural person with voting and dispositive powers for this stockholder is James Milana.

 (9) Includes 280,000 shares which may be acquired upon exercise of certain warrants.

 (10) Includes 280,000 shares which may be acquired upon exercise of certain warrants. The natural person with voting and dispositive powers for this stockholder is Tom Hughes.

 (11) Includes 210,000 shares which may be acquired upon exercise of certain warrants.

 (12) Includes 30,000 shares which may be acquired upon exercise of certain warrants. The natural person with voting and dispositive powers for this stockholder is Stacy Urban.

 (13) Includes 30,000 shares which may be acquired upon exercise of certain warrants.

 (14) Includes 170,000 shares which may be acquired upon exercise of certain warrants.

                          PLAN OF DISTRIBUTION

 We are registering shares of our common stock for resale by the Selling Stockholders identified in the section above entitled "Selling
 Stockholders." We will receive none of the proceeds from the sale of these shares by the Selling Stockholders. The common stock may be sold from time to time to purchasers:

   * through the OTC Bulletin Board at prevailing market prices; or

   * through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the common stock.

 The Selling Stockholder may use any one or more of the following methods when selling shares:

   * ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

   * a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

   * purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

   * an exchange distribution in accordance with the rules of the applicable exchange;

   * privately negotiated transactions;

   * settlement of short sales;

   * broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

   * a combination of any such methods of sale;

   * through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

   * any other method permitted pursuant to applicable law.

 Neither the Selling Stockholders nor Rapid Link can presently estimate the amount of compensation in the form of discounts, concessions or commissions that underwriters, broker-dealers or agents may receive from the Selling Stockholders or the purchasers of the common stock. We know of no existing arrangements between the Selling Stockholders, broker-dealers, underwriters or agents relating to the sale or distribution of the shares.

 The Selling Stockholders may also enter into hedging transactions, and persons with whom they effect such transactions, including broker-dealers, may engage in short sales of our common shares. The Selling Stockholders may also engage in short sales and short sales against the box, and in options, swaps, derivatives and other transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

 The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933, as amended, in connection with the sales and distributions contemplated under this prospectus, and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. Additionally, any profits which the Selling Stockholders may receive might be deemed to be underwriting compensation under the Securities Act. Because the Selling Stockholders may be deemed to be an underwriter under Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act.

 The resale shares will be sold only through registered or licensed broker-dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

 We will bear all expenses relating to the sale of our common shares under this prospectus, except that the Selling Stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Stockholders. We have agreed to indemnify some of the Selling Stockholders against certain losses, claims, obligations, damages and liabilities, including liabilities under the Securities Act.

 Any common shares offered under this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 rather than pursuant to this prospectus.

 We have agreed to keep this prospectus effective at least for a period ending with the first to occur of (i) the date that all of the shares covered by this prospectus have been sold; (ii) the date that all shares covered by this prospectus may be sold without restrictions pursuant to Rule 144(k), provided that a legal opinion with respect to the availability of Rule 144 for the resale of such shares received upon conversion of the Warrant Shares has been rendered by a law firm acceptable to both Rapid
 Link and the holder of such shares as evidence that Rule 144 is available for such securities; or (iii) the date one year after this registration statement is declared effective by the Commission, provided, however, that if at the end of such one year period, any holder of shares covered by this prospectus is not able to immediately, freely resell all of the shares covered by this prospectus that it owns, then Rapid Link shall continue to keep this prospectus effective until terminated pursuant to clause (i) or
 (ii).

 Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                              LEGAL PROCEEDINGS

 The Company, from time to time, may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks and other intellectual property of third parties by the Company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

 Cygnus Telecommunications Technology, LLC. On June 12, 2001, Cygnus Telecommunications Technology, LLC ("Cygnus"), filed a patent infringement suit (case no. 01-6052) in the United States District Court, Central District of California, with respect to the Company's "international re-origination" technology. On March 29, 2007 the United States District Court in San Jose, California ruled that all Cygnus "international re-origination" patents are invalid, and dismissed all cases against Rapid Link (fka Dial Thru International Corporation) and related parties. Cygnus is appealing the case. The Company feels that Cygnus has a negligible chance of succeeding in their appeal.

 State of Texas. During fiscal 2004, the Company determined, based on final written communications with the State of Texas (the "State"), that it had a liability for sales taxes (including penalties and interest). On August 5, 2005, the State filed a lawsuit in the 53rd Judicial District Court of Travis County, Austin, Texas against the Company. The lawsuit requests payment of approximately $1.162 million for state and local sales tax, including penalties and interest, which has been accrued at April 30, 2007 and October 31, 2006. The sales tax amount due is attributable to audit findings of the State for the years 1995 to 1999 associated with Canmax Retail Systems, a current subsidiary of ours, and former operating subsidiary providing retail automation software and related services to the retail petroleum and convenience store industries. The State determined that Canmax Retail Systems did not properly remit sales tax on certain transactions. Management believes that it will be able to negotiate a reduced settlement amount with the State, although there can be no assurance that the Company will be successful with respect to such negotiations. These operations were classified as discontinued after the Company sold its retail automation software business in December 1998 and changed its business model.

 The Company will continue to aggressively pursue the collection of unpaid sales taxes from former customers of Canmax Retail Systems, primarily Southland Corporation, now 7-Eleven Corporation ("7-Eleven"), as a majority of the amount owed to the State is the result of uncollected taxes from the sale of software to 7-Eleven during the period under audit. However, there can be no assurance that the Company will be successful with respect to such collections.

 On January 12, 2004, the Company filed a suit against 7-Eleven in the 162nd District Court in Dallas, Texas. The Company's suit claims a breach of contract on the part of 7-Eleven in failing to reimburse it for taxes paid to the State as well as related taxes for which the Company is currently being held responsible by the State. The Company's suit seeks reimbursement for the taxes paid and a determination by the court that 7-Eleven is responsible for paying the remaining tax liability to the State.

                            OFFICERS AND DIRECTORS

 The following table sets forth certain information regarding our executive officers and directors.

           Name             Age         Position with the Company
 -----------------------    ---    -----------------------------------
 John A. Jenkins             45    Chairman, Chief Executive Officer,
                                     Secretary and Director
 Christopher J. Canfield     46    President, Chief Financial Officer,
                                     Treasurer and Director
 Michael P. Prachar          37    Chief Operating Officer
 David R. Hess               45    Director
 Lawrence J. Vierra          61    Director
 Robert M. Fidler            68    Director (resigned on June 15, 2007)

 JOHN A. JENKINS has served as our Chairman of the Board and Chief Executive Officer since October 2001, served as our President from December 1999 until July 2005, and has served as a director since December 1999. Mr. Jenkins has also served as the President of DTI Com, Inc., one of our subsidiaries, since November 1999. In May 1997, Mr. Jenkins founded Dial Thru International Corporation (subsequently dissolved in November 2000), and served as its President and Chief Executive Officer until joining us in November 1999. Prior to 1997, Mr. Jenkins served as the President and Chief Financial Officer for Golden Line Technology, a French telecommunications company. Prior to entering the telecommunications industry, Mr. Jenkins owned and operated several software, technology and real estate companies. Mr. Jenkins holds degrees in physics and business/economics from UCLA.

 CHRISTOPHER J. CANFIELD was elected to our Board of Directors in May 2006, and has served as our Chief Financial Officer since May 2006 and President since November 2006. Mr. Canfield served as President and CEO of Telenational Communications, Inc. from April 1998 until its acquisition by Rapid Link in May 2006. Mr. Canfield has more than 15 years of experience working in the telecommunications marketplace, and co-founded Resource Communications, Inc. and Intercontinental Exchange, Inc. in 1995 and
 1998 respectively, both of which were subsequently acquired by major telecommunications companies. Mr. Canfield holds a BS degree in Business Administration and Marketing from California State University Hayward.

 MICHAEL P. PRACHAR has served as Chief Operating Officer since May 2006. Mr. Prachar served as Vice President and Chief Operating Officer of Telenational Communications, Inc. from April 1998 until its acquisition by Rapid Link in May 2006. Mr. Prachar has been involved in the telecommunications industry since 1992 and has practical experience in most related aspects, including equipment service, sales, marketing, management and information technology.

 DAVID R. HESS was elected to our Board of Directors in May 2002 and served as our President from July 2005 until October 2006. Mr. Hess was instrumental in orchestrating the Integrated and Telenational acquisitions. Prior to joining us, Mr. Hess was the Managing Partner of RKP Steering Group, a company he co-founded in August 2003. From November 2001 until December 2002, Mr. Hess served as the Chief Executive Officer and President, North America of Telia International Carrier, Inc. Prior to joining Telia, Mr. Hess was part of a turnaround team hired by the board of directors of Rapid Link, Incorporated. Since October 2006, he has served as the Managing Director of CSC Management. He served as the Chief Executive Officer and as a director of Rapid Link, Incorporated from August 2000 until September 2001. Mr. Hess received a BA in Communications with a Minor in Marketing from Bowling Green State University.

 LAWRENCE J. VIERRA has served as one of our directors since January 2000, and from that time through October 2004, served as our Executive Vice President. Currently, Mr. Vierra is a professor at the University of Nevada, Las Vegas. From 1995 through 1999, Mr. Vierra served as the Executive Vice President of RSL Com USA, Inc., an international telecommunications company, where he was primarily responsible for international sales. Mr. Vierra has also served on the board of directors and executive committees of various telecommunications companies and he has extensive knowledge and experience in the international sales and marketing of telecommunications products and services. Mr. Vierra holds degrees in marketing and business administration.

 ROBERT M. FIDLER has served as one of our directors since November 1994. Mr. Fidler joined Atlantic Richfield Company (ARCO) in 1960, was a member of ARCO's executive management team from 1976 to 1994 and was ARCO's manager of New Marketing Programs from 1985 until his retirement in 1994. Mr. Fidler has both a bachelor's and master's degree.

 Meetings of the Board of Directors

 Our Board of Directors held four meetings during the fiscal year ended October 31, 2006. The Board of Directors has held three meetings in the fiscal year 2007 thus far. The Board of Directors has two standing committees: an Audit Committee and a Compensation Committee. There is no standing nominating committee. Each of the directors attended the meeting of the Board of Directors and all meetings of any committee on which such director served.

 Resignation of Board Member

 On June 15, 2007, Robert M. Fidler submitted his resignation as a member of the Board of Directors of the Company effective immediately. Mr. Fidler served as one of the Company's directors from November 1994 until June 2007. At the time of his resignation, Mr. Fidler was a member of both the Audit and Compensation Committees of the Board of Directors. Mr. Fidler indicated that he was resigning because time constraints did not allow him to continue serving as an active board member. Mr. Fidler did not resign as a result of any circumstances representing a disagreement with the Company.

 Audit Committee

 The Audit Committee is comprised only of non-employee directors. The Audit Committee makes recommendations to our Board of Directors or management concerning the engagement of our independent registered public accountants and matters relating to our financial statements, our accounting principles and our system of internal accounting controls. The Audit Committee also reports its recommendations to the Board of Directors as to approval of financial statements. The Audit Committee held four meetings during the fiscal year ended October 31, 2006. The Board of Directors has held three meetings this in fiscal year 2007. During fiscal 2006 and during the first part of fiscal 2007, the Audit Committee was comprised of two non-employee directors, Robert M. Fidler and Lawrence J. Vierra. Mr. Fidler submitted his resignation from the Board on June 15, 2007 and was replaced on the Audit Committee by David R. Hess.

 Audit Committee Financial Expert

 Lawrence J. Vierra serves as the audit committee financial expert as defined by Item 401(e) of Regulation S-B of the Exchange Act.

 Compliance with Section 16(a) of the Securities Exchange Act of 1934

 Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of our Company. Officers, directors and greater than 10% stockholders are required by regulations promulgated by the SEC to furnish us with copies of all Section 16(a) reports they file. Based solely on the review of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended October 31, 2006, our executive officers, directors and all persons who own more than 10% of our common stock complied with all
 Section 16(a) requirements.

 Code of Business Conduct and Ethics

 We have adopted a code of business conduct and ethics for employees, executive officers and directors that is designed to ensure that all of our directors, executive officers and employees meet the highest standards of ethical conduct. The code requires that our directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, and conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. Under the terms of the code, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code.

 As a mechanism to encourage compliance with the code, we have established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The code also prohibits us from retaliating against any director, executive officer or employee who reports actual or apparent violations of the code.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 3, 2007 by (i) each stockholder known by us to beneficially own five percent or more of the Company's outstanding common stock, (ii) each of our current directors, (iii) each Named Executive Officer and (iv) all of our executive officers and directors as a group. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of our common stock beneficially owned. The percentages in this table are based on 51,804,401 outstanding shares of the Company's common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock underlying options or warrants held by that person that will be exercisable within 60 days of August 3, 2007, are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the ownership of any other person.

                                                Number of
 Beneficial Owner                                 Shares         Percent
 ------------------------------------           ----------       -------
 Apex Acquisitions, Inc. (1)                    19,175,000        37.01%
 P.O. Box 8658
 Breckenridge, CO  80424

 John A. Jenkins (2)                            41,390,499        50.36%
 David R. Hess (3)                               1,015,000            *
 Lawrence J. Vierra (4)                          1,442,708            *%
 Robert M. Fidler (5)                               29,000            *
 Christopher J. Canfield (1)                    19,175,000        37.01%
 Michael P. Prachar (1)                         19,175,000        37.01%
 All Executive Officers and Directors
   as a group (6 persons) (6)                   63,052,207        75.26%

 --------------
 * Reflects less than one percent.

 (1) Consists of shares issued by the Company to Apex Communications, Inc., which is 70% owned by Mr. Canfield and 30% owned by Mr. Prachar, for all shares of Telenational Communications, Inc. common stock.

 (2) Includes (i) 11,000,000 shares held directly, (ii) 100,000 shares of common stock which may be acquired through the exercise of options,
 (iii) 2,728,391 shares of common stock which may be acquired through the exercise of warrants, and (iv) 27,562,108 shares of common stock which may be acquired through the conversion of a convertible note (shares from conversion calculated using the closing bid share price at August 3, 2007 of $0.07); all of which are exercisable or convertible within 60 days of August 3, 2007.

 (3) Includes (i) 15,000 shares of common stock, which may be acquired through the exercise of options and (ii) 1,000,000 shares of common stock which may be acquired through the exercise of warrants; all of which are exercisable within 60 days of August 3, 2007.

 (4) Includes (i) 795,000 shares held directly, (ii) 5,000 shares of common stock, which may be acquired through the exercise of options,
 (iii) 130,000 shares of common stock which may be acquired through the exercise of warrants and (iv) 512,708 shares of common stock which may be acquired through the conversion of a convertible note (shares from conversion calculated using the closing bid share price at August 3, 2007 of $0.07); all of which are exercisable or convertible within 60 days of August 3, 2007.

 (5) Includes (i) 4,000 shares held directly and (ii) 25,000 shares of common stock, which may be acquired through the exercise of options which are exercisable within 60 days of August 3, 2007.

 (6) Includes 19,175,000 shares of common stock owned by Apex Acquisitions, Inc., which is 100% owned by executive officers of the Company.

                          DESCRIPTION OF SECURITIES

 Rapid Link is presently authorized under its Articles of Incorporation to issue 175,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. At June 30, 2007, Rapid Link had 51,804,401 shares of common stock issued and no shares of preferred stock issued.

 The following descriptions of Rapid Link's capital stock are only summaries and do not purport to be complete and are subject to and qualified by its Articles of Incorporation, as amended, its Amended and Restated Bylaws, and by the provisions of applicable corporate laws of the State of Delaware.

 COMMON STOCK

 The holders of Rapid Link's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, except that upon giving the legally required notice, stockholders may cumulate their shares in the election of directors. We may pay dividends at such time and to the extent declared by the Board of Directors in accordance with Delaware corporate law. All outstanding shares of common stock are fully paid and non-assessable. To the extent that additional shares of common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.

 PREFERRED STOCK

 We are currently authorized to issue 10,000,000 Shares of preferred stock. As of June 30, 2007, no shares of preferred stock had been issued. The Board of Directors is authorized, subject to any limitation prescribed by the laws of the State of Delaware, but without further action by our shareholders, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series without any further vote or action by shareholders. The Board of Directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company.

 WARRANTS

 In connection with the Purchase Agreement, we issued to the Investor Common Stock Purchase Warrants (the "Warrants") to purchase up to an additional 50,000,000 shares of our common stock ("Warrant Shares") at exercise prices as follows: 20,000,000 Warrant Shares exercisable at $0.10 per share (Warrant "A"); 15,000,000 Warrant Shares exercisable at $0.20 per share (Warrant "B"); and 15,000,000 Warrant Shares exercisable at $0.30 per share (Warrant "C"). Investor has agreed, however, that it shall not be entitled to beneficially own more than 4.9% of the outstanding shares of common stock of the Company at any time. Such beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. There are no material relationships between the Registrant, its affiliates and any of the parties to this Purchase Agreement, other than in respect of this Purchase Agreement.

 On June 15, 2007, (the "Closing Date"), Four Million (4,000,000) Warrant Shares in Common Stock Purchase Warrant "A" vested immediately. The Warrant Shares in Common Stock Purchase Warrants "A", "B", and "C" will continue to vest in Four Million (4,000,000) Warrant Share increments and the next 4,000,000 increment of Warrant Shares will not vest until the prior 4,000,000 increment of Warrant Shares are completely exercised. The lowest priced Warrant Shares shall vest prior to the vesting of higher-priced Warrant Shares. However, Investor does have the option of vesting higher priced Warrants Shares prior to lower priced Warrant Shares in any of the 4,000,000 increments.

 "Registrable Securities" means and includes the common stock and Warrant Shares issued pursuant to the Purchase Agreement. The Company agreed to prepare and file within thirty (30) days following the Closing Date a registration statement (the "Registration Statement") covering the resale of such number of shares of the Registrable Securities as the Investor shall elect by written notice to the Company, and absent such election, covering the resale of all of the shares of the Registrable Securities. The Company has agreed to use its best efforts to cause the Registration Statement to be declared effective by the Securities and Exchange Commission (the "SEC") on the earlier of (i) 120 days following the closing date with respect to the Registration Statement, (ii) ten days following the receipt of a "No Review" or similar letter from the SEC or (iii) the first business day following the day the SEC determines the Registration Statement eligible to be declared effective.

 In the Purchase Agreement, the Company also agreed, for a period of two years from the Closing Date, not to issue any preferred stock of the Company. The Company will also have caused the appointment of the majority of the board of directors to be qualified independent directors, as defined by the NASD within six months of the Closing Date. The Company will also cause the appointment of a majority of outside directors to the audit and compensation committees of the board of directors within six months of the Closing Date. The Company shall also cause its insiders, including John Jenkins, as CEO and Chris Canfield, as President and CFO of the Company, not to sell their shares of stock for two years from the Closing Date. For two years after the Closing Date the Company must have a current unanimous opinion from the Compensation Committee of the Board of Directors that any awards other than salary are usual, appropriate and reasonable for any officer, director, employee or consultant holding a similar position in other public fully reporting companies with independent majority boards with similar market capitalizations in the same industry with securities listed on the OTC Bulletin Board, American Stock Exchange, New York Stock Exchange or Nasdaq National Market.

 If the Investor does not exercise warrants in the amount of $1,000,000 or more within six months after the Registration Statement has become effective, then all the remaining Common Stock Purchase Warrants ("A", "B" and "C") expire immediately upon six months after such Registration Statement has become effective. Further, should the Company not receive cumulative gross proceeds of at least three million dollars ($3,000,000) in the form of equity, debt, any other injection of capital into the Company, or any combination thereof from Investor or from sources introduced by Investor, within six (6) months after the Registration Statement has become effective, then all remaining outstanding Warrants (including series "A", "B" and "C") shall expire.

 The foregoing summary of the Warrants is qualified in its entirety by the form of Warrants, a copy of which was attached as an Exhibit to our Current Report on Form 8-K filed with the Commission on June 21, 2007.

                                LEGAL MATTERS

 The validity of the common stock to be sold by the Selling Stockholders under this prospectus will be passed upon for us by Richardson & Patel LLP.

                                   EXPERTS

 The financial statements included in this prospectus have been audited by KBA Group LLP, independent registered public accounting firm to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

           DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
                          SECURITIES ACT LIABILITIES

 Our certificate of incorporation, as amended, provides that we shall indemnify to the fullest extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of our Company or serves or served any other enterprise at our request, and such indemnification shall inure to the benefit of the heirs, executors and administrators of such person. Section
 11.1 of our bylaws contains a similar provision.

 Our certificate of incorporation, as amended, also provides that a director will not be personally liable to our Company or our shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law.

 Section 145 of the Delaware General Corporation Law permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer or employee of the company. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

 Under a directors' and officers' liability insurance policy, our directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act.

 Insofar as indemnification for liabilities arising under the Securities
 Act may be permitted to directors, officers and controlling person of our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our Company of expenses incurred or paid by a director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by our Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           DESCRIPTION OF BUSINESS

 Business Strategy

 The Company was incorporated on July 10, 1986 under the Company Act of the Province of British Columbia, Canada. On August 7, 1992, we renounced our original province of incorporation and elected to continue our domicile under the laws of the State of Wyoming, and on November 30, 1994 our name was changed to "Canmax Inc." On February 1, 1999, we reincorporated under the laws of the State of Delaware under the name "ARDIS Telecom & Technologies, Inc." On November 2, 1999, we acquired substantially all of the business and assets of Dial Thru International Corporation, a California corporation (the "DTI Acquisition"), and, on January 19, 2000, we changed our name from ARDIS Telecom & Technologies, Inc. to Dial Thru International Corporation. On November 1, 2005, we changed our name to "Rapid Link, Incorporated" as we determined that this name would receive better market recognition and acceptance than its previous name, especially as the Company continues to roll out VoIP related services. In addition, we also believe that the name, which was the name of the company we acquired in October 2001, is a recognized brand name with members of the United States Military around the world, a significant source of retail revenue for the Company since the acquisition.

 VoIP Niche Market Strategy

 Historically, Rapid Link has served as a facilities-based, communications company providing various forms of telephony services to wholesale and retail customers around the world. Rapid Link provides a multitude of international telecommunications services targeted to individual customers, as well as small and medium sized enterprises ("SMEs"). These services include the transmission of voice and data traffic over public and private networks. The Company also sells telecommunications services for both the foreign and domestic termination of international long distance traffic into the wholesale market. The Company utilizes VoIP packetized voice technology (and other compression techniques) to improve both cost and efficiencies of telecommunication transmissions. To insure optimal quality and redundancy, the Company also utilizes the Public Switched Telecommunications Network, as well as the Internet, to transport communications services.

 The Company has now shifted its retail product focus to value-added VoIP communication services to customers, both domestically and internationally. Rapid Link focuses on key niche markets. These niche markets include specific ethnic demographics, targeted geographic locations both domestically and internationally, and the United States military. The Company's strategy includes plans to offer broadband access via its own facilities to insure reliable delivery of its VoIP services. Technology now allows for cost efficient and rapid build out of broadband facilities. Wi-MAX and other technologies can bring fast, reliable, high speed internet access to areas that have traditionally been unreachable or underserved. Through acquisitions and organic growth in targeted rural areas, the Company believes it will possess a strategic advantage over carriers that do not provide their own network access. "Net Neutrality" is still in question and Rapid Link believes the potential for unfair and or monopolistic behavior by incumbent providers, necessitates our strategy to "own" the customer by providing the service directly, rather than utilizing the networks of others. This will allow the Company to provide its bundled products and telephony services without the threat of compromised service quality.

 The Company offers PC-to-PC, PC-to-phone, and phone-to-phone calling using a mixture of software and/or hardware depending on the end-users' specific needs. Rapid Link offers VoIP service plans to conventional residential and business customers in addition to serving the military and other niches. The Company sells both flat-rate and cost-per-minute calling plans in order to directly address the customers' requirements.

 Development of VoIP Technology

 The growth of the Internet has accelerated the rapid merger of the worlds of voice-based and data-based communications. By first digitizing voice signals, then utilizing the same packetizing technology that makes the Internet possible, VoIP provides for a cost effective manner in which to perform the signal compression needed to maximize the return from the use of the public Internet. In this way, not only has efficiency of the dedicated circuits been improved, but use of the public Internet provides a much more cost effective means of transmission and rapid deployment compared to traditional private leased lines and circuits.

 During the latter part of fiscal 2004 we began offering value-added VoIP communications services to customers, both domestically and internationally. To date, our new VoIP product offerings have generated insignificant revenues. We strive to provide our customers with a reliable, scalable and affordable worldwide IP communication service with a quality focus. We focus our efforts on providing first class customer service, and hire employees with experience in developing and building technologically advanced IP enabled platforms and services. Our intention is to provide our customers with the best possible voice communication services, to both residential and business users, at affordable prices that allow them to communicate seamlessly and effortlessly to anywhere and from anywhere in the world.

 Niche Focus - U.S. Armed Forces

 We have established brand name recognition within the U.S. military market, offering affordable international calling to members of the U.S. military. The Company has served this niche market for several years. Historically, we focused on the soldier located in foreign markets. However, with our new, more cost effective VoIP service offerings, we are able to market to soldiers and their families both domestically and internationally. In addition, we have expanded our marketing efforts to include other niche markets such as ethnic demographics and rural area customers.

 Products and Services

 Rapid Link VoIP Services

 Rapid Link provides an Internet-based communication service that works over virtually any high-speed Internet connection in the world. Our service allows our customers to call to and/or from any phone in the world. We utilize an Internet Access Device ("IAD") (i.e. a desktop adapter or soft phone headset), to connect customers to our Rapid Link network software, which enables VoIP communications. Our desktop adapter allows for the connection of a standard telephone to the adapter, providing for familiar dialtone interface, while the soft phone headset plugs directly into the customer's computer. Our VoIP products use Session Initiation Protocol, or SIP, signaling, which empowers edge devices, such as multimedia terminal adapters, to establish and manage voice calls on all types of Internet systems.

 Our system provides an end user with a local phone number for inbound calling and comes with a full set of features and functionality, including call waiting, caller ID, three-way conference calling, and "follow me" features. Additional features include web-based tools allowing subscribers to manage their telephony features online, manage their accounts, and check their voice mail. We have designed our system to enable the termination of our customers' calls to the Public Switched Telephone Network, and to allow for direct connection directly over the Internet to other Rapid Link customers anywhere in the world. As part of the Rapid Link service, we currently resell IADs that we purchase from third parties. These IADs are configured prior to shipping to work with our VoIP software.

 We offer several VoIP rate plans to the business office, the business professional that may have a home office, the residential consumer and our niche markets. The residential plans offer customers a cheaper alternative to traditional local telephone service, as well as long distance and international calling. Our service plans are designed to provide our customers the lowest possible rates while maintaining the level of quality service they expect. Our customers are provided with the opportunity to access to a variety of services, including voice mail, caller ID, call waiting, 3-way calling, area code selection, and online account management and billing. While we are optimistic that our VoIP-based retail products will provide us with meaningful growth opportunities, we have yet to derive material revenues from any of these products.

 Our included voice mail service can also be used in a unique way that is very beneficial to our military customers stationed overseas. As a Rapid Link customer, received voice mails can be sent via email as a sound file attachment. This enables the overseas customer to hear their voice mail messages without having to have access to the telephone service. In many remote areas where military service personnel are stationed, email access is far more available than phone service. With Rapid Link, our customers need never be out of touch.

 Dial Thru and Re-origination Services

 We provide a variety of international "Dial Thru" and "Re-origination" services. The Dial Thru service allows customers the convenience of making local and/or international calls in the same manner as traditional long distance dialing. In those markets in which we cannot currently provide Dial Thru service, we offer our Re-origination service, which allows a caller outside of the United States to place a long distance telephone call that appears to have originated from our switch in Los Angeles to the customer's location, and then connects the call through our network to anywhere in the world. By completing the calls in this manner, we are able to provide very competitive rates to the customer. Wherever possible, we route calls over our private network. By using VoIP to compress voice and data transmissions across the public Internet, we are able to offer these services at costs that are substantially less than traditional communications services. These services, while still contributing a significant portion of our revenues, will continue to decrease as a percentage of our total revenues as we continue to develop and market new services. Generally, the Dial Thru and Re-origination services are provided to customers that establish deposits or prepayments with us to be used for long-distance calling.

 International Wholesale Termination

 We offer international call completion on a wholesale basis to domestic and international telecommunications companies. This service enables our corporate customers to offer their own customers phone-to-phone global voice and fax services, and provides our customers with high quality and low cost long distance without having to deploy their own VoIP infrastructure. We can also provide additional termination opportunities to customers that have developed their own VoIP networks with nearly instant access to our termination points by connecting to these customers via the Internet. Therefore, we have the capability to offer our services to carriers connecting to our network through traditional dedicated switch to switch connections, and through the public Internet whereby our customers connect to our network using their own VoIP equipment.

 Global Roaming

 Our Global Roaming service provides customers a single account number to initiate phone-to-phone calls from locations throughout the world using specific toll-free access numbers. This service enables customers to receive the cost benefits associated with our telecommunications network throughout the world.

 1+ Long Distance

 We also offer traditional 1+ long distance service to business and residential users throughout the U.S. We currently focus on SMEs through the agent channel, as well as our niche markets which generally have a large amount of international calling. By leveraging our long standing international carrier relationships, we can provide low rates and excellent service to countries that are not aggressively marketed by the larger carriers.

 Segment Information

 Management regularly reviews one set of financial information and all of our products share similar economic characteristics. Therefore, the Company has determined that it has one operating segment.

 Acquisitions

 On May 5, 2006, the Company acquired 100% of the outstanding stock of Telenational Communications, Inc. ("Telenational"). Telenational historically serviced a sizable base of both retail and commercial customers which very closely mirror those customers Rapid Link has served. This acquisition allows us to expand our market share in the telecommunications industry while taking advantage of several significant economies of scale, both in respect to direct cost reductions, as well as operational efficiencies. Even though our executive offices are in southern California, we have subsequently moved substantially all of our operational and administrative functions to the Telenational headquarters in Omaha, Nebraska.

 In October 2005, the Company completed the acquisition of the customer base of Integrated Telecommunications, Inc., an international long distance carrier providing VoIP services to retail customers in the United States and wholesale services to customers worldwide.

 Competition

 The telecommunications services industry is highly competitive, rapidly evolving and subject to constant technological change. Other providers currently offer one or more of each of the services offered by us. Telecommunications service companies compete for consumers based on price and quality, with the dominant providers conducting extensive advertising campaigns to capture market share. As a service provider in the long distance telecommunications industry, we compete with such dominant such as AT&T Corp. (T:NYSE), Sprint Nextel Corporation (S:NYSE) and Qwest Communications International (Q:NYSE), all of which are substantially larger than us and have the resources, history and customer bases to dominate virtually every segment of the telecommunications market. As a service provider in the VoIP telecommunications industry, we compete with such dominant providers as Skype and Vonage (VG:NYSE), which are substantially larger than us and have greater resources, history and customer bases, and who may market services in areas and regions which may closely mirror ours. A substantial majority of the telecommunications traffic around the world is carried by dominant carriers in each market. These carriers, such as British Telecom and Deutsche Telekom (DT:NYSE), have started to deploy packet-switch networks for voice and fax traffic. In addition, other industry leaders, such as AT&T, Sprint and Qwest Communications International, as well as large cable companies, have begun to offer Internet telephony services both in the United States and internationally. These and other competitors will be able to bundle services and products that are not offered by us, together with Internet telephony services, to gain a competitive advantage over us in the marketing and distribution of products and services

 We also compete with other smaller carriers including IDT Corp. (IDT:NYSE), deltathree.com, Primus Telecommunications Group, Inc. (PRTL:OTC-BB), Net2Phone Inc. and 8x8 Inc. Additionally, a number of non-traditional competitors have been attracted to the market, including internet-based service providers. We also believe that existing competitors are likely to continue to expand their service offerings to appeal to retailers and consumers especially in the area of VoIP.

 The market for international voice and fax call completion services is also highly competitive. We compete both in the market for enhanced Internet communications services and the market for carrier transmission services. We believe that the primary competitive factors in the Internet and VoIP communications business are quality of service, price, convenience and bandwidth. We believe that the ability to offer enhanced service capabilities, including new services, will become an increasingly important competitive factor in the near future.

 Future competition could come from a variety of enterprises both in the Internet and telecommunications industries. In addition, some Internet service providers have begun enhancing their real-time interactive communications and, although these companies have initially focused on instant messaging, we expect them to provide PC-to-phone services in the future.

 Wholesale Internet Telephone Service Providers

 During the past several years, a number of companies have introduced services that make Internet telephony or voice services over the Internet available to businesses and consumers. iBasis, Teleglobe International Holdings and the wholesale divisions of Net2Phone Inc. and deltathree.com route traffic to destinations worldwide and compete directly with us. Other Internet telephony service providers focus on a retail customer base and may in the future compete with us. These companies offer the kinds of voice services we are currently offering. In addition, companies currently in related markets are providing VoIP services or adapt their products to enable voice over the Internet services. Many of these companies have migrated into the Internet telephony market as direct competitors.

 Suppliers

 Our principal suppliers consist of domestic and international telecommunications carriers, and Internet Service Providers. Relationships currently exist with a number of reliable carriers. During the fiscal year ended October 31, 2006, and for the six months ended April 30, 2007, one of the Company's suppliers accounted for approximately 26% and 37% respectively of the Company's total costs of revenues. Due to the highly competitive nature of the telecommunications business, we believe that the loss of any carrier would not have a long-term material impact on our business.

 Sales and Marketing

 We sell and market our services through vertical web portals, magazines, local military base events and third-party resellers. Our Company also receives a good deal of referrals from existing customers. Our revenues are primarily derived from direct sales to business and residential accounts, sales through commissioned agents and wholesale sales to other telecommunications providers. We plan to focus our sales efforts on expanding niche markets, as well as add products and services targeting residential customers in these niche areas.

 We offer individuals and businesses the opportunity to become resellers of our services through our affiliate and reseller programs. Resellers are able to purchase bulk accounts and hardware at reseller specific pricing and they are then able to resell these accounts to private individuals under the Rapid Link brand.

 We have substantial revenues in foreign markets. For the fiscal years ended October 31, 2006 and 2005, $4.4 million or 33% and $3.4 million or 35% of our total revenue from continuing operations for each year, respectively, originated from foreign markets.

 Customers

 We focus our current retail sales and marketing efforts on our VoIP products and services, targeting SMEs, members of the U.S. military, particularly those located in foreign markets where telecommunications deregulation has not taken place or is currently underway, residential customers in those same markets and to a lesser extent the United States, and VoIP wholesale customers located both domestically and internationally. We rely heavily on the use of commissioned agents to generate retail sales in foreign markets, as well as web portals, magazines and local military base events, and third party resellers. By doing so, we believe that we establish a wide base of customers with little vulnerability based on lack of customer loyalty. Our wholesale customers are primarily large telecommunications customers in the United States, and medium to large foreign Postal, Telephone and Telegraph companies, which are those entities responsible for providing telecommunications services in foreign markets and are usually government owned or controlled.

 During the period ended April 30, 2007, we provided wholesale services to a customer who accounted for 23% of our revenues. During the fiscal year ended October 31, 2006 we provided wholesale services to a customer who accounted for 12% of our revenues and to another customer who accounted for 10% of our revenues. During the fiscal year ended October 31, 2005, we provided wholesale services to a customer who accounted for 13% of our revenues, and to another customer who accounted for 11% of revenues. We believe the loss of any individual customer would not materially impact our business. We generally do business with approximately 20 wholesale customers, any of which either collectively, or in most cases individually, could compensate for the loss of a major customer. Typically, we have limited capacity, imposed by our suppliers, in which to transmit our telecommunications traffic. We frequently offer this capacity to our larger customers, however it is possible to offer these opportunities to all or a few of our wholesale customers at any time, thus reducing our reliance on any one customer and providing a relatively quick transition between customers if we should lose a customer.

 Employees

 As of July 31, 2007, we have 27 full-time employees, seven of which perform administrative and financial functions, ten of which perform customer support duties, and ten of which have experience in telecommunications operations and/or sales. Nineteen employees are located in Omaha, Nebraska, three employees are located in Los Angeles, California and the remaining five employees are located elsewhere. None of our employees are represented by a labor union, and we consider our employee relations to be good.

 Debt Restructurings

 Debentures totaling $1,000,000 with an original March 8, 2007 maturity date were extended during the second quarter of fiscal 2007 to March 8, 2008. The term of the original 2,000,000 warrants to purchase common stock at exercise prices of $.14 and $.25 per share issued related to these Debentures was extended by one year. In connection with the extension, however, 2,000,000 additional warrants were issued.

 On September 14, 2006, the Company entered into a series of agreements which materially modified its debt structure with Global Capital Funding Group Ltd. ("Global"), and with GCA Strategic Investment Fund Limited ("GCA"). The agreements call for two outstanding notes due in November of 2006 payable to Global and GCA to be extended to November 1, 2007. In addition, a conversion floor of $0.10 and a conversion ceiling of $0.25 were put into place for all convertible debentures outstanding with both Global and GCA.

 We are currently seeking a debt facility or equity financing that will allow us to either convert our outstanding debt obligations with GCA and Global into the new financing, and/or pay down a portion or all of the amounts now due. There can be no assurance that sufficient debt or equity financing will be available or available on terms acceptable to us. During the second quarter of fiscal 2007, GCA elected to convert $30,000 of the GC-Conote2 into approximately 622,000 shares of common stock. The remaining $30,000 owed on the GC-Conote2 became due on March 31, 2007 and is currently due on demand.

 Also on September 14, 2006, the Company entered into an agreement with its Chief Executive Officer and significant shareholder, John Jenkins, amending the current note payable to add the outstanding interest due to the existing note, and extending the maturity date. The revised note is due February 28, 2008.

 Intellectual Property

 We do not hold any patents or trademarks. Our products and services are available to other telecommunications companies.

 Government Regulation

 Telecommunications services are subject to extensive government regulation at both the federal and state levels in the United States. Any violations of these regulations may subject us to enforcement penalties. The
 Federal Communications Commission ("FCC") has jurisdiction over all telecommunications common carriers to the extent they provide interstate or international communications services, including the use of local networks to originate or terminate such services. Each state regulatory commission has jurisdiction over the same carriers with respect to their provision of local and intrastate long distance communications services. Significant changes to the applicable laws or regulations imposed by any of these regulators could have a material adverse effect on our business, operating results and financial condition.

 The following summary of regulatory developments and legislation is intended to describe what we believe to be the most important, currently effective and proposed international, federal, state and local regulations and legislation that are likely to materially affect us. Some of these and other existing federal and state regulations are the subject of judicial proceedings and legislative and administrative proposals that could change, in varying degrees, the manner in which this industry operates. We cannot predict the outcome of any of these proceedings or their impact on us or the telecommunications industry at this time. Some of these future legislative, regulatory or judicial changes could have a material adverse impact on our business.

 Regulation by the Federal Communications Commission

 Universal Service Funds. In 1997, the FCC issued an order, referred to as the Universal Service Order, to implement the provisions of the Telecommunications Act of 1996 relating to the preservation and advancement of universal telephone service. The Universal Service Order requires all telecommunications carriers providing interstate telecommunications services to periodically contribute to universal service support programs administered by the FCC (the "Universal Service Funds"). The periodic contribution requirements to the Universal Service Funds under the Universal Service Order are currently assessed based on a percentage of each contributor's interstate and international end user telecommunications revenues reported to the FCC, which we measure and report in accordance with the legislative rules adopted by the FCC. The contribution rate factors are determined quarterly and carriers, including us, are billed for their contribution requirements each month based on projected interstate and international end-user telecommunications revenues, subject to periodic reconciliation. We, and most of our competitors, pass through these Universal Service Fund contributions in the price of our services, either as a separate surcharge or as part of the base rate. In addition to the FCC universal service support mechanisms, state regulatory agencies also operate parallel universal service support systems. As a result, we are subject to state, as well as federal, universal service support contribution requirements, which vary from state to state. As with any regulatory obligation, if a federal or state regulatory body determines that we have incorrectly calculated and/or remitted any universal service fund contribution, we could be subject to the assessment and collection of past due remittances as well as interest and penalties thereon. Furthermore, if the FCC determines that we have incorrectly calculated and overstated a separately invoiced line item identified as a recovery of contributions to the Universal Service Funds we could be required to repay any such over-collection and be subject to penalty.

 The FCC is currently considering several proposals that would fundamentally alter the basis upon which our Universal Service Fund contributions are determined and the means by which such contributions may be recovered from our customers, changing from a revenue percentage measurement to a connection (capacity) or telephone number (access) measurement. Because we pass through these contributions to consumers, a change in the contribution methodology would not directly affect our net revenues; however, a change in how contributions are assessed might affect our customers differently than the customers of competing services, and therefore could either increase or decrease the attractiveness of our services. The timing and effect of any FCC action on this proposal is not yet known.

 Access Charges. As a long distance provider, we remit access fees directly to local exchange carriers or indirectly to our underlying long distance carriers for the origination and termination of our long distance telecommunications traffic. Generally, intrastate access charges are higher than interstate access charges. Therefore, to the degree access charges increase or a greater percentage of our long distance traffic is intrastate, our costs of providing long distance services will increase.

 In April 2001, the FCC released a Notice of Proposed Rulemaking in which it proposed a "fundamental re-examination of all currently regulated forms of intercarrier compensation." Several different industry groups have submitted access charge reform proposals to the FCC. The FCC has not yet acted on these proposals and it is not yet known when it will act. Therefore, at this time we cannot predict the effect that the FCC's ultimate determinations regarding access charge reform may have upon our business.

 Taxes and Regulatory Fees. We are subject to numerous local, state and federal taxes and regulatory fees, including, but not limited to, the Federal excise tax, FCC universal service fund contributions and regulatory fees, and numerous public utility commission regulatory fees. We have procedures in place to ensure that we properly collect taxes and fees from our customers and remit such taxes and fees to the appropriate entity pursuant to applicable law and/or regulation. If our collection procedures prove to be insufficient or if a taxing or regulatory authority determines that our remittances were inadequate, we could be required to make additional payments, which could have a material adverse effect on our business.

 International Telecommunications Services - Section 214. In the United States, to the extent that we offer services as a carrier, we are required to obtain authority under Section 214 of the Communications Act of 1934 to provide telecommunications service that originates within the United States and terminates outside the United States. We have obtained the required
 Section 214 authorization from the FCC to provide U.S. international service. As a condition to our Section 214 authorization, we are subject to various communications-oriented reporting and filing requirements. Failure to comply with the FCC's rules could result in fines, penalties, forfeitures or revocation of our FCC authorization, each of which could have a material adverse effect on our business, financial condition, and results of operation.

 International Telecommunications Services - International Settlements. The FCC's International Settlements Policy ("Policy") restricts the terms on which U.S.-based carriers and certain of their foreign correspondents settle the cost of terminating each other's traffic over their respective networks. Under the International Settlements Policy, absent approval from the FCC, international telecommunications service agreements with dominant foreign carriers must be non-discriminatory, provide for settlement rates usually equal to one-half of the accounting rate, and require proportionate share of return traffic. This Policy, however, does not apply to arrangements with any non-dominant foreign carrier or, since March 30, 2005, with any dominant foreign carrier on routes where a demonstration has been made that at least one U.S. carrier has a settlement arrangement with the dominant foreign carrier that is compliant with the FCC's applicable benchmark settlement rates. This action has greatly lessened the number of instances in which the Policy applies, effectively granting U.S. and foreign carriers greater freedom to set rates and terms in their agreements. As a result, 164 countries currently are exempt from the International Settlements Policy, representing over 90% of all U.S.-originated international traffic. Notwithstanding the foregoing, the FCC could find that we do not meet certain International Settlements Policy requirements with respect to certain of our foreign carrier agreements. Although the FCC generally has not issued penalties in this area, it has issued a Notice of Apparent Liability to a U.S. company for violations of the International Settlements Policy and it could, among other things, issue a cease and desist order, impose fines or allow the collection of damages if it finds that we are not in compliance with the International Settlements Policy. Any of these events could have a material adverse effect on our business, financial condition or results of operation.

 State Regulations. Our intrastate long distance operations are subject to various state laws and regulations, including, in most jurisdictions, certification and tariff filing requirements. As a certificated carrier, consumers may file complaints against us at the public service commissions. Certificates of authority can generally be conditioned, modified, canceled, terminated, or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations and policies of the state regulatory authorities. Fines and other penalties also may be imposed for such violations. Public service commissions also regulate access charges and other pricing for telecommunications services within each state. The Regional Bell Operating Companies and other local exchange carriers have been seeking reduction of state regulatory requirements, including greater pricing flexibility, which, if granted, could subject us to increased price competition.

 Regulation of Internet Telephony and Other IP-Enabled Services

 The use of the Internet to provide telephone service is a fairly recent market development. At present, we are not aware of any domestic, and are aware of only a few foreign, laws or regulations that prohibit voice communications over the Internet.

 We believe that, under U.S. law, the Internet-related services that we provide constitute information services as opposed to regulated telecommunications services and, as such, are not currently actively regulated by the FCC or any state agencies charged with regulating telecommunications carriers. We cannot provide assurances that our Internet-related services will not be actively regulated in the future. Several efforts have been made in the U.S. to enact federal legislation that would either regulate or exempt from regulation services provided over the Internet. Increased regulation of the Internet may slow its growth, particularly if other countries also impose regulations. Such regulation may negatively impact the cost of doing business over the Internet and materially adversely affect our business, operating results, financial condition and future prospects.

 The advent of VoIP services being provided by pure play VoIP providers, such as Vonage, cable television and other companies, and the increased number of traditional telephone companies entering the retail VoIP space has heightened the need for U.S. regulators to determine whether VoIP is subject to the same regulatory and financial constraints as wire line telephone service. On November 9, 2004, the FCC issued an order in response to a petition from Vonage declaring that Vonage-style VoIP services were exempt from state telecommunications regulations. The FCC order applies to all VoIP offerings provided over broadband services. However, this order did not clarify whether, or under what terms, VoIP traffic may be subject to intercarrier compensation requirements; whether VoIP was subject to state tax or commercial business regulations; or whether VoIP providers had to comply with obligations related to 911 emergency calls, and the Universal Service Fund ("USF") of the Communications Assistance for Law Enforcement Act ("CALEA"). The FCC is addressing many of these issues through its "IP-Enabled Services Proceeding," which opened in February 2004.

 Due to perceived urgency, however, the FCC did take some specific actions outside of the broad IP-Enabled Services Proceeding to address emergency services and law enforcement issues. On June 3, 2005, the FCC issued an order establishing rules requiring interconnected VoIP service providers to incorporate 911 emergency call capabilities for their customers as a standard feature of their services, rather than an optional enhancement. And, on August 5, 2005, the FCC announced the extension of CALEA to certain types of VoIP providers. Any additional regulation of IP-based services concerns us and we must therefore remain diligent with respect to evaluating the impact of FCC proposals and decisions. However, based on the nature of the IP-enabled services we currently provide, we do not believe either FCC decision will materially adversely affect our business, operating results, financial condition or future prospects.

 The FCC has also considered whether to impose surcharges or other common carrier regulations upon certain providers of VoIP or Internet telephony. While the FCC has presently refrained from such regulation, the regulatory classification of Internet telephony remains unresolved. If the FCC were to determine that certain Internet-related services including Internet telephony services are subject to FCC regulations as telecommunications services, the FCC could subject providers of such services to traditional common carrier regulation, including requirements to make universal service contributions, and pay access charges to local telephone companies. A decision to impose such charges could also have a retroactive effect, which could materially adversely affect us. It is also possible that the FCC may adopt a regulatory framework other than traditional common carrier regulation that would apply to Internet telephony providers. Any such determinations could materially adversely affect our business, financial condition, operating results and future prospects to the extent that any such determinations negatively affect the cost of doing business over the Internet or otherwise slow the growth of the Internet. Congressional dissatisfaction with FCC conclusions could result in requirements that the FCC impose greater or lesser regulation, which in turn could materially adversely affect our business, financial condition, operating results and future prospects.

 State regulatory authorities may also retain jurisdiction to regulate certain aspects of the provision of intrastate Internet telephony services. Several state regulatory authorities have initiated proceedings to examine the regulation of such services. Others could initiate proceedings to do so.

 The regulatory treatment of Internet telephony outside of the U.S. varies widely from country to country. A number of countries that currently prohibit competition in the provision of voice telephony also prohibit Internet telephony. Other countries permit but regulate Internet telephony. Some countries will evaluate proposed Internet telephony service on a case-by-case basis and determine whether it should be regulated as a voice service or as another telecommunications service. Finally, in many countries, Internet telephony has not yet been addressed by legislation or regulation. Increased regulation of the Internet and/or Internet telephony providers or the prohibition of Internet telephony in one or more countries could materially adversely affect our business, financial condition, operating results and future prospects.

 Other General Regulations

 Although we do not know of any other specific new or proposed regulations that will affect our business directly, the regulatory scheme for competitive telecommunications market is still evolving and there could be unanticipated changes in the competitive environment for communications in general. For example, the FCC is currently considering rules that govern how Internet providers share telephone lines with local telephone companies and compensate local telephone companies. These rules could affect the role that the Internet ultimately plays in the telecommunications market.

                     WHERE YOU CAN FIND MORE INFORMATION

 We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.


          MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

 This prospectus contains "forward-looking statements" within the meaning of
 Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," "estimates," "plans," "expects," "intends," and similar words and expressions are intended to identify forward-looking statements. Although we believe that such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. Factors that could cause actual results to differ materially from such expectations are disclosed herein including, without limitation, in the section entitled "Risk Factors" in PART I, Item 1. All forward-looking statements attributable to the Company are expressly qualified in their entirety by such language and we do not undertake any obligation to update any forward-looking statements. You are also urged to carefully review and consider the various disclosures we have made which describe certain factors that affect our business throughout this Report. The following discussion and analysis of financial condition and results of operations covers the years ended October 31, 2006 and 2005 and should be read in conjunction with our Financial Statements and the Notes thereto commencing at page F-1 included hereof.

 Overview

 We are a facilities-based, communications company providing various forms of telephony services to wholesale and retail customers around the world. We offer a multitude of international telecommunications services targeted to individual customers, as well as small and medium sized enterprises. These services include the transmission of voice and data traffic over public and private networks, and telecommunications services for both the foreign and domestic termination of international long distance traffic into the wholesale market. We have begun to utilize Voice over Internet Protocol ("VoIP") packetized voice technology.

 We continue to seek opportunities to grow our business through strategic acquisitions that will complement our retail strategy as well as adding key personnel that have demonstrated a proven track record in sales, marketing and operations of retail telecommunications organizations, especially in the area of retail and wholesale VoIP.

 On May 5, 2006, we completed the acquisition of all of the issued and outstanding shares of capital stock of Telenational Communications, Inc., who historically has serviced a sizable base of both retail and commercial customers which very closely mirror those customers Rapid Link has served prior to the acquisition. This acquisition allows us to take advantage of several significant economies of scale, both in respect to direct cost reductions, as well as operational efficiencies.

 On October 31, 2005, we completed the acquisition of the customer base of Integrated Telecommunications, Inc., an international long distance carrier providing VoIP services to retail customers in the United States, and wholesale services to customers worldwide.

 The telecommunications industry continues to evolve towards an increased emphasis on IP related products and services. We have focused our business towards these types of products and services for the last couple of years. Furthermore, we believe the use of the Internet to provide bundled IP related services to the end user customer, either as a stand alone solution or bundled with other IP products, will continue to impact the industry as large companies like Time Warner, Comcast and AT&T look to capitalize on their existing cable infrastructures, and smaller companies look to provide innovative solutions to attract commercial and residential users to their product offerings.

 We are focused on the growth of our VoIP business by adding new products and services that can be offered to end user customers. We are attempting to transition our current customers, and attract new customers through the sale of specialized VoIP Internet Access Devices, or IADs, that allow customers to connect their phones to their existing high-speed Internet connections. These IADs allow the user to originate phone calls over the Internet, thereby bypassing the normal costs associated with originating phone calls over existing land lines. By reducing these costs, we are able to offer lower priced services to these customers, which we believe will allow us to attract additional users. We also believe there will be considerable demand for this type of product in certain foreign markets where end users pay a significant premium to their local phone companies to make long distance or international phone calls. We are targeting business and residential customers, as well as niche markets, such as the United States military. While we expect the growth in our customers and suppliers, and the introduction of innovative product offerings to retail users, specifically IADs, to have a positive impact on our revenues and earnings, we cannot predict our ability to significantly grow this line of business. The revenue and costs associated with the IAD product offerings will depend on the number of customers and contracts we obtain.

 Critical Accounting Policies

 This disclosure is based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires that we make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and other assumptions that it believes to be proper and reasonable under the circumstances. We continually evaluate the appropriateness of estimates and assumptions used in the preparation of its consolidated financial statements. Actual results could differ from those estimates. The following key accounting policies are impacted significantly by judgments, assumptions and estimates used in the preparation of the consolidated financial statements.

 Revenue Recognition

 For a majority of our products, our revenues are generated at the time a customer uses our network to initiate a phone call. We sell our services to SMEs and end-users that utilize our network for international re-origination and dial thru services, and to other providers of long distance usage who utilize our network to deliver domestic and international termination of minutes to their own customers. At times we receive payment from our customers in advance of their usage, which we record as deferred revenue, recognizing revenue as calls are made.

 For our newer VoIP product offerings, specifically our Rapid Link service, we recognize revenue in accordance with Emerging Issues Task Force ("EITF") consensus No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables" which requires that revenue arrangements with multiple deliverables be divided into separate units of accounting if the deliverables in the arrangement meet specific criteria. In addition, arrangement consideration must be allocated among the separate units of accounting based on their relative fair values, with certain limitations. The provisioning of the Rapid Link service with the accompanying desktop terminal adapter or other customer premise equipment constitutes a revenue arrangement with multiple deliverables. In accordance with the guidance of EITF No. 00-21, we allocate Rapid Link revenues, including activation fees, among the customer premise equipment and subscriber services. Revenues allocated to the customer premise equipment are recognized as product revenues at the end of 30 days after order placement, provided the customer does not cancel their Rapid Link service. All other revenues are recognized as license and service revenues when the related services are provided. We defer the cost of goods sold of products sold for which the end customer or distributor has a right of return. The cost of the products sold is recognized, contemporaneously with the recognition of revenue, when the subscriber has accepted the service. To date, our new VoIP product offerings have generated insignificant revenues.

 The Securities and Exchange Commission's Staff Accounting Bulletin No. 104, "Revenue Recognition," provides guidance on the application of generally accepted accounting principles to selected revenue recognition issues. We have concluded that our revenue recognition policy is appropriate and in accordance with generally accepted accounting principles and Staff Accounting Bulletin No. 104.

 Allowance for Uncollectible Accounts Receivable

 We regularly monitor credit risk exposures in our accounts receivable and maintain a general allowance for doubtful accounts based on historical experience. Our receivables are due from commercial enterprises and residential users in both domestic and international markets. In estimating the necessary level of our allowance for doubtful accounts, we consider the aging of our customers' accounts receivable and our estimation of each customer's willingness and ability to pay amounts due, among other factors. Should any of these factors change, the estimates made by management would also change, which in turn would impact the level of the Company's future provision for doubtful accounts. Specifically, if the financial condition of the Company's customers were to deteriorate, affecting their ability to make payments, additional customer-specific provisions for doubtful accounts may be required. We review our credit policies on a regular basis and analyze the risk of each prospective customer individually in order to minimize our risk.

 Purchase Price Allocations and Impairment Testing

 We account for our acquisitions using the purchase method of accounting. This method requires that the acquisition cost be allocated to the assets and liabilities we acquired based on their fair values. We make estimates and judgments in determining the fair value of the acquired assets and liabilities. We base our determination on independent appraisal reports as well as our internal judgments based on the existing facts and circumstances. We record goodwill when the consideration paid for an acquisition exceeds the fair value of net tangible and identifiable intangible assets acquired. If we were to use different judgments or assumptions, the amounts assigned to the individual assets or liabilities could be materially different.

 Long-lived assets, including the Company's customer lists, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. We assess our goodwill for impairment annually or more frequently if impairment indicators arise. In order to properly complete these assessments, we rely on a number of factors, including operating results, business plans and anticipated future cash flows. Actual results that vary from these factors could have an impact on the amount of impairment, if any, that actually occurs.

 Carrier Disputes

 We review our vendor bills on a monthly basis and periodically dispute amounts invoiced by our carriers. We review our outstanding disputes on a quarterly basis as part of the overall review of our accrued carrier costs, and adjust our liability based on management's estimate of amounts owed.

 Stock Based Compensation

 In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 (Revised 2004), "Share-Based Payment" ("Statement 123R"), which revised SFAS No. 123 and supercedes APB Opinion No. 25. This revised accounting standard addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions with employees using APB Opinion No. 25 and requires that the fair value of such share based payments be recognized in the consolidated statement of operations. The revised statement is effective as of the first interim or annual financial reporting period beginning after December 15, 2005. The Company adopted the statement as of November 1, 2006, applying the modified prospective method. The impact of adoption of SFAS No. 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted SFAS No. 123R in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net loss and net loss per share in the company's stock-based compensation policy note in the accompanying financial statements for the period ended October 31, 2006.

 Recent Accounting Pronouncements

 In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments," an amendment of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." With respect to SFAS No. 133, SFAS No. 155 simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and eliminates the interim guidance in Statement 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets," which provided that beneficial interests in securitized financial assets are not subject to the provision of SFAS No. 133. With respect to SFAS No. 140, SFAS No. 155 eliminates a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company does not expect adoption of SFAS No. 155 to significantly affect our financial condition or results of operations.

 In July 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes," which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for us beginning November 1, 2007. The Company is in the process of determining the effect, if any, the adoption of FIN 48 will have on our financial statements.

 In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, established a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 157 to significantly affect our financial condition or results of operations.

 In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments," an amendment of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." With respect to SFAS No. 133, SFAS No. 155 simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and eliminates the interim guidance in Statement 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets," which provided that beneficial interests in securitized financial assets are not subject to the provision of SFAS No. 133. With respect to SFAS No. 140, SFAS No. 155 eliminates a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company does not expect adoption of SFAS No. 155 to significantly affect our financial condition or results of operations.

 In July 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes," which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for us beginning November 1, 2007. The Company is in the process of determining the effect, if any, the adoption of FIN 48 will have on our financial statements.

 In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, established a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 157 to significantly affect our financial condition or results of operations.
 Results of Operations


 The following table sets forth certain financial data and the percentage of total revenues of the Company for the periods indicated (amounts in thousands):

                                              Year Ended October 31,                    Six Months Ended April 30,
                                      ---------------------------------------      --------------------------------------
                                            2006                  2005                   2007                2006
                                      -----------------     -----------------      -----------------    -----------------
                                                  % of                  % of                   % of                % of
                                      Amount    Revenue     Amount    Revenue      Amount    Revenue    Amount    Revenue
                                      -------   -------     -------   -------      -------   -------    -------   -------
 Revenues ........................   $ 13,351     100.0    $  9,827     100.0     $  8,173     100.0   $  4,107     100.0

 Costs and expenses:
  Costs of revenues ..............      9,644      72.2       7,713      78.5        5,951      72.8      3,141      76.5
  Sales and marketing ............        856       6.4         206       2.1          620       7.6        242       5.9
  General and administrative .....      3,596      27.0       3,228      32.8        1,847      22.6      1,391      33.8
  Depreciation and amortization ..        748       5.6         557       5.7          478       5.9        204       5.0
  Loss on disposal of property
    and equipment ................         57       0.4          (9)     (0.1)          10       0.1         34       0.8
  Net reductions of liabilities ..     (2,301)    (17.2)          -         -            -         -      (810)     (19.7)
  Gain on legal settlement .......          -         -        (225)     (2.3)           -         -          -         -
                                      -------   -------     -------   -------      -------   -------    -------   -------
  Total costs and expenses .......     12,600      94.4      11,470     116.7        8,906     109.0      4,202     102.3
                                      -------   -------     -------   -------      -------   -------    -------   -------
 Operating loss ..................        751       5.6      (1,643)    (16.7)        (733)     (9.0)       (95)     (2.3)
                                      -------   -------     -------   -------      -------   -------    -------   -------

 Other income (expense):
  Noncash interest expense .......     (1,443)    (10.8)       (651)     (6.6)        (660)     (8.1)      (510)    (12.4)
  Interest expense ...............       (221)     (1.6)          -         -         (142)     (1.7)       (94)     (2.3)
  Related party interest expense..       (216)     (1.6)       (219)     (2.3)        (141)     (1.7)       (66)     (1.6)
  Foreign currency exchange gains.         18       0.1          10       0.1            4       0.1         23       0.6
  Other ..........................          -         -           -         -            2         -          -         -
                                      -------   -------     -------   -------      -------   -------    -------   -------
  Total other inc. (exp.), net ...     (1,862)    (13.9)       (860)     (8.8)        (937)    (11.4)      (647)    (15.7)
                                      -------   -------     -------   -------      -------   -------    -------   -------
 Loss from continuing operations..     (1,111)     (8.3)     (2,503)    (25.5)      (1,670)    (20.4)      (742)    (18.0)

 Loss from discontinued operations          -         -         (62)     (0.6)           -         -          -         -
                                      -------   -------     -------   -------      -------   -------    -------   -------
 Net loss ........................   $ (1,111)     (8.3)%  $ (2,565)    (26.1)%   $ (1,670)    (20.4)% $   (742)    (18.0)%
                                      =======   =======     =======   =======      =======   =======    =======   =======

 Operating Revenues

 Revenues increased from $9.8 million for fiscal 2005 to $13.4 million for fiscal 2006, a 36% increase, which is primarily attributable to the acquisition and inclusion of Telenational revenues since May 2006.

 Revenues for the first six months of fiscal 2007 increased $4.1 million, or 99.0%, as compared to the same period of fiscal 2006, which is primarily attributable to the inclusion of Telenational revenues since the May 2006 acquisition of Telenational.

 Costs of Revenues

 Costs of revenues as a percentage of revenues decreased from 78% for fiscal 2005 to 72% for fiscal 2006. This decrease as a percentage of revenues was primarily due to cost savings derived from the addition of alternative carrier sources brought to the Company through the Telenational acquisition.

 Costs of revenues for the first six months of fiscal 2007 increased $2.8 million, or 89.4%, as compared to the same period of fiscal 2006, which is primarily attributable to the inclusion of Telenational costs of revenues since the May 2006 acquisition of Telenational.

 Costs of revenues as a percentage of revenues decreased approximately 3.7% during the first six months of fiscal 2007 as compared to the same period of fiscal 2006 due to cost savings derived from the addition of alternative carrier sources brought to the Company through the Telenational acquisition. As a majority of our costs of revenues are variable, based on per minute transportation costs, costs of revenues as a percentage of revenues will fluctuate, from quarter to quarter and year to year, depending on the traffic mix between our wholesale and retail products and total revenue for each year.

 Sales and Marketing Expenses

 A significant component of our revenue is generated by outside agents, a small in-house sales force, and marketing through web portals and magazine advertising, which is managed by a small in-house sales and marketing organization.

 Our sales and marketing costs increased from 2% of revenues for fiscal
 2005 to 6% of revenues fiscal 2006. This increase is attributable to higher marketing costs and agent commissions attributed to Telenational during the current fiscal period. During fiscal 2006, we focused our attention on increasing revenues through the efforts of our agents, and the marketing initiatives previously noted. We will continue to focus our sales and marketing efforts on web portal and magazine advertising, the establishment of distribution networks to facilitate the introduction and growth of new products and services, and agent related expenses to generate additional revenues.

 Sales and marketing expenses for the first six months of fiscal 2007 increased $378,000, or 155.9%, as compared to the same period of fiscal 2006. This increase resulted from higher marketing costs and agent commissions attributed to Telenational during the current fiscal periods, offset by less spending on web portal and magazine ads in the first six months of fiscal 2007 and unusually high sales and marketing costs incurred by Rapid Link during the first quarter of fiscal 2006 due to additional personnel and other costs resulting from the November 2005 acquisition of the Integrated Telecommunications, Inc. customer base.

 General and Administrative Expenses

 Our general and administrative expenses decreased from 33% of revenues for fiscal 2005 to 27% for fiscal 2006. General and administrative expenses only increased $368,000, or 11% during fiscal 2006 as compared to fiscal 2005, even with the addition of personnel and other costs related to the Telenational acquisition, because (i) the Company was able to quickly eliminate duplicate costs between the combined entities, (ii) bad debt expenses decreased significantly, and (iii) expenses were incurred in fiscal 2005 without corresponding amounts in fiscal 2006 related to warrants issued for services.

 General and administrative expenses for the first six months of fiscal 2007 increased $456,000, or 32.9%, as compared to the same period of fiscal 2006. However, year-to-date general and administrative expenses decreased from 33.8% of revenues for fiscal 2006 to 22.6% for the same period of fiscal 2007. General and administrative expenses only increased by 32.9% during the first six months of fiscal 2007, as compared to the same period of fiscal 2006, even with the addition of personnel and other costs related to the Telenational acquisition, because the Company was able to quickly eliminate duplicate costs between the combined entities, primarily related to salaries and corresponding benefits, as well as rent, telephone and utility cost reductions resulting from the closure of a couple of office locations.

 We review our general and administrative expenses regularly and continue to manage the costs accordingly to support our current and anticipated future business; however it may be difficult to achieve significant reductions in future periods due to the relatively fixed nature of many general and administrative expenses.

 Depreciation and Amortization

 Although a large portion of our assets still in use have become fully depreciated, depreciation and amortization costs increased (1) due to the assets acquired when we purchased Telenational in fiscal 2006 and (2) because we recorded $422,000 in amortization of customer lists during fiscal 2006 with no corresponding expense during fiscal 2005.

 Depreciation and amortization expenses for the first six months of fiscal 2007 increased $274,000, or 134.2%, as compared to the same period of fiscal 2006. Fixed assets have steadily been reaching the end of their useful lives. Although a large portion of our fixed assets still in use are fully depreciated, depreciation and amortization costs increased due to (1) amortization of Telenational customer lists during the first six months of fiscal 2007 ($175,000 per quarter) with no corresponding expense during the same period of fiscal 2006 and (2) depreciation of fixed assets acquired as part of the May 2006 purchase of Telenational.

 A majority of our depreciation expense relates to the equipment utilized in our VoIP network.

 Net Reductions of Liabilities

 During fiscal 2006, the Company determined, based on a review of applicable statute of limitations regulations and/or current correspondence with vendors, that approximately $2,301,000 of liabilities, including $1,435,000 in carrier costs that were previously accrued, are no longer due and payable. Accordingly, this amount has been recorded as "Net reductions of liabilities" during fiscal 2006.

 Gain on Legal Settlement

 On July 20, 2004, we filed a suit against Q Comm International, Inc. ("Q Comm"), claiming damages resulting from the breach of a purchase agreement on the part of Q Comm relating to the sale of the Company's internally developed equipment for the prepaid telecommunications industry. During fiscal 2005, the Company entered into a Settlement and Release Agreement with Q Comm. The Agreement releases Q Comm from any and all claims in connection with the Company's lawsuit against Q Comm. In connection with the Settlement and Release Agreement, the Company agreed to a cash settlement of $225,000, which was received in fiscal 2005 and recorded this amount as a "Gain on legal settlement."

 Noncash Interest Expense, Interest Expense and Related Party Interest

 Noncash interest expense results from the amortization of deferred financing fees and debt discounts on our debts to third party lenders and related parties. The increase in interest expense for fiscal 2006 as compared to fiscal 2005 primarily resulted from the extension of the maturity dates of our convertible debt instruments with our third party and related party lenders, debt issued in connection with the acquisition of Telenational, and additional borrowings during fiscal 2006. Interest expense includes amortization of deferred financing fees and debt discount on our debts to third-party lenders and related parties. Interest expense for fiscal 2006 and 2005 included interest expense of approximately $216,000 and $219,000, respectively, on our debt obligations to related parties.

 Noncash interest expense and interest expense for the first six months of fiscal 2007 increased $198,000, or 32.9%, as compared to the same period of fiscal 2006. Related party interest expense for the first six months of fiscal 2007 increased $75,000, or 111.1%, as compared to the same period of fiscal 2006. The increases in noncash interest expense, interest expense and related party interest expense resulted primarily from the additional financing fees and/or debt discount recorded related to the extension of the maturity dates of our convertible debt instruments with our third party and related party lenders during fiscal 2006 and the second quarter of fiscal 2007, debt issued in connection with the acquisition of Telenational, and additional borrowings during fiscal 2006.

 Income (loss) from discontinued operations

 Prior to fiscal 2005, we determined that we had a liability, incurred by a former operating subsidiary, to the State of Texas for sales taxes (including penalties and interest) totaling $1.1 million, which we accrued. In August 2005, the State of Texas filed a lawsuit in the 53rd Judicial District Court of Travis County, Austin, Texas against the Company. The lawsuit requests payment of approximately $1,162,000 including penalties and interest for state and local sales taxes. During fiscal 2005, we accrued an additional amount of $62,000. The State of Texas determined that we did not properly remit sales tax on certain transactions. Management believes that the amount due has been improperly assessed and will continue to pursue a lesser settlement amount, though we cannot assure you that this matter will be resolved in our favor.

 Liquidity and Sources of Capital

 Our major growth areas are anticipated to include the establishment of additional wholesale points of termination to offer our existing wholesale and retail customers, and the introduction of new retail VoIP products, primarily our new Rapid Link products both domestically and internationally. Our future operating success is dependent on our ability to generate positive cash flow from our VoIP and other lines of products and services. We do not have any capital equipment commitments during the next twelve months. We are actively pursuing debt or equity financing opportunities to continue our business. Any failure of our business plan, including the risk and timing involved in rolling out retail products to end users, could result in a significant cash flow crisis and could force us to seek alternative sources of financing as discussed, or to greatly reduce or discontinue operations. Although various possibilities for obtaining financing or effecting a business combination have been discussed from time to time, there are no agreements with any party to raise money or for us to combine with another entity and we cannot assure you that we will be successful in our search for investors or lenders. Any additional financing we may obtain may involve material and substantial dilution to existing stockholders. In such event, the percentage ownership of our current stockholders will be materially reduced, and any new equity securities sold by us may have rights, preferences or privileges senior to our current common stockholders.

 To date we have been generally unable to achieve positive cash flow on a quarterly basis primarily due to the fact that our present lines of business do not generate a volume of business sufficient to cover our overhead costs. Our audit report includes an explanatory paragraph indicating substantial doubt about our ability to continue as a going concern. At April 30, 2007, we had cash and cash equivalents of $319,000, a significant increase as compared to cash and cash equivalents of $30,000 at October 31, 2006. However, we had working capital deficits at April 30, 2007 and October 31, 2006 of $10.1 million and $4.7 million, respectively.

 Net cash provided by operating activities during the first six months of fiscal 2007 was $428,000 as compared to cash used in operating activities of $886,000 during the same period of fiscal 2006. During the first six months of fiscal 2007, to compute operating cash flows, our net loss of $1,670,000 was positively adjusted for noncash interest expense of $661,000, depreciation and amortization of $478,000, bad debt expense of $60,000, share-based compensation expense of $12,000, loss on disposal of fixed assets of $10,000, and net changes in operating assets and liabilities of $878,000. During the first six months of fiscal 2006, to compute operating cash flows, our net loss of $742,000 was positively adjusted for noncash interest expense of $510,000, depreciation and amortization of $204,000, and loss on disposal of fixed assets of $34,000, offset by the gain on reduction of liabilities of $810,000, reduction of bad debt expense of $25,000, and net changes in operating assets and liabilities of $57,000.

 Net cash used in operating activities was $1,035,000 and $310,000 during fiscal 2006 and 2005, respectively. Net cash used in operating activities during fiscal 2006 was primarily due to a net loss from continuing operations of $1,111,000 adjusted for: non-cash interest expense of $1,447,000; depreciation and amortization of $748,000; bad debt expense of $136,000; loss on disposal of fixed assets of $57,000; offset by net reduction of liabilities of $2,301,000 and net changes in operating assets and liabilities of $11,000. During fiscal 2005, net cash used in operating activities was primarily due to a net loss from continuing operations of $2,503,000; non-cash interest expense of $526,000; depreciation and amortization of $557,000; bad debt expense of $365,000; common stock and warrants issued for services of $206,000; net changes in operating assets and liabilities of $548,000; offset by gain on settlement of liabilities of $9,000.

 Net cash used in investing activities was $300,000 and $32,000 during fiscal 2006 and 2005, respectively. Net cash used in investing activities during fiscal 2006 resulted from property and equipment purchases of $208,000 and payment of Telenational contingent purchase consideration of $250,000, offset by cash acquired in the Telenational acquisition of $158,000. Net cash used in investing activities during fiscal 2005 resulted from $27,000 of property and equipment purchases, and $15,000 in Integrated acquisition costs, offset by $10,000 in proceeds from the sale of fixed assets.

 Net cash used in financing activities during the first six months of fiscal 2007 was $137,000, resulting from the reduction of bank overdrafts that existed at October 31, 2006, and payment of $36,000 on a related party note, as compared to cash provided by financing activities of $956,000 during the same period of fiscal 2006, which represented proceeds received from convertible debentures, net of financing fees. Also during the first six months of fiscal 2006, the Company received $500,000 in proceeds from a temporary loan from our chief executive officer, which was repaid during that same time period using proceeds from the convertible debentures.

 Net cash provided by financing activities was $1,193,000 during fiscal 2006 compared to net cash used in financing activities of $72,000 during fiscal 2005. Net cash provided by financing activities during fiscal 2006 resulted from additional convertible debentures of $1,000,000, bank overdrafts of $101,000 and a net cash infusion of $300,000 from related parties, offset by debt and financing fee payments totaling $208,000. Net cash used in financing activities during fiscal 2005 resulted from payments on convertible debt.

 We have an accumulated deficit of approximately $51.5 million as of April 30, 2007 as well as a significant working capital deficit. Funding of our working capital deficit, current and future operating losses, and expansion will require continuing capital investment, which may not be available to us. Although to date we have been able to arrange the debt facilities and equity financing described below, there can be no assurance that sufficient debt or equity financing will continue to be available in the future or that it will be available on terms acceptable to us. As of April 30, 2007, we have approximately $2.9 million of convertible debentures (net of debt discount of $384,000), convertible notes to related parties of $1.9 million (net of debt discount of $27,000) and notes payable to related parties of approximately $1.3 million, all of which are scheduled to mature within the next year, as well as a significant amount of trade payables and accrued liabilities that are past due. We were current on all but $30,000 of our debt obligations at April 30, 2007. However, the remaining contingent purchase consideration of $500,000 owed to Apex Acquisitions, Inc. was past due at April 30, 2007. We continue to explore external financing opportunities that will allow us to either convert our outstanding debt obligations into the new financing and/or pay down a portion or all of the amounts now due. Our management is committed to the success of our Company as is evidenced by the level of financing it has made available to our Company. However, if we are unable to obtain additional financing or extend the due date on current financing, our operations and financial condition in the short term may be materially affected, and we likely would not be able to remain in business during the next twelve months. As a result of the aforementioned factors and related uncertainties, there is significant doubt about our Company's ability to continue as a going concern.

 Our current capital expenditure requirements are not significant, primarily due to the equipment acquired from Telenational and the subsequent consolidation of operating facilities into one operational facility. We currently do not plan significant capital expenditures during the rest of fiscal 2007 or in fiscal 2008.

 Debt Facilities and Equity Financing

 Debt at October 31, 2006

 The Company has various debt obligations as of October 31, 2006 and 2005, including amounts due to independent institutions and related parties. Descriptions of these debt obligations are included below. The following table summarizes outstanding debt as of October 31, 2006:

                    Information as of October 31, 2006
 ---------------------------------------------------------------------------
  Brief Description of             Int.
        Debt           Balance     Rate    Due Date  Discount       Net
 ---------------------------------------------------------------------------

 Convertible notes, current
 --------------------------
  GC-Conote2        $     60,000    0%    3/30/2007     10,000  $     50,000
  Debentures           1,000,000   10%     3/8/2007    333,333       666,667

 Related party notes, current
 ----------------------------
  Demand Note            300,000    8%    on demand       -          300,000
  APEX Note 2            322,633    8%    7/15/2007       -          322,633

 Convertible notes, long-term
 ----------------------------
  GCA-Debenture          430,000    6%    11/1/2007       -          430,000
  GCA-Debenture          552,457    6%    11/1/2007     4,247        548,210
  GC-Conote            1,250,000 10.08%   2/28/2008   606,061        643,939

 Related party conv. notes, long-term
 ------------------------------------
  Notes (Executives)   1,905,078   10%    2/28/2008    44,120      1,860,958

 Related party note, long-term
 -----------------------------
  APEX Note 1          1,000,000    8%    11/5/2007       -        1,000,000


 GCA-Debentures

 The Company has two 6% convertible debentures (the "GCA-Debentures") with GCA Strategic Investment Fund Limited ("GCA"). The GCA-Debentures are secured by the Company's VoIP technology and certain equipment. The Company issued to the holder of the GCA-Debentures warrants to acquire an aggregate of 50,000 shares of common stock at an exercise price of $0.41 per share, which expire on January 28, 2007. In connection with an agreement to extend the maturity date of the GCA-Debenture, the Company issued to GCA warrants to purchase an additional 100,000 shares of common stock also at an exercise price of $0.21 per share, which expire on February 8, 2008.

 On June 1, 2005, the Company and GCA agreed to extend the maturity date of the two GCA-Debentures. The maturity dates were extended to November 26, 2005. In connection with the extension, the Company issued GCA warrants to acquire 110,000 shares of common stock at an exercise price of $0.11 and 300,000 warrants to acquire the Company's common stock at an exercise price of $0.38. These warrants expire in June 2010. The Company recorded $163,151 as debt discount, representing the fair value of the warrants on June 1, 2005. This amount was calculated using the Black-Scholes pricing model with the following assumptions: applicable risk-free interest rate based on the current treasury-bill interest rate at the grant date of 4%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 1.64; and an expected life of the warrants of three years. The debt discount is being amortized over the extension period of the convertible debenture. In addition, the Company issued to GCA 140,000 shares of common stock valued at $0.45 per share, the Company's closing stock price on June 1, 2005, the date of issuance. In connection with the stock issuance, the Company recorded debt discount which is being amortized over the extension period of the convertible debenture.

 On September 14, 2006, the Company and GCA amended the GCA-Debentures to extend the maturity date of the GCA-Debentures to November 1, 2007, and stipulate that the conversion price of the Company's common stock is not to be lower than $0.10 and not to exceed $0.25. In connection with the amendment, the Company re-priced all warrants held by GCA to an exercise price of $0.05 and extended the maturity of the warrants to June 1, 2010. Incremental debt discount amounts associated with the fiscal 2006 amendments were not material. During fiscal 2006 and 2005, GCA converted GCA-Debenture debt and accrued interest of approximately $31,000 and $43,000, respectively, into approximately 407,000 and 352,000 shares, respectively, of common stock.

 GC-Note, GC-Conote and GC-Conote2

 In November 2002, the Company executed a 12% note payable secured by certain compression equipment (the "GC-Note") with Global Capital Funding Group, L.P., ("Global") The Company issued to the holder of the GC-Note warrants to acquire an aggregate of 500,000 shares of common stock at an exercise price of $0.14 per share, which expire on November 8, 2007.

 On June 1, 2005, the Company and Global agreed to extend the maturity date of the GC-Note to February 29, 2008. In connection with the extension, the GC-Note was converted to a 10.08% Convertible Note ("GC-Conote"). The conversion price is equal to 80% of the average of the three lowest volume weighted average sales prices as reported by Bloomberg L.P. during the twenty Trading Days immediately preceding the related Notice of Conversion (the "Formula Conversion Price"). The Company calculated the beneficial conversion feature embedded in the GC-Conote in accordance with EITF 98-5 and EITF 00-27 and recorded $1,013,032 as debt discount. This debt discount is being amortized over the life of the GC-Conote. The Company also issued to the holder of the GC-Conote warrants to acquire an aggregate of 500,000 shares of common stock at an exercise price of $0.38, and 125,000 warrants to purchase common stock at $0.11 per share, both warrants expiring in June 2010. The Company recorded $200,498 as debt discount, the relative fair value of the warrants on June 1, 2005. This amount was calculated using the Black-Scholes pricing model with the following assumptions: applicable risk-free interest rate based on the current treasury-bill interest rate at the grant date of 4%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 1.64; and an expected life of the warrants of three years. The debt discount is being amortized over the life of the GC-Conote. In addition, the Company issued to Global 100,000 shares of common stock valued at $0.45 per share, the Company's closing stock price on June 1, 2005, the date of issuance. The Company recorded $36,469 as debt discount, the relative fair value of the stock issued, which it is amortizing over the life of the GC-Conote.

 On September 14, 2006, the Company and Global amended the GC-Conote to extend the maturity date of the GC-Conote to November 1, 2007, and stipulate that the conversion price of the Company's common stock is not to be lower than $0.10 and not to exceed $0.25. In connection with the amendment, the Company re-priced all warrants held by GCA to an exercise price of $0.05 and extended the maturity of the warrants to June 1, 2010. Incremental debt discount amounts associated with the fiscal 2006 amendments were not material.

 In connection with the extension of the maturity date of the GC-Note, the interest due on the GC-Note of approximately $350,000 as of May 31, 2005, was converted to a $400,000 non-interest bearing convertible note payable (the "GC-Conote2) to Global. The GC-Conote2 requires quarterly payments of $50,000 on the last day of March, June, September and December of each year until the March 31, 2007 maturity date, commencing on June 30, 2005. In addition, the GC-Conote2 provides for conversion based on a conversion price equal to 80% of the average of the three lowest volume weighted average sales prices as reported by Bloomberg L.P. during the twenty trading days immediately preceding the related Notice of Conversion (the "Formula Conversion Price"). The Company calculated the beneficial conversion feature embedded in the GC-Conote2 in accordance with EITF 98-5 and EITF 00-27 and recorded approximately $350,000 as debt discount. This debt discount is being amortized over the life of the GC-Conote2. The approximate $50,000 difference between the accrued interest at May 31, 2005 and the value of the GC-Conote2 represents a financing fee and was recorded as debt discount and is being amortized over the life of the GC-Conote2. During fiscal 2006 and 2005, GCA elected to convert $165,000 of the GC-Conote2 into approximately 2,303,000 shares of common stock and $75,000 of the GC-Conote into approximately 656,000 shares of common stock, respectively.

 Debentures

 On March 8, 2006, the Company completed a private placement of two one-year 10% convertible debentures ("Debentures"), for gross proceeds of $1,000,000 maturing March 8, 2007. The Debentures are secured by assets of the Company not already secured by the GCA or Global notes. In connection with the Debentures, the Company agreed to issue the investors a total of 2,000,000 immediately exercisable five-year warrants to purchase the Company's common stock at an exercise price of $0.14 for 1,000,000 warrants, and $0.25 for an additional 1,000,000 warrants. The Company paid $44,150 in financing fees in connection with the debentures which were recorded as a discount on the debentures. Additionally, in connection with these Debentures, the Company recorded debt discount of $955,850 related to the fair value of warrants issued and the related beneficial conversion feature that it is amortizing over the life of the Debentures. The fair value of the warrants was calculated using the Black-Scholes pricing model with the following assumptions: applicable risk-free interest rate based on the current treasury-bill interest rate at the grant date of 4%; dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of 1.65; and an expected life of the warrants of three years.

 Related Party Notes

 The Company executed 10% convertible notes (the "Notes") with three executives (the "Executives") of the Company. Two of the Executives subsequently resigned from the Company and one remains on the Company's Board of Directors. The Note held by the director was paid in full during fiscal 2005. The Notes are secured, on a subordinated basis to the holders of the Debentures, by assets of the Company not already secured by the GCA or Global notes. Each Note is convertible into the Company's common stock at the option of the holder at any time. The Company issued to the holders of the Notes warrants to acquire an aggregate of 1,945,958 shares of common stock at an exercise price of $0.78 per share, which expired on October 24, 2006, warrants to acquire an additional 102,432 shares of common stock at an exercise price of $0.75, which expire on January 28, 2007, warrants to acquire an additional 300,000 shares of common stock at an exercise price of $0.75, which expire on July 8, 2007.

 On July 21, 2005, the Company and the Executives agreed to extend the maturity date of the Notes to February 29, 2008. In connection with the extension, the Company issued to the three executives warrants to acquire 640,000 shares of common stock at an exercise price of $0.16. The warrants expire in July 2010. The Company recorded $88,238 as debt discount, the fair value of the warrants on July 21, 2005. This amount was calculated using the Black-Scholes pricing model with the following assumptions: applicable risk-free interest rate based on the current treasury-bill interest rate at the grant date of 4%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 1.65; and an expected life of the warrants of three years. The debt discount is being amortized over the extension period of the Notes. During fiscal 2005, holders of the Notes elected to convert $467,500 of the Notes into 3,740,000 shares of common stock. The Company recorded debt discount amortization, which is recorded as related party interest expense, of $33,000 and interest expense of $100,000 on these Notes during fiscal 2006.

 During fiscal 2006, the Company's Chief Executive Officer, John Jenkins, advanced funds to the Company in the aggregate amount of $550,000 which was repaid in full using proceeds from the Debentures financing. On September 18, 2006, Mr. Jenkins advanced an additional $300,000 to the Company, which is classified as a current demand note (the "Demand Note"). On September 14, 2006, Mr. Jenkins agreed to covert all unpaid interest on his Note in the amount of $901,688 to the principal balance of his Note under the same terms as the existing Note. The Company recorded interest expense during fiscal 2006 of $25,000 on Mr. Jenkins' additional fiscal 2006 debt, which includes interest on the amount converted to principal and the Demand Note.

 On May 5, 2006 the Company acquired the stock of Telenational. As a component of the total purchase price, an 18-month note payable in the amount of $1,000,000 bearing 8% interest annually ("APEX Note 1") was issued to the seller of Telenational, Apex Acquisitions, Inc. ("APEX").
 The Company's Chief Financial Officer, Chris Canfield, is the majority shareholder of APEX. This Note is secured by 100% of the Telenational common stock. The Company recorded $40,000 in interest expense on APEX Note 1 during fiscal 2006.

 On July 15, 2006, in conjunction with, but unrelated to the total purchase consideration paid for Telenational, the Company issued a note payable to APEX in the amount of $436,560 ("APEX Note 2"). This note bears interest at 8% annually.

 Debt at April 30, 2007

 The Company has various debt obligations as of April 30, 2007, including amounts due to independent institutions and related parties. No new debt obligations were incurred during the first six months of fiscal 2007. The following tables summarize outstanding debt as of April 20, 2007:

                     INFORMATION AS OF APRIL 30, 2007
 ---------------------------------------------------------------------------
    Description        Balance  Int. Rate  Due Date  Discount       Net
 ---------------------------------------------------------------------------

 Convertible notes, current
 --------------------------
  GC-Conote2        $     30,000    0%    on demand  $    -     $     30,000
  GCA-Debenture          430,000    6%    11/1/2007       -          430,000
  GCA-Debenture          552,457    6%    11/1/2007       -          552,457
  GC-Conote            1,250,000  10.08%  2/28/2008   378,788        871,212
  Debentures           1,000,000   10%     3/8/2008       -        1,000,000

 Related party conv. notes, current
 ----------------------------------
  Notes (Executives)   1,905,078   10%    2/28/2008    27,574      1,877,504

 Related party notes, current
 ----------------------------
  Exec. Demand Note      300,000    8%    on demand       -          300,000
  APEX Note 1          1,000,000    8%    11/5/2007       -        1,000,000
  APEX Note 2             45,101    8%    7/15/2007       -           45,101

 Debentures totaling $1,000,000 with an original March 8, 2007 maturity date were extended during the second quarter of fiscal 2007 to March 8, 2008. The term of the original 2,000,000 warrants to purchase common stock at exercise prices of $.14 and $.25 per share issued related to these Debentures was extended by one year, which had an insignificant financial impact. In connection with the extension, however, 2,000,000 additional warrants were issued, resulting in deferred financing fees of $139,000, of which $20,000 was expensed as noncash interest expense in the second quarter of fiscal 2007. The fair value of the warrants was determined on the date of grant using the Black-Scholes pricing model with the following assumptions: applicable risk-free interest rate based on the current treasury-bill interest rate of 4.5%; volatility factor of the expected market price of the Company's common stock of 2.87; and an expected life of the warrants of four years. Remaining deferred financing fees, classified as other current assets, will be amortized through March 8, 2008. In connection with these Debentures, the lenders are entitled to an additional 50,000 warrants monthly to purchase common stock at an exercise price of $.10 per share, which vest and are exercisable each fiscal quarter until the Debentures are paid in full. The fair value of these additional warrants is calculated on the date earned using the Black-Scholes pricing model using applicable risk-free interest rates based on current treasury-bill interest rates; volatility factors of the expected market price of the Company's common stock over the expected term; and an expected life of the warrants of four years. The Company records noncash interest expense and a corresponding accrued liability for the fair value of the shares earned. At the time the warrants are issued, the accrued liability will be reversed against additional paid-in capital.

 The Company has two 6% convertible debentures totaling $982,457 with maturity dates of November 1, 2007 (the "GCA-Debentures") with GCA Strategic Investment Fund Limited ("GCA") that became current liabilities during the first six months of fiscal 2007. During the second quarter of fiscal 2007, GCA elected to convert $30,000 of the GC-Conote2 into approximately 622,000 shares of common stock. The remaining $30,000 owed on the GC-Conote2 became due on March 31, 2007 and is currently due on demand.

 An 8% related party note payable to APEX that is due on November 5, 2007 in the amount of $1,000,000 ("Apex Note 1") became a current liability during the first six months of fiscal 2007. The Company's Chief Financial Officer, Chris Canfield, is the majority shareholder of APEX. Additionally, two 10% related party notes that are payable (1) to the Company's CEO and (2) to a former officer of the Company that are due on February 28, 2008 in the combined amount of $1,905,078 ("the Executive Notes") became current liabilities during the first six months of fiscal 2007.

 During fiscal 2006, in conjunction with, but unrelated to the total purchase consideration paid for Telenational, the Company issued an 8% note payable to APEX in the original amount of $436,560 ("APEX Note 2"). APEX Note 2 was payable in 12 equal monthly payments of principal and interest until fully satisfied in July 2007. However, the Company reclassified certain amounts on its October 31, 2006 consolidated balance sheet to apply a $250,000 payment made to APEX in October 2006 against APEX Note 2 (at the request of APEX management) rather than as a reduction of accrued purchase price consideration owed related to the acquisition of Telenational. The Company has $45,101 remaining on APEX Note 2 at April 30, 2007.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 In October 2001, we issued 10% convertible notes (the "Notes") to two of our executive officers and one director (the "Related Parties"), each of whom was also a director, who provided financing to our Company in the aggregate principal amount of $1,945,958. The Notes were issued as follows: (i) a note in the principal amount of $1,745,958 to John Jenkins, our Chief Executive Officer; (ii) a note in the principal amount of $100,000 to our former Executive Vice President and Chief Financial Officer; and (iii) a note in the principal amount of $100,000 to Lawrence Vierra, a director. With an original maturity date of October 24, 2003, these Notes were amended to mature on February 24, 2004. Each Note was originally convertible at six-month intervals only, but was subsequently amended in November 2002 to provide for conversion into shares of our common stock at the option of the holder at any time. The conversion price is equal to the closing bid price of our common stock on the last trading day immediately preceding the conversion. We also issued to the holders of the Notes warrants to acquire an aggregate of 1,945,958 shares of common stock at an exercise price of $0.75 per share, which warrants expire on October 24, 2006.

 In January and July 2002, the Notes issued to Mr. Jenkins were amended to include additional advances in the aggregate principal amount of $402,443. We also issued to Mr. Jenkins two warrants to acquire an additional 102,443 and 300,000 shares of common stock, respectively, at an exercise price of $0.75, which warrants expire on January 28, 2007 and July 8, 2007, respectively.

 On July 21, 2005, our Company and the Related Parties agreed to extend the maturity date of the Notes to February 29, 2008. In connection with the extension, we issued to the Related Parties warrants to acquire 640,000 shares of common stock at an exercise price of $0.16. The warrants expire in July 2010. In September 2005 and 2004, respectively, the holders of the Notes converted a total aggregate of $467,500 and $877,500, respectively, of the outstanding principal into an aggregate of 3,740,000 and 6,750,000, respectively, of shares of common stock. On September 14, 2006, Mr. Jenkins agreed to convert all unpaid interest on his Note in the amount of $901,688 to the principal balance of his Note. The outstanding balance of these Notes, including the converted interest amount, was $1,905,078 at October 31, 2006 and April 30, 2007.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

 Market for the Company's Common Stock

 The Company's common stock, $0.001 par value, is quoted on the OTC Bulletin Board under the trading symbol "RPID." Each share ranks equally as to dividends, voting rights, participation in assets on winding-up and in all other respects. No shares have been or will be issued subject to call or assessment. There are no preemptive rights, provisions for redemption or for either cancellation or surrender or provisions for sinking or purchase funds.

 The following table sets forth, for the fiscal periods indicated, the high and low closing sales price per share of our common stock as reported on the OTC Bulletin Board:

                                                 High           Low
                                                ------         -----
   Fiscal Year Ended October 31, 2007
   ----------------------------------
        Second Quarter. . . . . . . . . . .     $ 0.09        $ 0.06
        First Quarter . . . . . . . . . . .     $ 0.10        $ 0.06

   Fiscal Year Ended October 31, 2006
   ----------------------------------
        Fourth Quarter. . . . . . . . . . .     $ 0.12        $ 0.07
        Third Quarter . . . . . . . . . . .     $ 0.20        $ 0.09
        Second Quarter. . . . . . . . . . .     $ 0.38        $ 0.12
        First Quarter . . . . . . . . . . .     $ 0.19        $ 0.08

   Fiscal Year Ended October 31, 2005
   ----------------------------------
        Fourth Quarter. . . . . . . . . . .     $ 0.20        $ 0.11
        Third Quarter . . . . . . . . . . .     $ 0.51        $ 0.14
        Second Quarter. . . . . . . . . . .     $ 0.40        $ 0.18
        First Quarter . . . . . . . . . . .     $ 0.68        $ 0.10

 The market quotations presented reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily reflect actual transactions.

 The closing price for our common stock on July 31, 2007, as reported on the OTC Bulletin Board, was $0.08.

 Dividends

 We have never declared or paid any cash dividends on our common stock and do not presently intend to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings for reinvestment in our business.

 Holders of Record

 There were 476 stockholders of record as of July 31, 2007.

 Recent Sales of Unregistered Securities

 On June 15, 2007, Rapid Link entered into a Common Stock Purchase Agreement with Westside Capital, LLC whereby the Company sold 357,143 shares of its common stock to the Investor for a purchase price of $25,000 and issued to the Investor Warrants to purchase up to an additional 50,000,000 shares of the Registrant's common stock at exercise prices as follows: 20,000,000 Warrant Shares exercisable at $0.10 per share; 15,000,000 Warrant Shares exercisable at $0.20 per share; and 15,000,000 Warrant Shares exercisable at $0.30 per share. Investor represented that it was an "accredited" investor as defined under Rule 144 of the Securities Act of 1933, as amended. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act and/or Rule 506 of Regulation D for the issuance of these securities. The recipient represented that it took such securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the sale of these securities.

 During the second quarter of fiscal 2007, GCA Strategic Investment Fund Limited elected to convert $30,000 of the GC-Conote2 into approximately 622,000 shares of common stock. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act and/or
 Rule 506 of Regulation D for the issuance of these securities. The recipient represented that it took such securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the sale of these securities.

                         EXECUTIVE COMPENSATION

 Summary of Compensation

 The following table summarizes compensation we paid for services rendered to our Company during the fiscal years ended October 31, 2006, 2005 and 2004 to our chief executive officer, any executive officer with a total salary and bonus exceeding $100,000 during fiscal 2006, and all other executive officers as of October 31, 2006 (the "Named Executive Officers").

                                                                    Non-     Nonquali-
                                                                   Equity      fied
                                                                  Incentive  Deferred
                                                                    Plan      Compen-
                                             Stock     Option      Compen-    sation    All Other
      Name and                Salary  Bonus  Awards    Awards      sation    Earnings    Compen-     Total
 Principal position    Year   ($)(1)   ($)     ($)       ($)         ($)        ($)     sation ($)    ($)
 --------------------  ----  -------- -----  ------    ------      -------   --------   ----------   -----
 John A. Jenkins,
 Chairman and Chief
 Executive Officer     2006 $ 150,000    _       _    $     0         _           _     $11,758(2)  $ 161,758
                       2005 $ 150,000                                                                 150,000

 David R. Hess,
 President             2006   135,000                  61,885 (3)                        15,000(4)    211,885
                       2005    40,000                                                    10,000(4)     50,000

 Christopher J.
 Canfield,
 President and Chief
 Financial Officer(7)  2006   100,000                                                    36,603(5)    136,603

 Michael P. Prachar    2006   100,000                                                    10,197(6)    110,197
 Chief Operating
 Officer(7)


 (1) Messers. Canfield and Prachar earn an annual salary of $150,000, but did not receive this amount from Rapid Link during fiscal 2006 as they were executive officers of Telenational, which was acquired in May
      2006. No other person that served as an executive officer during fiscal 2006 earned a total salary and bonus exceeding $100,000 during fiscal 2006.

 (2)  Includes contributions of $5,192.00 to Mr. Jenkins' 401(k) Retirement
      Plan and $6,566 for health insurance payments.

 (3) Amounts in this column represent the dollar amount recognized for financial statement reporting purposes in accordance with FAS123R
      (but disregarding any estimate of forfeitures relating to service-based vesting conditions) relating to an issuance of warrants to purchase
      1,000,000 shares at $0.13 per share.

 (4)  This amount consists of a car allowance for Mr. Hess.

 (5)  Includes contributions of $26,406 to Mr. Canfield's 401(k) Retirement
      Plan and $10,197 for health insurance payments.

 (6)  Includes $10,197 for health insurance payments.

 (7) Mr Canfield and Mr. Prachar earned $100,000 for 2006 because each commenced employment with our Company after our 2006 fiscal year had began.

 The following table sets forth certain information concerning stock option awards granted to our executive officers and our directors. No options were exercised by our executive officers or directors during the last fiscal year.

                                             OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

                            OPTION AWARDS                                                  STOCK AWARDS
 ----------------------------------------------------------------------------  --------------------------------------------
                                                                                                                    Equity
                                                                                                                  incentive
                                                                                                         Equity      plan
                                                                                                       incentive    awards:
                                                                                                         plan      Market or
                                               Equity                                                   awards:     payout
                                              Incentive                                                number of   value of
                                             Plan Awards:                                      Market   unearned   unearned
                                 Number of    Number of                         Number of    value of   shares,    shares,
                   Number of    securities   Securities                         shares or   shares or  units or   units or
                   securities   underlying   underlying                          units of    units of    other      other
                   underlying   unexercised  unexercised   Option               stock that  stock that   rights  rights that
                  unexercised   options (#)   unearned    exercise   Option      have not    have not  that have   have not
                  options (#)   Unexercis-     options     price   expiration     vested      vested  not vested    vested
     Name         Exercisable      able          (#)        ($)       date          (#)         ($)       (#)         (#)
 ---------------- -----------  ------------  -----------  --------  ---------  ------------  --------  ---------  ----------
 John Jenkins (1)   100,000                                  0.14   6/14/2014
 David Hess
 Chris Canfield
 Michael Prachar

 Compensation of Directors

 The following director compensation disclosure reflects all compensation awarded to, earned by or paid to the directors below for the fiscal year ended October 31, 2006.

                                                         DIRECTOR COMPENSATION

                                                               Change in
                                                   Non-        Pension
                                                   Equity      Value and
                                                   Incentive   Nonqualified
                  Fees Earned                      Plan        Deferred
                  or Paid in    Stock    Option    Compen-     Compensation   All Other
                  Cash          Awards   Awards    sation      Earnings       Compensation
 Name             ($)           ($)      ($)       ($)         ($)            ($)            Total ($)
 ---------------  -----------  --------  ------    --------    ------------   ------------   ---------
 John Jenkins                         0

 Chris Canfield                       0

 Lawrence
 Vierra (1)                     $750.00                                                        $750.00

 David Hess (1)                 $750.00                                                        $750.00


 (1)  We granted 15,000 shares to Mr. Vierra and Mr. Hess on October 31,
      2006. The value of the stock award was calculated based on the aggregate grant date fair value computed in accordance with FAS 123R.


 Compensation Committee Interlocks and Insider Participation

 None of our executive officers or directors serves as members of the board of directors or compensation committee of any other entity, which has one or more executive officers serving as a member of our board of directors. During fiscal 2006 and during the first part of fiscal 2007, the Compensation Committee was comprised of two non-employee directors, Robert
 M. Fidler and Lawrence J. Vierra. Mr. Fidler submitted his resignation from the Board on June 15, 2007 and was replaced on the Compensation Committee by David R. Hess.

 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

 None.

                             FINANCIAL STATEMENTS

 The consolidated financial statements as of October 31, 2006 and 2005 and the unaudited consolidated financial statements as of April 30, 2007 and for the three and six months ended April 30, 2007 and 2006 commence on the following page.

                  RAPID LINK, INCORPORATED AND SUBSIDIARIES
                        INDEX TO FINANCIAL STATEMENTS


       Consolidated Financial Statements:                            Page
       ----------------------------------                            ----

         Report of Independent Registered Public Accounting Firm      F-2

         Consolidated Balance Sheets at October 31, 2006 and 2005     F-3

         Consolidated Statements of Operations for the fiscal
         years ended October 31, 2006 and 2005                        F-4

         Consolidated Statement of Shareholders' Deficit for
         the fiscal years ended October 31, 2006 and 2005             F-5

         Consolidated Statements of Cash Flows for the fiscal
         years ended October 31, 2006 and 2005                        F-6

         Notes to Consolidated Financial Statements                   F-7

           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
           -------------------------------------------------------

 To the Board of Directors and Shareholders of Rapid Link, Incorporated


 We have audited the accompanying consolidated balance sheets of Rapid
 Link, Incorporated and subsidiaries as of October 31, 2006 and 2005, and the related consolidated statements of operations, shareholders' deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

 We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rapid Link, Incorporated and subsidiaries as of October 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

 The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
 Note 1 to the consolidated financial statements, the Company has suffered recurring losses from continuing operations during each of the last two fiscal years. Additionally, at October 31, 2006, the Company's current liabilities (which includes significant amounts of past due payables) exceeded its current assets by $4.7 million and the Company has a shareholders' deficit totaling $2.6 million. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as they relate to these issues are also explained in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


 /s/ KBA GROUP LLP
 Dallas, Texas
 January 29, 2007

                  RAPID LINK, INCORPORATED AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                              October 31,
                                                        -----------------------
                                                           2006         2005
                                                        ----------   ----------
                                                                     (restated)
                   ASSETS

 Current assets:
   Cash and cash equivalents                           $    30,136  $   172,164
   Trade accounts receivable, net of allowances
     of $99,666 and $427,099, respectively               1,400,568      564,039
   Prepaid expenses                                        204,335       35,140
   Other current assets                                     16,382      129,838
                                                        ----------   ----------
     Total current assets                                1,651,421      901,181
                                                        ----------   ----------

 Property and equipment, net                               379,027      353,726
 Customer lists, net                                     3,222,142      144,285
 Goodwill                                                2,868,461    1,796,917
 Other assets                                              121,286       74,758
                                                        ----------   ----------
     Total Assets                                      $ 8,242,337  $ 3,270,867
                                                        ==========   ==========

    LIABILITIES AND SHAREHOLDERS' DEFICIT

 Current liabilities:
   Bank overdrafts                                     $   101,097  $         -
   Trade accounts payable                                2,203,072    3,451,801
   Accrued interest (including $183,304 and
     $910,849, respectively, to related parties)           499,631    1,007,322
   Other accrued liabilities                               507,581      463,594
   Deferred revenue                                        183,510      401,640
   Deposits and other payables                              66,889      418,109
   Capital lease obligation                                      -      126,196
   Contingent purchase price consideration                 250,000            -
   Convertible notes, current portion, net of debt
     discount of $343,333 and $223,167, respectively       716,667      481,833
   Related party notes, current portion                    622,633            -
   Net current liabilities from discontinued operations  1,162,000    1,162,000
                                                        ----------   ----------
     Total current liabilities                           6,313,080    7,512,495
                                                        ----------   ----------
 Convertible notes, long-term, net of debt discount
   of $610,308 and $1,140,824, respectively              1,622,149      686,633
 Convertible notes payable to related parties,
   long-term, net of debt discount of $44,120
   and $77,208, respectively                             1,860,958      926,182
 Related party notes, long-term                          1,000,000            -
                                                        ----------   ----------
     Total liabilities                                  10,796,187    9,125,310
                                                        ----------   ----------
 Commitments and contingencies

 Shareholders' deficit:
   Preferred stock, $.001 par value; 10,000,000
     shares authorized; none issued and outstanding              -            -
   Common stock, $.001 par value; 175,000,000 shares
     authorized; 51,181,994 issued at October 31, 2006
     and 29,297,183 shares issued at October 31, 2005       51,182       29,298
   Additional paid-in capital                           47,248,729   42,858,862
   Accumulated deficit                                 (49,798,891) (48,687,733)
   Treasury stock, at cost; 12,022 shares at
     October 31, 2006 and 2005                             (54,870)     (54,870)
                                                        ----------   ----------
     Total shareholders' deficit                        (2,553,850)  (5,854,443)
                                                        ----------   ----------
     Total liabilities and shareholders' deficit       $ 8,242,337  $ 3,270,867
                                                        ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                 RAPID LINK, INCORPORATED AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS


                                                    Year Ended October 31,
                                                 ----------------------------
                                                     2006            2005
                                                 ------------    ------------
 Revenues                                       $  13,351,030   $   9,827,049

 Costs and expenses:
   Costs of revenues                                9,644,235       7,713,349
   Sales and marketing                                856,037         205,973
   General and administrative                       3,596,171       3,227,609
   Depreciation and amortization                      747,562         557,131
   Loss (gain) on disposal of property
     and equipment                                     56,771          (8,800)
   Net reductions of liabilities                   (2,300,929)              -
   Gain on legal settlement                                 -        (225,000)
                                                 ------------    ------------
     Total costs and expenses                      12,599,847      11,470,262
                                                 ------------    ------------

 Operating income (loss)                              751,183      (1,643,213)

 Other income (expense):
   Interest expense                                (1,664,242)       (651,253)
   Related party interest expense                    (216,233)       (219,362)
   Foreign currency exchange gains                     18,134          10,486
                                                 ------------    ------------
     Total other income (expense)                  (1,862,341)       (860,129)

                                                 ------------    ------------
 Loss from continuing operations                   (1,111,158)     (2,503,342)

 Loss from discountinued operations, net
   of income taxes of $0                                    -         (62,000)
                                                 ------------    ------------
 Net loss                                       $  (1,111,158)  $  (2,565,342)
                                                 ============    ============

 Loss per share information:
   Weighted average shares outstanding:
     Basic and diluted                             39,000,486      23,790,407
                                                 ============    ============
   Basic and diluted net loss per share
   information:
     Continuing operations                      $       (0.03)  $       (0.11)
     Discontinued operations                             0.00           (0.00)
                                                 ------------    ------------
                                                $       (0.03)  $       (0.11)
                                                 ============    ============

  The accompanying notes are an integral part of these consolidated financial statements.


                     RAPID LINK, INCORPORATED AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT


                                           Common      Common    Treasury     Additional       Accumulated
                                           Shares      Stock      Stock     Paid-in Capital      Deficit        Total
                                         ----------   --------   -------    ---------------   ------------    ----------
                                                                                                (restated)
 Balance, October 31, 2004               23,034,151  $  23,034  $(54,870)     $40,055,719    $(46,122,391)   $(6,098,508)

 Issuance of common stock for
   convertible notes, including interest  1,008,032      1,009         -          116,698               -        117,707
 Issuance of common stock for
   convertible notes to related parties   3,740,000      3,740         -          463,760               -        467,500
 Beneficial conversion feature related
   to issuance of convertible debt                -          -         -        1,362,649               -      1,362,649
 Issuance of warrants in connection
   with amendments to convertible notes           -          -         -          363,648               -        363,648
 Issuance of warrants in connection with
   with amendments to convertible notes
   to related parties                             -          -         -           88,239               -         88,239
 Issuance of common stock in connection
   with amendments to notes payable         240,000        240         -           99,229               -         99,469
 Issuance of common stock for services      325,000        325         -           45,675               -         46,000
 Issuance of common stock for acquisition
   of customer base                         950,000        950         -          103,550               -        104,500
 Issuance of warrants for services                -          -         -          159,695               -        159,695

   Net loss                                       -          -         -                -      (2,565,342)    (2,565,342)
                                         -------------------------------------------------------------------------------
 Balance, October 31, 2005               29,297,183     29,298  $(54,870)     $42,858,862    $(48,687,733)   $(5,854,443)

 Issuance of common stock for
   convertible notes, including interest  2,709,811      2,709         -          193,442               -        196,151
 Beneficial conversion feature related
   to issuance of convertible debt                -          -         -          628,674               -        628,674
 Issuance of warrants in connection
   with issuance of convertible notes             -          -         -          327,176               -        327,176
 Issuance of common stock for acquisition
   of Telenational Communications, Inc.  19,175,000     19,175         -        3,240,575               -      3,259,750

   Net loss                                       -          -         -                -      (1,111,158)    (1,111,158)
                                         -------------------------------------------------------------------------------
 Balance, October 31, 2006               51,181,994  $  51,182  $(54,870)     $47,248,729    $(49,798,891)   $(2,553,850)
                                         ===============================================================================

  The accompanying notes are an integral part of these consolidated financial statements.

                                     F-5

                   RAPID LINK, INCORPORATED AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                    Year Ended October 31,
                                                 ----------------------------
                                                     2006            2005
                                                 ------------    ------------
 Cash flows from operating activities of
 continuing operations:
   Net loss from continuing operations          $  (1,111,158)  $  (2,503,342)
   Adjustments to reconcile net loss from
   continuing operations to net cash
   provided by (used in) operating activities:
     Non-cash interest expense                      1,447,400         526,158
     Depreciation and amortization                    747,562         557,131
     Bad debt expense                                 136,391         365,289
     Warrants issued for services                           -         205,695
     Loss (gain) on disposal of property
       and equipment                                   56,771          (8,800)
     Gain on reduction/settlement of liabilities   (2,300,929)              -
     Changes (net of effect of acquisition)
     in operating assets and liabilities:
       Trade accounts receivable                      (39,042)        (88,201)
       Prepaid expenses and other current assets       11,198          32,990
       Other assets                                   (46,120)         (8,678)
       Trade accounts payable                        (269,074)        660,256
       Accrued liabilities                            444,134         (59,895)
       Deferred revenue                                18,870          21,196
       Deposits and other payables                   (131,326)        (10,000)
                                                 ------------    ------------
         Net cash used in operating activities
           of continuing operations                (1,035,323)       (310,201)
                                                 ------------    ------------
 Cash flows from investing activities
 of continuing operations:
   Purchases of property and equipment               (207,860)        (26,884)
   Proceeds from sale of property and equipment             -          10,000
   Acquisition costs                                        -         (15,000)
   Payment of contingent purchase consideration      (250,000)              -
   Cash acquired in acquisition                       158,135               -
                                                 ------------    ------------
         Net cash used in investing activities
           of continuing operations                  (299,725)        (31,884)
                                                 ------------    ------------
 Cash flows from financing activities
 of continuing operations:
   Bank overdrafts                                    101,097               -
   Proceeds from convertible debentures             1,000,000               -
   Payments on convertible debentures                (163,927)        (72,140)
   Payment of financing fees                          (44,150)              -
   Proceeds from related party notes and
     shareholder advances                             850,000               -
   Payment of shareholder advances                   (550,000)              -
                                                 ------------    ------------
         Net cash provided by (used in) financing
           activities of continuing operations      1,193,020         (72,140)
                                                 ------------    ------------
 Net (decrease) in cash and cash equivalents         (142,028)       (414,225)

 Cash and cash equivalents, beginning of period       172,164         586,389
                                                 ------------    ------------
 Cash and cash equivalents, end of period       $      30,136   $     172,164
                                                 ============    ============

 Supplemental disclosure of cash
 flow information:
   Interest paid                                $      15,000   $      79,803

 Supplemental schedule of non cash investing
 and financing activities
   Issuance of common stock for convertible
     notes and accrued interest                 $     196,151   $     117,707
   Issuance of common stock for convertible
     notes payable - related party                          -         467,500
   Fair value of common stock issued in
     connection with Telenational
     Communications acquisition                     3,259,750               -
   Note issued in connection with Telenational
     Communications acquisition                     1,000,000               -
   Contingent liability issued in connection
     with Telenational Communications
     acquisition                                      500,000               -
   Issuance of common stock for acquisition
     of customer base                                       -         104,500
   Accrued interest to related party converted
     to note payable to related party                 901,688               -
   Beneficial conversion feature of convertible
     debentures recorded as debt discount             628,674       1,362,649
   Fair value of warrants issued with debt            327,176               -
   Fair value of warrants issued in connection
     with amendments to debt agreements                     -         451,887
   Note payable exchanged for convertible debenture         -       1,250,000
   Convertible debenture issued for accrued interest        -         349,617
   Fair value of common stock issued in connection
     with amendments to note agreement                      -          99,469
   Convertible debenture issued for financing fees          -          50,383


  The accompanying notes are an integral part of these consolidated financial statements.

                  RAPID LINK, INCORPORATED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

 Nature of Business

 On November 1, 2005, the Company changed its name to "Rapid Link, Incorporated" from Dial Thru International Corporation. Rapid Link, Incorporated, a Delaware corporation, and its subsidiaries (collectively referred to as "Rapid Link" or the "Company"), has served as a facilities-based, communications company providing various forms of telephony services to wholesale and retail customers around the world. Rapid Link provides a multitude of international telecommunications services targeted to individual customers, as well as small and medium sized enterprises ("SMEs".) These services include the transmission of voice and data traffic over public and private networks. The Company also sells telecommunications services for both the foreign and domestic termination of international long distance traffic into the wholesale market. Rapid Link utilizes
 Voice over Internet Protocol ("VoIP") packetized voice technology (and other compression techniques) to improve both cost and efficiencies of telecommunication transmissions. Rapid Link utilizes the Public Switched Telecommunications Network as well as the Internet to transport the Company's communications services.

 The Company has recently shifted its retail product focus to value-added VoIP communication services to customers, both domestically and internationally. However, as of the date of this report, the majority of the Company's revenues have not been derived from VoIP communication services. Rapid Link focuses on the U.S. military and other key niche markets. The Company offers PC-to-PC, PC-to-phone, and phone-to-phone calling using a mixture of software and/or hardware depending on the end-users' specific needs. Rapid Link offers VoIP service plans to conventional residential and business customers in addition to serving the military and other niches. The Company's sells both flat-rate and cost-per-minute calling plans in order to directly address the customers' requirements. These plans include free features such as voice mail, call forwarding, three way calling and others. Rapid Link's VoIP Internet Access Devices ("IADs") for residential and business customers include single and multi-line adaptors. These adaptors enable customers to convert their traditional phone into a VoIP phone and access the Rapid Link network. Rapid Link also offers a headset that plugs directly into the customer's computer, eliminating the need for any additional hardware. All of these VoIP services connect through the Internet. The customer can then make and receive calls through their new or existing phone number using VoIP.

 Financial Condition

 The Company is subject to various risks in connection with the operation of its business including, among other things, (i) changes in external competitive market factors, (ii) inability to satisfy anticipated working capital or other cash requirements, (iii) changes in the availability of transmission facilities, (iv) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the market, (v) various competitive factors that may prevent the Company from competing successfully in the marketplace, and (vi) the Company's lack of liquidity and its ability to raise additional capital. The Company has an accumulated deficit of approximately $49.8 million as of October 31, 2006, as well as a working capital deficit of approximately $4.7 million. In addition, a significant amount of the Company's trade accounts payable and accrued liabilities are past due. Funding of the Company's working capital deficit, its current and future anticipated operating losses, and expansion of the Company will require continuing capital investment. Historically, some of the Company's funding has been provided by a major shareholder.
 The Company's strategy is to fund these cash requirements through debt facilities and additional equity financing.

 Although the Company has been able to arrange debt facilities and equity financing to date, there can be no assurance that sufficient debt or equity financing will continue to be available in the future or that it will be available on terms acceptable to the Company. Failure to obtain sufficient capital could materially affect the Company's operations in the short term and hinder expansion strategies. The Company continues to explore external financing opportunities. At October 31, 2006, approximately 52% of the Company's debt is due to the senior management and a Director of the Company, as well as an entity owned by senior management.

 As a result of the aforementioned factors and related uncertainties, there is substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible effects of recoverability and classification of assets or classification of liabilities, which may result from the inability of the Company to continue as a going concern.

 NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Restatements
 ------------

 Through communication with the Universal Service Administration Company ("USAC") and review of statements received during fiscal 2006, the Company determined that accrued USAC fees totaling $424,381 should have been reversed based on credits that were issued by USAC during periods prior to fiscal 2005. Accordingly, the Company has reduced its estimated liability for USAC fees by $424,381 and restated the Balance Sheet at October 31, 2005 to reflect the reduction of this liability and the related decrease in the accumulated deficit.

 Additionally, the Company has restated its consolidated financial statements as of and for the fiscal quarters ended January 31, 2006 and July 31, 2006 to reflect in the proper quarterly period certain amounts that were recorded in the consolidated financial statements during the fourth quarter of fiscal 2006. The restatements of these fiscal 2006 fourth quarter amounts to the first or third quarters of fiscal 2006 does not impact overall fiscal 2006 operating results. (See Note 16 - Restated Quarterly Information for further details).

 Principles of Consolidation
 ---------------------------

 The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain amounts previously reported have been reclassified to conform to the current year presentation.

 Use of Estimates in the Preparation of Consolidated Financial Statements
 ------------------------------------------------------------------------

 The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition
 -------------------

 Long distance revenue

 Revenues generated by international re-origination, dial thru services and international wholesale termination, which are the primary source of the Company's revenues, are based on minutes of customer usage. The Company records payments received in advance as deferred revenue until such services are provided.

 VoIP service revenue

 The Company defers revenue recognition of new subscriber revenue from its service offerings until the acceptance period has expired. New customers may terminate their service within thirty days of order placement and receive a full refund of fees previously paid. The Company has been providing its VoIP services for a limited period of time, has an insignificant amount of revenue to date, and therefore, has not developed sufficient history to apply a cancellation rate to reserve against new order revenue. Accordingly, the Company defers new subscriber revenue for thirty days to ensure that the thirty day trial period has expired.

 Emerging Issues Task Force Consensus No. 00-21 ("EITF No. 00-21"), "Accounting for Revenue Arrangements with Multiple Deliverables" requires that revenue arrangements with multiple deliverables be divided into separate units of accounting if the deliverables in the arrangement meet specific criteria. In addition, arrangement consideration must be allocated among the separate units of accounting based on their relative fair values, with certain limitations. The VoIP service with the accompanying hardware that customers use to access the Internet constitutes a revenue arrangement with multiple deliverables. In accordance with the guidance of EITF No. 00-21, the Company allocates VoIP revenues, including activation fees, among the hardware and subscriber services. Revenues allocated to the hardware are recognized as product revenues at the end of thirty days after order placement, provided the customer does not cancel their service. All other revenues are recognized as service revenues when the related services are provided.

 Cash and Cash Equivalents
 -------------------------

 The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalent are at risk to the extent that they exceed Federal Deposit Insurance Corporation insured amounts. To minimize this risk, the Company places its cash and cash equivalents with high credit quality financial institutions.

 Accounts Receivable
 -------------------

 Trade accounts receivable are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectibility of specific customer accounts: customer creditworthiness, past transaction history with the customer, current economic industry trends and changes in customer payment terms. If the financial condition of the Company's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Based on management's assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Interest is typically not charged on overdue accounts receivable. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

 Property and Equipment
 ----------------------

 Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the remaining lease term or the estimated useful life of the related asset ranging from five to seven years. Expenditures for repairs and maintenance are charged to expense as incurred. Major renewals and betterments are capitalized.

 Goodwill
 --------

 Goodwill is reviewed for impairment annually or more frequently if impairment indicators arise. Impairment indicators include (i) a significant decrease in the market value of an asset, (ii) a significant change in the extent or manner in which an asset is used or a significant physical change in an asset, (iii) a significant adverse change in legal factors or in the business climate that could affect the value of an asset or an adverse action by a regulator, and (iv) a current period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with an asset used for the purpose of producing revenue. The Company follows SFAS No. 141, "Business Combinations" ("SFAS 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires that the purchase method of accounting be used for business combinations, and also specifies the criteria for the recognition of intangible assets separately from goodwill. Under SFAS 142, goodwill is no longer amortized but is subject to an impairment test at least annually or more frequently if impairment indicators arise.

 The Company has one operating and reporting segment and one reporting unit. For the purpose of identifying the reporting units, the Company followed the guidance in paragraph 30 of SFAS 142, (i) an operating segment is a reporting unit if discrete financial information is available (ii) management regularly reviews individual operating results, and (iii) similar economic characteristics of components within an operating segment result in a single reporting unit. The Company's management regularly reviews one set of financial information, and all of the Company's products share similar economic characteristics. Therefore, the Company has determined that it has one single reporting unit.

 In accordance with SFAS 142, an annual impairment test of goodwill was performed by an independent valuation firm at each fiscal year-end. The valuation process appraised the Company's enterprise value using a combination of market capitalization and multiples of earnings valuation techniques. The valuation process indicated that the enterprise fair value exceeds the carrying value of the Company's net assets and liabilities. Accordingly, the Company concluded that no impairment of goodwill existed.

 Long-Lived Assets
 -----------------

 Long-lived assets, including the Company's customer lists, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if an impairment is indicated by its carrying value not being recoverable through undiscounted cash flows. The impairment loss is the difference between the carrying amount and the fair value of the asset estimated using discounted cash flows. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell.

 Fair Market Value of Financial Instruments
 ------------------------------------------

 The carrying amount for current assets and liabilities, and long-term debt is not materially different than fair market value because of the short maturity of the instruments and/or their respective interest rate amounts and other terms have been negotiated recently.

 Debt Obligations
 ----------------

 When applicable, the Company calculates the beneficial conversion feature embedded in its debt borrowings in accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," and EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments," and records the calculated amount as debt discount. Debt discount is amortized over the term of the corresponding debt obligation.

 Net Loss Per Share
 ------------------

 Basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the year. Diluted net loss per share is computed using the weighted average number of shares of common stock outstanding during the year and common equivalent shares consisting of stock options, warrants, and convertible debentures (using the treasury stock method) to the extent they are dilutive.

 Shares issuable upon the exercise of stock options, warrants and convertible debentures are excluded from the calculation of net loss per share for the years ended October 31, 2006 and 2005 as their effect would be antidilutive. Potentially issuable shares from outstanding stock options, warrants and convertible debentures amounted to 70,128,410 and 54,388,861 shares, respectively, as of October 31, 2006 and 2005.

 Income Taxes
 ------------

 The Company utilizes the asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes and liabilities are computed for differences between the financial statement carrying amounts and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are recorded when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

 Stock-Based Compensation
 ------------------------

 The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure." Under APB Opinion No. 25, compensation expense for employees is based on the excess, if any, on the date of grant, of fair value of the Company's stock over the exercise price. Accordingly, no compensation cost has been recognized for its employee stock options in the financial statements during the years ended October 31, 2006 and 2005 as the fair market value on the grant date approximates the exercise price. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No.123, as amended by SFAS No. 148, the Company's pro forma net loss from continuing operations for the years ended October 31, 2006 and 2005 would have been as follows:
                                                      2006           2005
                                                  -----------    -----------
 Net loss from continuing operations,
   as reported                                    $(1,111,158)   $(2,503,342)

 Add: stock-based employee compensation
   expense included in reported net loss
   from continuing operations                               -              -

 Deduct: stock-based employee compensation
   expense determined under the fair value
   method                                             (89,370)       (13,293)
                                                  -----------    -----------
 Pro forma net loss from continuing operations    $(1,200,528)   $(2,516,635)
                                                  ===========    ===========

 Net loss per share from continuing operations
   - basic and dilutive, as reported              $     (0.03)   $     (0.11)
                                                  ===========    ===========

 Net loss per share from continuing operations
   - basic and dilutive, pro forma                $     (0.03)   $     (0.11)
                                                  ===========    ===========

 For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. Because options vest over a period of several years and additional awards are generally made each year, the pro forma information presented above is not necessarily indicative of the effects on reported or pro forma net earnings or losses for future years.

 The fair value of options and warrants for shares of the Company's common stock issued to employees has been determined using the Black-Scholes option pricing model, a pricing model acceptable under SFAS No. 123, with the following weighted-average assumptions:

                Year ended October 31, 2006
                ---------------------------
                  Risk-free interest rate              3.7%
                  Expected dividend yield                0%
                  Expected lives                      3 years
                  Expected volatility                  154%

 There were 2,317,500 options issued to employees during the year ended October 31, 2006. There were no options issued to employees during the year ended October 31, 2005.

 The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 as amended by SFAS No. 148 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date on which it is probable that performance will occur.

 Foreign Currency Translation and Foreign Currency Transactions
 --------------------------------------------------------------

 The Company's functional currency is the U.S. dollar. The Company's foreign operations are subject to exchange rate fluctuations and foreign currency transaction costs. Monetary assets and liabilities of subsidiaries domiciled outside the United States are translated at rates of exchange existing at the balance sheet date and non-monetary assets, liabilities and equity are translated at historical rates. Revenues and expenses are translated at average rates of exchange prevailing during the period. The resulting translation adjustments, and foreign currency transactions resulting in gains and losses, are recorded in the consolidated statements of operations.

 Recent Accounting Pronouncements
 --------------------------------

 In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 (Revised 2004), "Share-Based Payment" ("Statement 123R"), which revised SFAS No. 123 and supercedes APB Opinion No. 25. This revised accounting standard addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions with employees using APB Opinion No. 25 and requires that the fair value of such share based payments be recognized in the consolidated statement of operations. The revised statement is effective as of the first interim or annual financial reporting period beginning after December 15, 2005. The Company adopted the statement as of November 1, 2006, applying the modified prospective method. The impact of adoption of SFAS No. 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted SFAS No. 123R in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net loss and net loss per share in the stock-based compensation policy note discussed previously.

 In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments," an amendment of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." With respect to SFAS No. 133, SFAS No. 155 simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and eliminates the interim guidance in Statement 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets," which provided that beneficial interests in securitized financial assets are not subject to the provision of SFAS No. 133. With respect to SFAS No. 140, SFAS No. 155 eliminates a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company does not expect adoption of SFAS No. 155 to significantly affect our financial condition or results of operations.

 In July 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes," which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for us beginning November 1, 2007. The Company is in the process of determining the effect, if any, the adoption of FIN 48 will have on our financial statements.

 In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, established a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 157 to significantly affect our financial condition or results of operations.

 NOTE 3 - ACQUISITIONS

 Telenational Communications, Inc.

 On May 5, 2006, the Company acquired 100% of the outstanding stock of Telenational Communications, Inc. ("Telenational") for $4,809,750, including acquisition costs of $50,000. The purchase consideration consisted of a promissory note in the principal amount of $1,000,000, a contingent cash payment in the amount of $500,000 and 19,175,000 shares of the Company's common stock valued at $3,259,750. The stock was issued on May 5, 2006 and June 5, 2006 (50% on each date) in conjunction with the acquisition. Under the terms of the original purchase agreement, the second stock issuance was a contingent obligation. This was subsequently amended, resulting in the June 5, 2006 stock issuance. The value of the issued stock was determined by the average of $0.18 per share and $0.16 per share, which approximates the average trading value as quoted on the OTC Bulletin Board for the three days before and three days after May 5, 2006, and the stock price on June 5, 2006, respectively. The contingent purchase price consideration, which was recorded on the date of acquisition, was based on the attainment of a predetermined level of short-term gross profit, which did occur. The primary purpose of the acquisition was to enable the Company to expand its market share in the telecommunications industry and eliminate certain costs by gaining operational efficiencies. The following table summarizes the assets acquired and liabilities assumed as of the closing date:

                Tangible assets acquired           $ 1,362,950
                Customer list                        3,500,000
                Goodwill                             1,071,544
                                                   -----------
                Total assets acquired                5,934,494
                Liabilities assumed                 (1,124,744)
                                                   -----------
                Net assets acquired                $ 4,809,750
                                                   ===========

 The acquisition was accounted for using the purchase method of accounting. The purchase price allocated to customer list was determined by management's estimates of the value associated with each acquired customer. The customer list is being amortized over its estimated useful life of five years. Goodwill represents the excess of consideration given over the fair value of assets acquired. The goodwill acquired may not be amortized for federal income tax purposes.

 The following represents unaudited pro forma combined results of operations of the Company and Telenational as if the Telenational acquisition had occurred as November 1, 2004:

                                                    Year Ended October 31,
                                                  -------------------------
                                                      2006          2005
                                                  -----------   -----------
 Unaudited pro forma information:
   Revenues                                       $18,748,214   $20,539,023
   Net loss                                       $  (833,645)  $(3,100,838)
   Basic and diluted net loss per share           $     (0.02)  $     (0.07)
   Weighted average shares outstanding             49,586,137    42,965,407

 The pro forma information includes historical Telenational revenues and expenses after giving effect to certain adjustments, including amortization of the acquired customer list and interest expense on the promissory note. The pro forma financial information is shown for illustrative purposes and does not purport to be indicative of the Company's future results of operations or the Company's results of operations that would have actually occurred had the transaction been in effect for the periods presented.

 Integrated Telecommunications, Inc.

 On October 25, 2005, the Company entered into an Asset Purchase Agreement to acquire certain assets, including but not limited to the customer base and an item of equipment of Integrated Telecommunications, Inc. ("Integrated"), an international long distance carrier providing VoIP services to retail customers in the United States and wholesale services to customers worldwide. The closing date of the asset acquisition ("Closing Date") was October 31, 2005. The aggregate purchase price was $159,500, including 950,000 of common stock, valued at $104,500, and an additional $55,000 in acquisition-related costs. The value of the common stock was determined based on the closing market price of the Company's common shares on October 31, 2005. In accordance with SFAS 141, the Company has allocated the purchase price to the assets acquired based on their estimated fair values at the date of acquisition. The following table summarizes the estimated fair value of the assets acquired:

                Fixed assets                       $  15,215
                Customer base                        144,285
                                                   ---------
                Net assets acquired                $ 159,500
                                                   =========

 The customer base is being amortized over its estimated useful life of two years.

 NOTE 4 - PROPERTY AND EQUIPMENT

 Property and equipment consists of the following at October 31, 2006 and 2005:

                                           2006          2005       Est. Life
                                        ----------    ----------    ---------
 Telephone switch equipment             $  625,151    $3,762,473     3-5 yrs.
 Computer software                       1,092,488     1,096,879     3-5 yrs.
 Computer equipment                        181,496       859,296     3-5 yrs.
 Furniture and fixtures                    154,561       232,917     5-7 yrs.
 Leasehold improvements                     53,941        58,379     5-7 yrs.
                                        ----------    ----------
                                         2,107,637     6,009,944
 Less: accumulated depreciation
   and amortization                     (1,728,610)   (5,656,218)
                                        ----------    ----------
   Property and equipment, net          $  379,027    $  353,726
                                        ==========    ==========

 Amortization of assets held under capital leases is included with depreciation expense. Property and equipment depreciation and amortization expense totaled $325,419 and $557,131 in fiscal 2006 and 2005, respectively.

 NOTE 5 - CUSTOMER LISTS

 Customer lists acquired from Telenational and Integrated, and corresponding accumulated amortization at October 31, 2006 and 2005 were as follows:

                                      2006          2005       Est. Life
                                   ----------    ----------    ---------
 Customer lists                    $3,644,285    $  144,285     2-5 yrs.
 Less: accumulated amortization    (  422,143)            -
                                   ----------    ----------
   Customer lists, net             $3,222,142    $  144,285
                                   ==========    ==========

 Amortization expense totaled $422,143 in fiscal 2006, with no amortization expense in fiscal 2005. Based on capitalized customer lists at October 31, 2006, and assuming no impairment of these customer lists, estimated amortization expense amounts in future fiscal years are as follows:

        Year Ending October 31,
        -----------------------
            2007                         $  772,142
            2008                            700,000
            2009                            700,000
            2010                            700,000
            2011                            350,000
                                         ----------
              Total                      $3,222,142
                                         ==========

 NOTE 6 - CONVERTIBLE DEBENTURES AND NOTES PAYABLE, INCLUDING RELATED PARTY
 NOTES

 The Company has various debt obligations as of October 31, 2006 and 2005, including amounts due to independent institutions and related parties. Descriptions of these debt obligations are included below. The following table summarizes outstanding debt as of October 31, 2006:

                    Information as of October 31, 2006
 ---------------------------------------------------------------------------
  Brief Description of             Int.
        Debt           Balance     Rate    Due Date  Discount       Net
 ---------------------------------------------------------------------------

 Convertible notes, current
 --------------------------
  GC-Conote2        $     60,000    0%    3/30/2007  $  10,000  $     50,000
  Debentures           1,000,000   10%     3/8/2007    333,333       666,667

 Related party notes, current
 ----------------------------
  Demand Note            300,000    8%    on demand      -           300,000
  APEX Note 2            322,633    8%    7/15/2007      -           322,633

 Convertible notes, long-term
 ----------------------------
  GCA-Debenture          430,000    6%    11/1/2007       -          430,000
  GCA-Debenture          552,457    6%    11/1/2007     4,247        548,210
  GC-Conote            1,250,000 10.08%   2/28/2008   606,061        643,939

 Related party conv. notes, long-term
 ------------------------------------
  Notes (Executives)   1,905,078   10%    2/28/2008    44,120      1,860,958

 Related party note, long-term
 -----------------------------
  APEX Note 1          1,000,000    8%    11/5/2007       -        1,000,000


 Debt obligations as of October 31, 2006 are due as follows:

                              Within
                              1 year     1-2 years     Total
                            ----------  ----------  ----------
     Debt Obligations       $1,682,633  $5,137,535  $6,820,168

 GCA Debentures

 The Company has two 6% convertible debentures (the "GCA-Debentures") with GCA Strategic Investment Fund Limited ("GCA"). The GCA-Debentures are secured by the Company's VoIP technology and certain corresponding equipment. The Company issued to the holder of the GCA-Debentures warrants to acquire an aggregate of 50,000 shares of common stock at an exercise price of $0.41 per share, which expire on January 28, 2007. In connection with an agreement to extend the maturity date of the GCA-Debenture, the Company issued to GCA warrants to purchase an additional 100,000 shares of common stock also at an exercise price of $0.21 per share, which expire on February 8, 2008.

 On June 1, 2005, the Company and GCA agreed to extend the maturity date of the two GCA-Debentures. The maturity dates were extended to November 26, 2005. In connection with the extension, the Company issued GCA warrants to acquire 110,000 shares of common stock at an exercise price of $0.11 and 300,000 warrants to acquire the Company's common stock at an exercise price of $0.38. These warrants expire in June 2010. The Company recorded $163,151 as debt discount, representing the fair value of the warrants on June 1, 2005. This amount was calculated using the Black-Scholes pricing model with the following assumptions: applicable risk-free interest rate based on the current treasury-bill interest rate at the grant date of 4%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 1.64; and an expected life of the warrants of three years. The debt discount is being amortized over the extension period of the convertible debenture. In addition, the Company issued to GCA 140,000 shares of common stock valued at $0.45 per share, the Company's closing stock price on June 1, 2005, the date of issuance. In connection with the stock issuance, the Company recorded debt discount which is being amortized over the extension period of the convertible debenture.

 On September 14, 2006, the Company and GCA amended the GCA-Debentures to extend the maturity date of the GCA-Debentures to November 1, 2007, and stipulate that the conversion price of the Company's common stock is not to be lower than $0.10 and not to exceed $0.25. In connection with the amendment, the Company re-priced all warrants held by GCA to an exercise price of $0.05 and extended the maturity of the warrants to June 1, 2010. Incremental debt discount amounts associated with the fiscal 2006 amendments were not material. During fiscal 2006 and 2005, GCA converted GCA-Debenture debt and accrued interest of approximately $31,000 and $43,000, respectively, into approximately 407,000 and 352,000 shares, respectively, of common stock.

 GC-Note, GC-Conote and GC-Conote2

 In November 2002, the Company executed a 12% note payable secured by certain compression equipment (the "GC-Note") with Global Capital Funding Group, L.P., ("Global") The Company issued to the holder of the GC-Note warrants to acquire an aggregate of 500,000 shares of common stock at an exercise price of $0.14 per share, which expire on November 8, 2007.

 On June 1, 2005, the Company and Global agreed to extend the maturity date of the GC-Note to February 29, 2008. In connection with the extension, the GC-Note was converted to a 10.08% Convertible Note ("GC-Conote"). The conversion price is equal to 80% of the average of the three lowest volume weighted average sales prices as reported by Bloomberg L.P. during the twenty Trading Days immediately preceding the related Notice of Conversion (the "Formula Conversion Price"). The Company calculated the beneficial conversion feature embedded in the GC-Conote in accordance with EITF 98-5 and EITF 00-27 and recorded $1,013,032 as debt discount. This debt discount is being amortized over the life of the GC-Conote. The Company also issued to the holder of the GC-Conote warrants to acquire an aggregate of 500,000 shares of common stock at an exercise price of $0.38, and 125,000 warrants to purchase common stock at $0.11 per share, both warrants expiring in June 2010. The Company recorded $200,498 as debt discount, the relative fair value of the warrants on June 1, 2005. This amount was calculated using the Black-Scholes pricing model with the following assumptions: applicable risk-free interest rate based on the current treasury-bill interest rate at the grant date of 4%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 1.64; and an expected life of the warrants of three years. The debt discount is being amortized over the life of the GC-Conote. In addition, the Company issued to Global 100,000 shares of common stock valued at $0.45 per share, the Company's closing stock price on June 1, 2005, the date of issuance. The Company recorded $36,469 as debt discount, the relative fair value of the stock issued, which it is amortizing over the life of the GC-Conote.

 On September 14, 2006, the Company and Global amended the GC-Conote to extend the maturity date of the GC-Conote to November 1, 2007, and stipulate that the conversion price of the Company's common stock is not to be lower than $0.10 and not to exceed $0.25. In connection with the amendment, the Company re-priced all warrants held by GCA to an exercise price of $0.05 and extended the maturity of the warrants to June 1, 2010. Incremental debt discount amounts associated with the fiscal 2006 amendments were not material.

 In connection with the extension of the maturity date of the GC-Note, the interest due on the GC-Note of approximately $350,000 as of May 31, 2005, was converted to a $400,000 non-interest bearing convertible note payable (the "GC-Conote2) to Global. The GC-Conote2 requires quarterly payments of $50,000 on the last day of March, June, September and December of each year until the March 31, 2007 maturity date, commencing on June 30, 2005. In addition, the GC-Conote2 provides for conversion based on a conversion price equal to 80% of the average of the three lowest volume weighted average sales prices as reported by Bloomberg L.P. during the twenty trading days immediately preceding the related Notice of Conversion (the "Formula Conversion Price"). The Company calculated the beneficial conversion feature embedded in the GC-Conote2 in accordance with EITF 98-5 and EITF 00-27 and recorded approximately $350,000 as debt discount. This debt discount is being amortized over the life of the GC-Conote2. The approximate $50,000 difference between the accrued interest at May 31, 2005 and the value of the GC-Conote2 represents a financing fee and was recorded as debt discount and is being amortized over the life of the GC-Conote2. During fiscal 2006 and 2005, GCA elected to convert $165,000 of the GC-Conote2 into approximately 2,303,000 shares of common stock and $75,000 of the GC-Conote into approximately 656,000 shares of common stock, respectively.

 Debentures

 On March 8, 2006, the Company completed a private placement of two one-year 10% convertible debentures ("Debentures"), for gross proceeds of $1,000,000 maturing March 8, 2007. The Debentures are secured by assets of the Company not already secured by the GCA or Global notes. In connection with the Debentures, the Company agreed to issue the investors a total of 2,000,000 immediately exercisable five-year warrants to purchase the Company's common stock at an exercise price of $0.14 for 1,000,000 warrants, and $0.25 for an additional 1,000,000 warrants. The Company paid $44,150 in financing fees in connection with the debentures which were recorded as a discount on the debentures. Additionally, in connection with these Debentures, the Company recorded debt discount of $955,850 related to the fair value of warrants issued and the related beneficial conversion feature that it is amortizing over the life of the Debentures. The fair value of the warrants was calculated using the Black-Scholes pricing model with the following assumptions: applicable risk-free interest rate based on the current treasury-bill interest rate at the grant date of 4%; dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of 1.65; and an expected life of the warrants of three years.

 Related Party Notes

 The Company executed 10% convertible notes (the "Notes") with three executives (the "Executives") of the Company. Two of the Executives subsequently resigned from the Company and one remains on the Company's Board of Directors. The Note held by the director was paid in full during fiscal 2005. The Notes are secured, on a subordinated basis to the holders of the Debentures, by assets of the Company not already secured by the GCA or Global notes. Each Note is convertible into the Company's common stock at the option of the holder at any time. The Company issued to the holders of the Notes warrants to acquire an aggregate of 1,945,958 shares of common stock at an exercise price of $0.78 per share, which expired on October 24, 2006, warrants to acquire an additional 102,432 shares of common stock at an exercise price of $0.75, which expire on January 28, 2007, and warrants to acquire an additional 300,000 shares of common stock at an exercise price of $0.75, which expire on July 8, 2007.

 On July 21, 2005, the Company and the Executives agreed to extend the maturity date of the Notes to February 28, 2008. In connection with the extension, the Company issued to the three executives warrants to acquire 640,000 shares of common stock at an exercise price of $0.16. The warrants expire in July 2010. The Company recorded $88,238 as debt discount, the fair value of the warrants on July 21, 2005. This amount was calculated using the Black-Scholes pricing model with the following assumptions: applicable risk-free interest rate based on the current treasury-bill interest rate at the grant date of 4%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 1.65; and an expected life of the warrants of three years. The debt discount is being amortized over the extension period of the Notes. Debt discount amortization of $11,000 was recorded on the Notes in fiscal 2005. During fiscal 2005, holders of the Notes elected to convert $467,500 of the Notes into 3,740,000 shares of common stock. The Company recorded debt discount amortization, which is recorded as related party interest expense, of $33,000 and interest expense of $100,000 on these Notes during fiscal 2006.

 During fiscal 2006, the Company's Chief Executive Officer, John Jenkins, advanced funds to the Company in the aggregate amount of $550,000 which was repaid in full using proceeds from the Debentures financing. On September 18, 2006, Mr. Jenkins advanced an additional $300,000 to the Company, which is classified as a current demand note (the "Demand Note"). On September 14, 2006, Mr. Jenkins agreed to covert all unpaid interest on his Note in the amount of $901,688 to the principal balance of his Note under the same terms as the existing Note. The Company recorded interest expense during fiscal 2006 of $25,000 on Mr. Jenkins' additional fiscal 2006 debt, which includes interest on the amount converted to principal and the Demand Note.

 On May 5, 2006 the Company acquired the stock of Telenational. As a component of the total purchase price, an 18-month note payable in the amount of $1,000,000 bearing 8% interest annually ("APEX Note 1") was issued to the seller, Apex Acquisitions, Inc. ("APEX"). The Company's Chief Financial Officer, Chris Canfield, is the majority shareholder of APEX. This
 Note is secured by 100% of the Telenational common stock. The Company recorded $40,000 in interest expense on APEX Note 1 during fiscal 2006.

 On July 15, 2006, in conjunction with, but unrelated to the total purchase consideration paid for Telenational, the Company issued a note payable to APEX in the amount of $436,560 ("APEX Note 2"). This note bears interest at 8% annually. This Note is repayable in 12 equal monthly payments of principal and interest, until fully satisfied in July 2007. The Company recorded interest expense of $18,000 on APEX Note 2 during fiscal 2006. Although the Company was current in its payments at October 31, 2006, the Company has suspended its monthly payments to APEX since that date.

 NOTE 7 - CAPITAL STOCK

 During fiscal 2006, the Company issued 19,175,000 shares of its common stock in connection with the acquisition of 100% of the outstanding stock of Telenational Communications, Inc., valued at $3,259,750 at the date of issuance.

 During fiscal 2006 and 2005, GCA converted GCA-Debenture debt and accrued interest of approximately $31,000 and $43,000, respectively, into approximately 407,000 and 352,000 shares, respectively, of common stock.

 During fiscal 2006, Global converted GC-Conote2 debt of $165,000 into approximately 2,303,000 shares of common stock, and during fiscal 2005, converted GC-Conote debt of $75,000 into approximately 656,000 shares of common stock.

 During fiscal 2005, in connection with the extension of the maturity date of the GCA-Debenture, the Company issued GCA 100,000 shares of common stock.

 During fiscal 2005, in connection with the extension of the maturity date of the GCA-Note, the Company issued GCA 40,000 shares of common stock.

 During fiscal 2005, in connection with the extension of the maturity date of the GC-Note, the Company issued Global 100,000 shares of common stock.

 During fiscal 2005, the three holders of the Company's related party Notes converted $467,500 of debt into 3,740,000 shares of the Company's common stock.

 During fiscal 2005, the Company issued 200,000 shares of common stock for investor relations' services, which were recorded at the stock's fair market value at the date of issuance.

 During fiscal 2005, the Company issued 125,000 shares of common stock for legal services, which were recorded at the stock's fair market value at the date of issuance.

 During fiscal 2005, the Company issued 950,000 shares of common stock in connection with the purchase of certain assets, including but not limited to the customer base, certain specified contracts and an item of equipment, of Integrated Communications, Inc., valued at $104,500 at the date of issuance.

 The following table describes stock reserved for future issuances at October 31, 2006:

                                            Number of
                                              Shares
                                            ----------
     Options                                 4,000,000
     Warrants                                6,877,433
     Convertible debt (1)                   62,008,477
                                            ----------
                                            72,885,910
                                            ==========

     (1) Assumes conversion on October 31, 2006 under the terms of the related agreements.

 NOTE 8 - BUSINESS AND CREDIT CONCENTRATIONS

 In the normal course of business, the Company extends unsecured credit to virtually all of its customers. Management has provided an allowance for doubtful accounts, which reflects its estimate of amounts, which may become uncollectible. In the event of complete non-performance by the Company's customers, the maximum exposure to the Company is the outstanding accounts receivable balance at the date of non-performance.

 During fiscal 2006, the Company provided wholesale services to a customer who accounted for 12% of our revenues and another customer who accounted for 10% of our revenues. During the same period, one of the Company's suppliers accounted for approximately 26% of the Company's total costs of revenues.
 At October 31, 2006, one customer accounted for 13% of the Company's trade accounts receivable. During fiscal 2005, the Company provided wholesale services to a customer who accounted for 13% of revenues and another customer who accounted for 11% of revenues. During the same period, one of the Company's suppliers accounted for approximately 20% of the Company's total costs of revenues and another supplier accounted for 11% of total costs of revenues. At October 31, 2005, one customer accounted for 35% of the Company's trade accounts receivable.

 Due to the highly competitive nature of the telecommunications business, the Company believes that the loss of any carrier would not have a long-term material impact on its business.

 Information regarding the Company's domestic and foreign revenues is as follows:

                                  All other
                    South          foreign
                   Africa         revenues       Domestic          Total
                 ----------      ----------     -----------     -----------
 Fiscal 2006    $ 1,805,807     $ 2,552,222     $ 8,993,001     $13,351,030
 Fiscal 2005    $ 2,201,290     $ 1,215,614     $ 6,410,145     $ 9,827,049

 During fiscal 2006, 14% of the Company's revenue was generated from customers in South Africa. During fiscal 2005, 22% of the Company's revenue was generated from customers in South Africa. No individual foreign country held more than 10 percent of the Company's long-lived assets as of October 31, 2006 and 2005.

 NOTE 9 - EMPLOYEE BENEFIT PLAN

 The Company's 401(k) Plan (the "Plan") is a defined contribution plan covering all domestic employees of the Company. The Plan provides for voluntary contributions by employees into the Plan subject to the limitations imposed by the Internal Revenue Code Section 401(k). The Company matches participant contributions 50% on every dollar deferred to a maximum of 6% of compensation. The Company's matching funds are subject to a six-year vesting schedule from the date of original employment. Company contributions charged to expense during fiscal 2006 and 2005 were $19,704 and $11,245, respectively.

 NOTE 10 - NET REDUCTIONS OF LIABILITIES

 During fiscal 2006, the Company determined, based on a review of applicable statute of limitations regulations and/or current correspondence with vendors, that approximately $2,301,000 of liabilities, including $1,435,000 in carrier costs that were previously accrued, are no longer due and payable. Accordingly, this amount has been recorded as "Net reductions of liabilities" during fiscal 2006. (See Note 16 - Restated Quarterly Information for further discussion).

 NOTE 11 - GAIN ON LEGAL SETTLEMENT

 On July 20, 2004, the Company filed a suit against Q Comm International, Inc. ("Q Comm") claiming damages resulting from the breach of a purchase agreement on the part of Q Comm relating to the sale of the Company's internally developed equipment for the prepaid telecommunications industry. Following execution of the agreement, the Company tendered certain proprietary software source code to Q Comm. However, Q Comm failed to pay the Company the initial amount due under the agreement and made copies of the source code without the Company's permission. During fiscal 2005, the Company entered into a Settlement and Release Agreement with Q Comm. The Agreement releases Q Comm from any and all claims in connection with the Company's lawsuit against Q Comm. In connection with the Settlement and Release Agreement, the Company agreed to a cash settlement of $225,000, which was received in fiscal 2005 and recorded this amount as a "Gain on legal settlement."

 NOTE 12 - DISCONTINUED OPERATIONS

 The Company has accrued $1,162,000 related to an assessment by the State of Texas for sales taxes (including penalties and interest). This amount is included in the October 31, 2006 and 2005 consolidated balance sheets as a liability from discontinued operations. (See Note 15 - Commitments and Contingencies for further discussion).

 NOTE 13 - STOCK OPTIONS AND WARRANTS

 Stock Options

 2002 Equity Incentive Plan

 The Company's 2002 Equity Incentive Plan (the "Equity Incentive Plan"), as amended, authorizes the Board of Directors to grant options to purchase up to 4,000,000 shares of the Company's common stock. The maximum number of shares of common stock that may be issuable under the Equity Incentive Plan to any individual plan participant is 1,000,000 shares. All options granted under the Equity Incentive Plan have vesting periods up to a maximum of five years. The exercise price of an option granted under the Equity Incentive Plan shall not be less than 85% of the fair value of the common stock on the date such option is granted.

 1990 Stock Option Plan

 The Company's 1990 Stock Option Plan (the "Option Plan"), as amended, authorized the Board of Directors to grant options to purchase up to 2,300,000 shares of the Company's common stock. No options were to be granted to any individual director or employee, which when exercised, would exceed 5% of the issued and outstanding shares of the Company. The term of any option granted under the 1990 Stock Option Plan was fixed by the Board of Directors at the time the options were granted, provided that the exercise period was not to be longer than 10 years from the date of grant. All options granted under the 1990 Stock Option Plan have up to 10-year terms and have vesting periods that range from 0 to three years from the grant date. The exercise price of any options granted under the 1990 Stock Option Plan is the fair market value at the date of grant. Subsequent to the adoption of the Incentive Plan, no further options will be granted under the Option Plan.

 The Company's stock option activity for the two years ended October 31, 2006 was as follows:

                                                                  Weighted
                                        Number       Option        Average
                                          of          Price       Exercise
                                        Shares      Per Share      Price
                                      ---------   ------------    --------
 Options outstanding at
   October 31, 2004                   1,674,000   $0.11 - 1.50      $0.35

 Options granted                              -              -          -
 Options exercised                            -              -          -
 Options cancelled                     (101,000)   0.12 - 0.70       0.22
                                      ---------
 Options outstanding at
   October 31, 2005                   1,573,000    0.11 - 1.50       0.36

 Options granted                      2,317,500    0.10 - 0.13       0.13
 Options exercised                            -              -          -
 Options cancelled                   (2,648,000)   0.11 - 1.50       0.27
                                      ---------
 Options outstanding at
   October 31, 2006                   1,242,500    0.10 - 0.14       0.12
                                      =========

 The weighted average grant date fair value of options granted during fiscal 2006 was $0.09 per share. All options granted during fiscal 2006 were to employees. There were no options granted during fiscal 2005.

 The following table summarizes information about employee compensatory stock options outstanding at October 31, 2006:

                        Options Outstanding             Options Exercisable
                -----------------------------------   ----------------------
                               Weighted    Weighted                 Weighted
   Range of                     Average     Average                  Average
   Exercise         Number     Remaining   Exercise      Number     Exercise
    Prices       Outstanding      Life      Price     Exercisable    Price
 -------------   -----------   ---------   --------   -----------   --------
 $0.10 - $0.12      405,000       5.64       $0.11      105,000       $0.12
 $0.13 - $0.14      837,500       5.02        0.13      185,000        0.14
                  ---------                             -------
                  1,242,500       5.23       $0.12      290,000       $0.13
                  =========                             =======

 Warrants

 Warrant Issuances to Employees for Financing Transactions

 Employee warrant activity for the two years ended October 31, 2006 was as follows:

                                                                   Weighted
                                        Number       Warrant       Average
                                          of          Price        Exercise
                                        Shares      Per Share       Price
                                      ---------    -----------     --------
 Warrants outstanding at
   October 31, 2004                   2,648,391   $0.75 - 1.44     $   0.83

 Warrants granted                       640,000           0.16         0.16
 Warrants exercised                           -              -            -
 Warrants cancelled                    (300,000)          1.44         1.44
                                      ---------
 Warrants outstanding at
   October 31, 2005                   2,988,391   $0.16 - 1.44     $   0.62

 Warrants granted                     1,000,000           0.13         0.13
 Warrants exercised                           -              -            -
 Warrants cancelled                  (1,945,958)          0.78         0.78
                                      ---------
 Warrants outstanding at
   October 31, 2006                   2,042,433   $0.13 - 0.78     $   0.62
                                      =========

 Warrants issued to employees that were exercisable at October 31, 2006 and 2005 totaled 2,042,433 and 2,988,391, respectively.

 Warrant Issuances to Non-Employees

 Non-employee warrant activity for the two years ended October 31, 2006 was as follows:

                                                                   Weighted
                                        Number       Warrant       Average
                                          of          Price        Exercise
                                        Shares      Per Share       Price
                                      ---------    -----------     --------
 Warrants outstanding at
   October 31, 2004                   1,437,500   $0.01 - 3.50     $   0.97

 Warrants granted                     2,035,000    0.11 - 0.78         0.55
 Warrants exercised                           -              -            -
 Warrants cancelled                    (212,500)          0.01         0.01
                                      ---------
 Warrants outstanding at
   October 31, 2005                   3,260,000   $0.11 - 3.50     $   0.77

 Warrants granted                     2,000,000    0.14 - 0.25         0.20
 Warrants exercised                           -              -            -
 Warrants cancelled                    (425,000)   0.89 - 3.50         2.73
                                      ---------
 Warrants outstanding at
   October 31, 2006                   4,835,000   $0.11 - 2.00     $   0.36
                                      =========

 The majority of the warrants issued to non-employees during fiscal 2006 and 2005 were issued in connection with debt financing. In addition, the Company issued 1,000,000 warrants to a provider of legal and consulting services during fiscal 2005. Non-employee warrants that were exercisable at October 31, 2006 and 2005 totaled 4,835,000 and 3,260,000, respectively.

 NOTE 14 - INCOME TAXES

 Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at October 31, 2006 and 2005 are as follows:

                                                2006             2005
                                            -----------      -----------
    Deferred tax assets
      Net operating loss carryovers         $15,856,634      $15,769,757
      Accounts receivable                        20,286          145,214
      Advertising credits                       977,185          977,185
      Property and equipment                    194,903          227,065
      Warrants                                   54,296           54,296
      Accrued liabilities                        27,185           27,525
                                            -----------      -----------
        Total gross deferred tax assets      17,130,489       17,201,042

    Deferred tax liabilities
      Goodwill                                 (223,878)        (164,753)
                                            -----------      -----------
        Total gross deferred tax liabilities   (223,878)        (164,753)

    Net deferred tax assets                  16,906,611       17,036,289

    Valuation allowance                     (16,906,611)     (17,036,289)
                                            -----------      -----------
    Net deferred assets                     $         -      $         -
                                            ===========      ===========


                                                2006             2005
                                            -----------      -----------
    Income tax benefit at statutory rate    $  (377,794)     $  (872,216)
    Permanent differences                       495,457          180,396
    Change in valuation allowance              (129,677)         710,696
    Other                                        12,014          (18,876)
                                            -----------      -----------
                                            $         -      $         -
                                            ===========      ===========

 At October 31, 2006, the Company has U.S. net operating loss carryforwards for federal income tax purposes of approximately $46.6 million, which expire in 2007 through 2026. Utilization of U.S. net operating losses is subject to annual limitations provided for by the Internal Revenue Code. The annual limitation may also result in the expiration of net operating losses before utilization.

 Realization of tax benefits depends on having sufficient taxable income within the carryback and carryforward periods. The Company continually reviews the adequacy of the valuation allowance and recognizes these benefits as reassessment indicates that it is more likely than not that the benefits will be realized. Based on pretax losses incurred in prior years, management has established a valuation allowance against the entire net deferred asset balance.

 NOTE 15 - COMMITMENTS AND CONTINGENCIES

 Operating Leases, Including Related Party Lease

 The Company leases its corporate office and branch office facilities under various noncancelable operating leases with terms expiring at various dates through 2011. The operational and administrative headquarters facility is leased through June 2011 from Apex Communications, Inc., an entity owned by executive officers of the Company. Rent expense for operating leases was $343,000 and $249,000 during fiscal 2006 and 2005, respectively. Rent expense to APEX during fiscal 2006 totaled $45,000. There were no related party leases during fiscal 2005. The Company has no capital lease obligations as of October 31, 2006.

 Future minimum lease payments under noncancelable operating leases as of October 31, 2006 are as follows:

        Year Ending October 31,
        -----------------------
                  2007                          $ 196,940
                  2008                            134,860
                  2009                            134,860
                  2010                            134,860
                  2011                             89,907
                                                ---------
              Total minimum lease payments      $ 691,427
                                                =========

 Future minimum lease payments (included in the above table) relating to the APEX operating lease total $629,347.

 Legal Proceedings

 The Company, from time to time, may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks and other intellectual property of third parties by the Company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

 Cygnus Telecommunications Technology, LLC. On June 12, 2001, Cygnus Telecommunications Technology, LLC ("Cygnus"), filed a patent infringement suit (case no. 01-6052) in the United States District Court, Central District of California, with respect to the Company's "international re-origination" technology. On March 29, 2007 the United States District Court in San Jose, California ruled that all Cygnus "international re-origination" patents are invalid, and dismissed all cases against Rapid Link (fka Dial Thru International Corporation) and related parties. Cygnus is appealing the case. The Company feels that Cygnus has a negligible chance of succeeding in their appeal.

 State of Texas. During fiscal 2004, the Company determined, based on final written communications with the State of Texas (the "State"), that it had a liability for sales taxes (including penalties and interest). On August 5, 2005, the State filed a lawsuit in the 53rd Judicial District Court of Travis County, Austin, Texas against the Company. The lawsuit requests payment of approximately $1.162 million for state and local sales tax, including penalties and interest, which has been accrued at April 30, 2007 and October 31, 2006. The sales tax amount due is attributable to audit findings of the State for the years 1995 to 1999 associated with Canmax Retail Systems, a current subsidiary of ours, and former operating subsidiary providing retail automation software and related services to the retail petroleum and convenience store industries. The State determined that Canmax Retail Systems did not properly remit sales tax on certain transactions. Management believes that it will be able to negotiate a reduced settlement amount with the State, although there can be no assurance that the Company will be successful with respect to such negotiations. These operations were classified as discontinued after the Company sold its retail automation software business in December 1998 and changed its business model.

 Management believes that it will be able to negotiate a reduced settlement amount with the State, although there can be no assurance that the Company will be successful with respect to such negotiations. The Company will continue to aggressively pursue the collection of unpaid sales taxes from former customers of Canmax Retail Systems, primarily Southland Corporation, now 7-Eleven Corporation ("7-Eleven"), as a majority of the amount owed to the State of Texas is the result of uncollected taxes from the sale of software to 7-Eleven during the period under audit. However, there can be no assurance that the Company will be successful with respect to such collections.

 On January 12, 2004, the Company filed a suit against 7-Eleven in the 162nd District Court in Dallas, Texas. The Company's suit claims a breach of contract on the part of 7-Eleven in failing to reimburse it for taxes paid to the State as well as related taxes for which the Company is currently being held responsible by the State. The Company's suit seeks reimbursement for the taxes paid and a determination by the court that 7-Eleven is responsible for paying the remaining tax liability to the State.

 NOTE 16 - RESTATED QUARTERLY INFORMATION

 The Company has restated its consolidated financial statements as of and for the fiscal quarters ended January 31, 2006 and July 31, 2006, as shown in the table below, to properly reflect certain amounts that should have been recorded in those quarters of fiscal 2006. (See Note 10 - Net Reductions of Liabilities for further discussion).

                         Three Months Ended             Three Months Ended
                          January 31, 2006                 July 31, 2006
                    ----------------------------   ----------------------------
                    As Previously                  As Previously
                       Reported       Restated        Reported       Restated
                    -------------   ------------   -------------   ------------
 Net reductions
   of liabilities..  $         -    $  (809,781)    $  (308,879)   $(1,491,148)

 Total costs and
   expenses........  $ 2,432,133    $ 1,622,352     $ 4,784,659    $ 3,602,390

 Net income (loss).  $  (705,176)   $   104,605     $  (510,494)   $   671,775

 Basic and diluted
   earnings (loss)
   per share.......  $     (0.02)   $      0.00     $     (0.01)   $      0.01

 As a result of these restatements, when compared to amounts previously reported, current liabilities decreased by $810,000 as of January 31, 2006 and by $1,992,000 as of July 31, 2006. The restatements of these fiscal 2006 fourth quarter amounts to the first or third quarters of fiscal 2006 does not impact overall fiscal 2006 operating results.

                  RAPID LINK, INCORPORATED AND SUBSIDIARIES
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


  Consolidated Financial Statements:                            Page

    Consolidated Balance Sheets at April 30, 2007 and
    October 31, 2006                                            F-2

    Consolidated Statements of Operations for the Three
    and Six Months ended April 30, 2007 and 2006                F-3

    Consolidated Statements of Cash Flows for the Six
    Months ended April 30, 2007 and 2006                        F-4

    Notes to Consolidated Financial Statements                  F-5

                  RAPID LINK, INCORPORATED AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS

                                                        April 30,    October 31,
                                                           2007         2006
                                                        ----------   ----------
                                                       (unaudited)
                   ASSETS

 Current assets:
   Cash and cash equivalents                           $   318,871  $    30,136
   Accounts receivable, net of allowances
     of $95,493 and $99,666, respectively                1,118,968    1,400,568
   Prepaid expenses                                         89,035      204,335
   Other current assets                                    125,080       16,382
                                                        ----------   ----------
     Total current assets                                1,651,954    1,651,421
                                                        ----------   ----------

 Property and equipment, net                               281,669      379,027
 Customer lists, net                                     2,836,071    3,222,142
 Goodwill                                                2,868,461    2,868,461
 Other assets                                               89,123      121,286
                                                        ----------   ----------
     Total assets                                      $ 7,727,278  $ 8,242,337
                                                        ==========   ==========

    LIABILITIES AND SHAREHOLDERS' DEFICIT

 Current liabilities:
   Bank overdrafts                                     $         -  $   101,097
   Accounts payable                                      2,429,007    2,203,072
   Accrued interest (including $313,709 and
     $183,304, respectively, to related parties)           722,023      491,299
   Other accrued liabilities                               562,065      507,581
   Deferred revenue                                        215,235      183,510
   Deposits and other payables                              73,180       66,889
   Accrued purchase price consideration                    500,000      500,000
   Convertible notes, current portion, net of debt
     discount of $378,788 and $343,333, respectively     2,883,669      716,667
   Convertible notes payable to related parties,
     current, net of debt discount of $27,574            1,877,504            -
   Related party notes, current portion                  1,345,101      380,965
   Net current liabilities from discontinued operations  1,162,000    1,162,000
                                                        ----------   ----------
     Total current liabilities                          11,769,784    6,313,080
                                                        ----------   ----------
 Convertible notes, long-term, net of debt discount
   of $610,308                                                   -    1,622,149
 Convertible notes payable to related parties,
   long-term, net of debt discount of $44,120                    -    1,860,958
 Related party note, long-term                                   -    1,000,000
                                                        ----------   ----------
     Total liabilities                                  11,769,784   10,796,187
                                                        ----------   ----------
 Commitments and contingencies

 Shareholders' deficit:
   Preferred stock, $.001 par value; 10,000,000
     shares authorized; none issued and outstanding              -            -
   Common stock, $.001 par value; 175,000,000 shares
     authorized; 51,804,401 and 51,181,994 shares
     issued at April 30, 2007 and October 31, 2006,
     respectively                                           51,804       51,182
   Additional paid-in capital                           47,429,333   47,248,729
   Accumulated deficit                                 (51,468,773) (49,798,891)
   Treasury stock, at cost; 12,022 shares                  (54,870)     (54,870)
                                                        ----------   ----------
     Total shareholders' deficit                        (4,042,506)  (2,553,850)
                                                        ----------   ----------
     Total liabilities and shareholders' deficit       $ 7,727,278  $ 8,242,337
                                                        ==========   ==========

  The accompanying notes are an integral part of these unaudited consolidated financial statements.


                   RAPID LINK INCORPORATED AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                                            Three Months Ended           Six Months Ended
                                                 April 30,                  April 30,
                                         ------------------------    ------------------------
                                            2007          2006          2007          2006
                                         ----------    ----------    ----------    ----------
 Revenues                               $ 3,720,098   $ 2,121,018   $ 8,173,075   $ 4,107,130

 Costs and expenses:
   Costs of revenues                      2,561,496     1,612,960     5,950,264     3,141,075
   Sales and marketing                      307,391        99,827       619,916       242,209
   General and administrative               841,677       732,995     1,847,255     1,390,419
   Depreciation and amortization            235,619        99,967       478,143       204,179
   Loss on disposal of property and
     equipment                                   21        34,229        10,061        34,229
   Net reductions of liabilities                  -             -             -      (809,781)
                                         ----------    ----------    ----------    ----------
     Total costs and expenses             3,946,204     2,579,978     8,905,639     4,202,330
                                         ----------    ----------    ----------    ----------

 Operating loss                            (226,106)     (458,960)     (732,564)      (95,200)
                                         ----------    ----------    ----------    ----------
 Other income (expense):
   Noncash interest expense                (284,473)     (301,318)     (660,630)     (510,126)
   Interest expense                         (70,669)      (54,052)     (141,893)      (93,625)
   Related party interest expense           (58,491)      (33,357)     (140,848)      (66,414)
   Foreign currency exchange gains            2,442         1,358         3,950        23,641
   Other                                          -             -         2,103             -
                                         ----------    ----------    ----------    ----------
     Total other income (expense), net     (411,191)     (387,369)     (937,318)     (646,524)
                                         ----------    ----------    ----------    ----------
 Net loss                               $  (637,297)  $  (846,329)  $(1,669,882)  $  (741,724)
                                         ==========    ==========    ==========    ==========

 Earnings per share information:
   Basic and diluted weighted average
     shares outstanding                  51,750,419    30,237,903    51,455,385    29,759,747
                                         ==========    ==========    ==========    ==========

   Basic and diluted loss per share     $     (0.01)  $     (0.03)  $     (0.03)  $     (0.02)
                                         ==========    ==========    ==========    ==========

     The accompanying notes are an integral part of these unaudited consolidated financial statements.

                                     F-3

                  RAPID LINK, INCORPORATED AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (unaudited)

                                                        Six Months Ended
                                                           April 30,
                                                 ----------------------------
                                                     2007            2006
                                                 ------------    ------------
 Cash flows from operating activities:
   Net loss                                     $  (1,669,882)  $    (741,724)
   Adjustments to reconcile net loss to net
   cash provided by (used in) operating
   activities:
     Noncash interest expense                         660,630         510,126
     Depreciation and amortization                    478,143         204,179
     Bad debt expense                                  60,000         (25,010)
     Share-based compensation expense                  11,850               -
     Loss on disposal of property and equipment        10,061          34,229
     Gain on reduction/settlement of liabilities            -        (809,781)
     Changes in operating assets and liabilities:
       Accounts receivable                            221,600        (114,771)
       Prepaid expenses and other current assets      125,746         (35,201)
       Other assets                                    30,183          (1,784)
       Accounts payable                               225,935          10,933
       Accrued liabilities                            236,208          56,384
       Deferred revenue                                31,725          25,996
       Deposits and other payables                      6,291               -
                                                 ------------    ------------
         Net cash provided by (used in)
           operating activities                       428,490        (886,424)
                                                 ------------    ------------
 Cash flows from investing activities:
   Purchases of property and equipment                 (3,094)        (73,749)
   Proceeds from sale of property and equipment           300               -
                                                 ------------    ------------
         Net cash used in investing activities         (2,794)        (73,749)

 Cash flows from financing activities:
   Reduction of bank overdrafts                      (101,097)              -
   Proceeds from convertible debentures                     -       1,000,000
   Payment of financing fees                                -         (44,150)
   Proceeds from related party notes and
     shareholder advances                                   -         500,000
   Payments on related party notes and
     shareholder advances                             (35,864)       (500,000)
                                                 ------------    ------------
        Net cash provided by (used in)
          financing activities                       (136,961)        955,850
                                                 ------------    ------------
 Net increase (decrease) in cash and
   cash equivalents                                   288,735          (4,323)

 Cash and cash equivalents, beginning of period        30,136         172,164
                                                 ------------    ------------
 Cash and cash equivalents, end of period       $     318,871   $     167,841
                                                 ============    ============

  The accompanying notes are an integral part of these unaudited consolidated financial statements.

                  RAPID LINK, INCORPORATED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (unaudited)

 NOTE 1 - NATURE OF BUSINESS AND CONSOLIDATED FINANCIAL STATEMENTS

 Nature of Business

   Rapid Link, Incorporated, a Delaware corporation, and its subsidiaries (collectively referred to as "Rapid Link" or the "Company"), has served as a facilities-based, communications company providing various forms of telephony services to wholesale and retail customers around the world.
 Rapid Link provides a multitude of international telecommunications services targeted to individual customers, as well as small and medium sized enterprises. These services include the transmission of voice and data traffic over public and private networks. The Company also sells telecommunications services for both the foreign and domestic termination of international long distance traffic into the wholesale market. The Company has added value-added Voice over Internet Protocol ("VoIP") communication services to customers, both domestically and internationally, to its retail product focus. VoIP packetized voice technology and other compression techniques allow the Company to improve both cost and efficiencies of telecommunication transmissions. Rapid Link utilizes the Public Switched Telecommunications Network as well as the Internet to transport the Company's communications services.

   Rapid Link focuses on the U.S. military and other key niche markets. The Company offers PC-to-PC, PC-to-phone, and phone-to-phone calling using a mixture of software and/or hardware depending on the end-users' specific needs. Rapid Link offers VoIP service plans to conventional residential and business customers in addition to serving the military and other niches. The Company's sells both flat-rate and cost-per-minute calling plans in order to directly address the customers' requirements. These plans include free features such as voice mail, call forwarding, three way calling and others. Rapid Link's VoIP Internet Access Devices for residential and business customers include single and multi-line adaptors. These adaptors enable customers to convert their traditional phone into a VoIP phone and access the Rapid Link network. Rapid Link also offers a headset that plugs directly into the customer's computer, eliminating the need for any additional hardware. All of these VoIP services connect through the Internet. The customer can then make and receive calls through their new or existing phone number using VoIP. Revenues derived from VoIP communication services do not represent a majority of the Company's revenues at the present time.

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. The consolidated financial statements at April 30, 2007, and for the three and six months ended April 30, 2007 and 2006, are unaudited and reflect all adjustments of a normal recurring nature, except as otherwise disclosed herein, which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. Certain amounts previously reported have been reclassified to conform to the current period presentation.

   The consolidated financial statements contained herein should be read in conjunction with the consolidated financial statements and notes thereto, together with management's discussion and analysis of financial condition and results of operations, contained in the Company's annual report on Form 10-KSB for the fiscal year ended October 31, 2006. The results of operations for the three and six months ended April 30, 2007 are not necessarily indicative of the results that may be achieved for the entire fiscal year ending October 31, 2007.

 Estimates and Assumptions

   The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Restatements and Reclassifications

   The Company has restated its consolidated financial statements as of and for the six months ended April 30, 2006 to reflect in the proper quarterly period certain amounts that were recorded in the consolidated financial statements during fiscal 2006. The restated quarterly information was presented in the Company's annual report on Form 10-KSB for the fiscal year ended October 31, 2006. (See Note 2 - Net Reduction of Liabilities for further details). Certain balance sheet amounts as of October 31, 2006 have been reclassified to be properly presented (see Acquisition below for further details).

 Acquisition

   On May 5, 2006, the Company acquired 100% of the outstanding stock of Telenational Communications, Inc. ("Telenational") from Apex Acquisitions, Inc. ("APEX"). The primary purpose of the acquisition was to enable the Company to expand its market share in the telecommunications industry and eliminate certain costs by gaining operational efficiencies. The consolidated financial statements at October 31, 2006 and April 30, 2007, and for the three and six months ended April 30, 2007, include amounts acquired from, as well as results of operations of, the acquired business. The Company reclassified certain amounts on its October 31, 2006 consolidated balance sheet to apply a $250,000 payment made to APEX in October 2006 against a note owed to APEX (at the request of APEX management) rather than as a reduction of purchase price consideration owed related to the acquisition of Telenational. Accrued purchase price consideration of $500,000, which represents the remaining unpaid cash portion of the purchase consideration, was past due at April 30, 2007 and October 31, 2006.

 Financial Condition and Going Concern

   The Company is subject to various risks in connection with the operation of its business including, among other things, (i) changes in external competitive market factors, (ii) inability to satisfy anticipated working capital or other cash requirements, (iii) changes in the availability of transmission facilities, (iv) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the market, (v) various competitive factors that may prevent the Company from competing successfully in the marketplace, and (vi) the Company's lack of liquidity and limited ability or inability to raise additional capital. The Company has an accumulated deficit of approximately $51.5 million as of April 30, 2007, as well as a working capital deficit of approximately $10.1 million. In addition, a significant amount of the Company's trade accounts payable and accrued liabilities are past due. Funding of the Company's working capital deficit, its current and future anticipated operating losses, and expansion of the Company will require continuing capital investment. Historically, some of the Company's funding has been provided by a major shareholder. The Company's strategy is to fund these cash requirements through debt facilities and additional equity financing. Although the Company has been able to arrange debt facilities and equity financing to date, there can be no assurance that sufficient debt or equity financing will continue to be available in the future or that it will be available on terms acceptable to the Company. Failure to obtain sufficient capital could materially affect the Company's operations in the short term and hinder expansion strategies. At April 30, 2007, approximately 50% of the Company's debt is due to a Director of the Company, senior management or an entity owned by senior management.

   As a result of the aforementioned factors and related uncertainties, there is substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible effects of recoverability and classification of assets or classification of liabilities, which may result from the inability of the Company to continue as a going concern.

 NOTE 2 - NET REDUCTIONS OF LIABILITIES

   The Company determined during the fourth quarter of fiscal 2006, based on a review of applicable statute of limitations regulations and/or current correspondence with vendors, that approximately $809,781 of liabilities were no longer due and payable as of April 30, 2006. Accordingly, this amount was recorded as "net reductions of liabilities" during the first six months of fiscal 2006. (See Note 1 - Nature of Business and Consolidated Financial Statements for discussion of restatement of quarterly information).

 NOTE 3 - SHARE-BASED COMPENSATION

 Accounting for Share-Based Payments Pursuant to Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123 (Revised 2004), "Share-Based Payment" ("SFAS No. 123R")

   The Company adopted SFAS No. 123R as of November 1, 2006 applying the modified prospective transition method. This revised accounting standard addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions with employees using Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and requires that the fair value of such share-based payments be recognized in the consolidated statement of operations using a fair-value-based method. SFAS No. 123R requires publicly-traded entities to record noncash compensation expense related to payment for employee services by an equity award in their financial statements over the requisite service period. In March 2005, the SEC issued Staff Accounting Bulletin ("SAB") 107, "Share-Based Payment," which does not modify any of SFAS No. 123R's conclusions or requirements, but rather includes recognition, measurement and disclosure guidance for companies as they implement SFAS No. 123R.

   All of the Company's existing share-based compensation awards have been determined to be equity awards. Under the modified prospective transition method, the Company is required to recognized noncash compensation costs for the portion of share-based awards that are outstanding as of November 1, 2006 for which the requisite service has not been rendered (i.e. nonvested awards) as the requisite service is rendered on or after that date. The compensation cost is based on the grant date fair value of those awards, with grant date fair value currently being estimated using the Black-Scholes option-pricing model, a pricing model acceptable under SFAS No. 123R. The Company will recognize compensation cost relating to the nonvested portion of those awards in the consolidated financial statements beginning with the date on which SFAS No. 123R is adopted, through the end of the requisite service period. SFAS No. 123R requires that forfeitures be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Under the modified prospective transition method, the consolidated financial statements are unchanged for periods prior to adoption and the pro forma disclosure previously required for those prior periods will continue to be required to the extent those amounts differ from the amounts in the consolidated statement of operations.

   Effective November 1, 2006, the Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123R and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date on which it is probable that performance will occur.

   The adoption of SFAS No. 123R had no effect on cash flows or basic and diluted loss per share. No share-based compensation costs were capitalized during the first six months of fiscal 2007. Noncash share-based compensation costs recorded in general and administrative expenses during the second quarter and first six months of fiscal 2007 were approximately $6,000 and $12,000, respectively.

   A summary of stock options as of April 30, 2007 and changes during the six months then ended was as follows:

                                                        Weighted-
                                                         Average
                                            Weighted    Remaining
                                            -Average   Contractual  Aggregate
                                            Exercise       Term     Intrinsic
 Stock Options                     Shares     Price     (in years)    Value
 -------------------------------  ---------  --------   ----------  ---------
 Outstanding at October 31, 2006  1,242,500   $ 0.36

  Granted                                 -        -
  Exercised                               -        -
  Cancellations                     (10,000)    0.13
                                  ---------

 Outstanding at April 30, 2007    1,232,500   $ 0.12        4.7     $      -
 ---------------------------------------------------------------------------

 Exercisable at April 30, 2007      290,000   $ 0.13        6.3     $      -
 ---------------------------------------------------------------------------

   There were no options issued to employees during the first six months of fiscal 2007. No options were exercised during the first six months of fiscal 2007. The Company issues new shares of common stock upon option exercise.

   As of April 30, 2007, there were unrecognized compensation costs of $56,000 related to nonvested stock options which the Company expects to recognize over a weighted-average period of 2.3 years.

 Accounting for Share-Based Payments Prior to Adoption of SFAS No. 123R

   Prior to November 1, 2006, the Company accounted for its stock-based employee compensation arrangements under the intrinsic value method in accordance with APB Opinion No. 25 and followed the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure." Under APB Opinion No. 25, compensation expense for employees is based on the excess, if any, on the date of grant, of fair value of the Company's stock over the exercise price. Accordingly, compensation cost was not recognized related to stock options in the financial statements as the fair market value on the grant date approximated the exercise price. Prior to the adoption of SFAS No. 123R, the Company calculated stock-based compensation pursuant to the disclosure provisions of SFAS No. 123 using the straight-line method over the vesting period of the option. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, as amended by SFAS No. 148, the Company's pro forma net loss for second quarter and first six months of fiscal 2006 would not have been materially different.

   The fair value of options for shares of the Company's common stock issued to employees has been determined using the Black-Scholes option-pricing model, a pricing model acceptable under SFAS No. 123. There were no options issued to employees during the first six months of fiscal 2006.


 NOTE 4 - CONVERTIBLE DEBENTURES AND NOTES PAYABLE, INCLUDING RELATED PARTY
 NOTES

   The Company has various debt obligations as of April 30, 2007 and October 31, 2006, including amounts due to independent institutions and related parties. No new debt obligations were incurred during the first six months of fiscal 2007. The following tables summarize outstanding debt as of each balance sheet date:

                     INFORMATION AS OF APRIL 30, 2007
 ---------------------------------------------------------------------------
    Description        Balance  Int. Rate  Due Date  Discount       Net
 ---------------------------------------------------------------------------

 Convertible notes, current
 --------------------------
  GC-Conote2        $     30,000    0%    on demand  $    -     $     30,000
  GCA-Debenture          430,000    6%    11/1/2007       -          430,000
  GCA-Debenture          552,457    6%    11/1/2007       -          552,457
  GC-Conote            1,250,000  10.08%  2/28/2008   378,788        871,212
  Debentures           1,000,000   10%     3/8/2008       -        1,000,000

 Related party conv. notes, current
 ----------------------------------
  Notes (Executives)   1,905,078   10%    2/28/2008    27,574      1,877,504

 Related party notes, current
 ----------------------------
  Exec. Demand Note      300,000    8%    on demand       -          300,000
  APEX Note 1          1,000,000    8%    11/5/2007       -        1,000,000
  APEX Note 2             45,101    8%    7/15/2007       -           45,101


                    INFORMATION AS OF OCTOBER 31, 2006
 ---------------------------------------------------------------------------
    Description        Balance  Int. Rate  Due Date  Discount       Net
 ---------------------------------------------------------------------------

 Convertible notes, current
 --------------------------
  GC-Conote2        $     60,000    0%    3/31/2007  $  10,000  $     50,000
  Debentures           1,000,000   10%     3/8/2007    333,333       666,667

 Related party notes, current
 ----------------------------
  Exec. Demand Note      300,000    8%    on demand       -          300,000
  APEX Note 2             80,965    8%    7/15/2007       -           80,965

 Convertible notes, long-term
 ----------------------------
  GCA-Debenture          430,000    6%    11/1/2007       -          430,000
  GCA-Debenture          552,457    6%    11/1/2007     4,247        548,210
  GC-Conote            1,250,000 10.08%   2/28/2008   606,061        643,939

 Related party conv. notes, long-term
 ------------------------------------
  Notes (Executives)   1,905,078   10%    2/28/2008    44,120      1,860,958

 Related party note, long-term
 -----------------------------
  APEX Note 1          1,000,000    8%    11/5/2007       -        1,000,000


   Debentures totaling $1,000,000 with an original March 8, 2007 maturity date were extended during the second quarter of fiscal 2007 to March 8, 2008. The term of the original 2,000,000 warrants issued related to these Debentures was extended by one year, which had an insignificant financial impact. In connection with the extension, however, 2,000,000 additional warrants were issued, resulting in deferred financing fees of $139,000, of which $20,000 was expensed as noncash interest expense in the second quarter of fiscal 2007. The fair value of the warrants was determined on the date of grant using the Black-Scholes pricing model with the following assumptions: applicable risk-free interest rate based on the current treasury-bill interest rate of 4.5%; volatility factor of the expected market price of the Company's common stock of 2.87; and an expected life of the warrants of four years. Remaining deferred financing fees, classified as other current assets, will be amortized through March 8, 2008. In connection with these Debentures, the lenders are entitled to an additional 50,000 warrants monthly which vest and are exercisable each fiscal quarter until the Debentures are paid in full. The fair value of these additional warrants is calculated on the date earned using the Black-Scholes pricing model using applicable risk-free interest rates based on current treasury-bill interest rates; volatility factors of the expected market price of the Company's common stock over the expected term; and an expected life of the warrants of four years. The Company records noncash interest expense and a corresponding accrued liability for the fair value of the shares earned. At the time the warrants are issued, the accrued liability will be reversed against additional paid-in capital.

   The Company has two 6% convertible debentures totaling $982,457 with maturity dates of November 1, 2007 (the "GCA-Debentures") with GCA Strategic Investment Fund Limited ("GCA") that became current liabilities during the first six months of fiscal 2007. During the second quarter of fiscal 2007, GCA elected to convert $30,000 of the GC-Conote2 into approximately 622,000 shares of common stock. The remaining $30,000 owed on the GC-Conote2 became due on March 31, 2007 and is currently due on demand.

   An 8% related party note payable to APEX that is due on November 5, 2007 in the amount of $1,000,000 ("Apex Note 1") became a current liability during the first six months of fiscal 2007. The Company's Chief Financial Officer, Chris Canfield, is the majority shareholder of APEX. Additionally, two 10% related party notes that are payable (1) to the Company's CEO and
 (2) to a former officer of the Company that are due on February 28, 2008 in the combined amount of $1,905,078 ("the Executive Notes") became current liabilities during the first six months of fiscal 2007.

   During fiscal 2006, in conjunction with, but unrelated to the total purchase consideration paid for Telenational, the Company issued an 8% note payable to APEX in the original amount of $436,560 ("APEX Note 2"). APEX
 Note 2 was payable in 12 equal monthly payments of principal and interest until fully satisfied in July 2007. However, the Company reclassified certain amounts on its October 31, 2006 consolidated balance sheet to apply a $250,000 payment made to APEX in October 2006 against APEX Note 2 (at the request of APEX management) rather than as a reduction of accrued purchase price consideration owed related to the acquisition of Telenational. The Company has $45,101 remaining on APEX Note 2 at April 30, 2007.

 NOTE 5 - BUSINESS AND CREDIT CONCENTRATIONS

   In the normal course of business, the Company extends unsecured credit to virtually all of its customers. Management has provided an allowance for doubtful accounts, which reflects its estimate of amounts, which may become uncollectible. In the event of complete non-performance by the Company's customers, the maximum exposure to the Company is the outstanding accounts receivable balance at the date of non-performance.

   The Company provided services to one customer that accounted for 18% and 24%, respectively, of overall revenues during the second quarter and first six months of fiscal 2007. During the second quarter and first six months of fiscal 2007, 18% and 24%, respectively, of the Company's revenues were generated from customers in the Netherlands. During the second quarter of fiscal 2007, two of the Company's suppliers accounted for approximately 25% and 14%, respectively, of the Company's total costs of revenues. During the first six months of fiscal 2007, two of the Company's suppliers accounted for approximately 22% and 14%, respectively, of the Company's total costs of revenues. At April 30, 2007, two customers accounted for 13% and 10%, respectively, of the Company's trade accounts receivable. At October 31, 2006, one customer accounted for 13% of the Company's trade accounts receivable.

   The Company provided services to one customer who accounted for 13% and 16%, respectively, of overall revenues during the second quarter and first six months of fiscal 2006. During the second quarter of fiscal 2006, 23% of the Company's revenues were generated from customers in South Africa. During the second quarter of fiscal 2006, two of the Company's suppliers accounted for approximately 14% and 10%, respectively, of the Company's total costs of revenues. During the first six months of fiscal 2006, one of the Company's suppliers accounted for approximately 12% of the Company's total costs of revenues.

   Due to the highly competitive nature of the telecommunications business, the Company believes that the loss of any carrier would not have a long-term material impact on its business.

 NOTE 6 - COMMITMENTS AND CONTINGENCIES

 Legal Proceedings

 The Company, from time to time, may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks and other intellectual property of third parties by the Company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

 Cygnus Telecommunications Technology, LLC. On June 12, 2001, Cygnus Telecommunications Technology, LLC ("Cygnus"), filed a patent infringement suit (case no. 01-6052) in the United States District Court, Central District of California, with respect to the Company's "international re-origination" technology. On March 29, 2007 the United States District Court in San Jose, California ruled that all Cygnus "international re-origination" patents are invalid, and dismissed all cases against Rapid Link (fka Dial Thru International Corporation) and related parties. Cygnus is appealing the case. The Company feels that Cygnus has a negligible chance of succeeding in their appeal.

 State of Texas. During fiscal 2004, the Company determined, based on final written communications with the State of Texas (the "State"), that it had a liability for sales taxes (including penalties and interest). On August 5, 2005, the State filed a lawsuit in the 53rd Judicial District Court of Travis County, Austin, Texas against the Company. The lawsuit requests payment of approximately $1.162 million, including penalties and for state and local sales tax, which has been accrued at April 30, 2007 and October 31, 2006. The sales tax amount due is attributable to audit findings of the State for the years 1995 to 1999 associated with Canmax Retail Systems, a current subsidiary of ours, and former operating subsidiary providing retail automation software and related services to the retail petroleum and convenience store industries. The State determined that Canmax Retail Systems did not properly remit sales tax on certain transactions. Management believes that it will be able to negotiate a reduced settlement amount with the State, although there can be no assurance that the Company will be successful with respect to such negotiations. These operations were classified as discontinued after the Company sold its retail automation software business in December 1998 and changed its business model.

 The Company will continue to aggressively pursue the collection of unpaid sales taxes from former customers of Canmax Retail Systems, primarily Southland Corporation, now 7-Eleven Corporation ("7-Eleven"), as a majority of the amount owed to the State is the result of uncollected taxes from the sale of software to 7-Eleven during the period under audit. However, there can be no assurance that the Company will be successful with respect to such collections.

 On January 12, 2004, the Company filed a suit against 7-Eleven in the 162nd District Court in Dallas, Texas. The Company's suit claims a breach of contract on the part of 7-Eleven in failing to reimburse it for taxes paid to the State as well as related taxes for which the Company is currently being held responsible by the State. The Company's suit seeks reimbursement for the taxes paid and a determination by the court that 7-Eleven is responsible for paying the remaining tax liability to the State.

                          RAPID LINK, INCORPORATED

                                    SHARES

                                 COMMON STOCK

                                  PROSPECTUS

                               __________, 2007


 You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.


               PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                  INDEMNIFICATION OF DIRECTORS AND OFFICERS

 Our certificate of incorporation, as amended, provides that we shall indemnify to the fullest extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of our Company or serves or served any other enterprise at our request, and such indemnification shall inure to the benefit of the heirs, executors and administrators of such person. Section
 11.1 of our bylaws contains a similar provision.

 Our certificate of incorporation, as amended, also provides that a director will not be personally liable to our Company or our shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law.

 Section 145 of the Delaware General Corporation Law permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer or employee of the company. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

 Under a directors' and officers' liability insurance policy, our directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act.

 Insofar as indemnification for liabilities arising under the Securities
 Act may be permitted to directors, officers and controlling person of our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our Company of expenses incurred or paid by a director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by our Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

 The following table sets forth an estimate of the costs and expenses payable by Rapid Link in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

 SEC registration fee                                     $     187.85

 Printing fees                                            $   5,000.00

 Accounting fees and expenses                             $  25,000.00

 Legal fees and expenses                                  $  25,000.00

 Miscellaneous                                            $  10,000.00
                                                           -----------
 Total                                                    $  65,187.85
                                                           ===========

                   RECENT SALES OF UNREGISTERED SECURITIES

 On June 15, 2007, Rapid Link entered into a Common Stock Purchase Agreement with Westside Capital, LLC whereby the Company sold 357,143 shares of its common stock to the Investor for a purchase price of $25,000 and issued to the Investor Warrants to purchase up to an additional 50,000,000 shares of the Registrant's common stock at exercise prices as follows: 20,000,000 Warrant Shares exercisable at $0.10 per share; 15,000,000 Warrant Shares exercisable at $0.20 per share; and 15,000,000 Warrant Shares exercisable at $0.30 per share. Investor represented that it was an "accredited" investor as defined under Rule 144 of the Securities Act of 1933, as amended. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act and/or Rule 506 of Regulation D for the issuance of these securities. The recipient represented that it took such securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the sale of these securities.

 During the second quarter of fiscal 2007, GCA Strategic Investment Fund Limited elected to convert $30,000 of the GC-Conote2 into approximately 622,000 shares of common stock. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act and/or
 Rule 506 of Regulation D for the issuance of these securities. The recipient represented that it took such securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the sale of these securities.

                                   EXHIBITS

 The following is a list of all exhibits filed with this registration statement, including those incorporated by reference.

 2.1 Agreement and Plan of Merger dated as of January 30, 1998, among Canmax Inc., CNMX MergerSub, Inc. and US Communications Services, Inc. (filed as
 Exhibit 2.1 to Form 8-K dated January 30, 1998 (the "USC 8-K"), and incorporated herein by reference)

 2.2 Rescission Agreement dated June 15, 1998 among Canmax Inc., USC and former principals of USC (filed as Exhibit 10.1 to Form 8-K dated January 15, 1998 (the "USC Rescission 8-K"), and incorporated herein by reference)

 2.3 Asset Purchase Agreement by and among Affiliated Computed Services, Inc., Canmax and Canmax Retail Systems, Inc. dated September 3, 1998 (filed as Exhibit 10.1 to the Company's Form 8-K dated December 7, 1998 and incorporated herein by reference)

 2.4 Asset Purchase Agreement dated November 2, 1999 among ARDIS Telecom & Technologies, Inc., Dial Thru International Corporation, a Delaware corporation, Dial Thru International Corporation, a California corporation, and John Jenkins (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K dated November 2, 1999 and incorporated herein by reference)

 2.5 Stock and Asset Purchase Agreement, dated as of September 18, 2001, by and among Rapid Link USA, Inc., Rapid Link Inc., and Dial Thru International Corporation (filed as Exhibit 2.1 to the Company's Form 8-K dated October 29, 2001 and incorporated herein by reference)

 2.6 First Amendment to Stock and Asset Purchase Agreement, dated as of September 21, 2001, by and among Rapid Link USA, Inc., Rapid Link Inc., and Dial Thru International Corporation (filed as Exhibit 2.2 to the Company's Form 8-K dated October 29, 2001 and incorporated herein by reference)

 2.7 Second Amendment to Stock and Asset Purchase Agreement, dated as of October 12, 2001, by and among Rapid Link USA, Inc., Rapid Link Inc., and Dial Thru International Corporation (filed as Exhibit 2.3 to the Company's Form 8-K dated October 29, 2001 and incorporated herein by reference)

 2.8 Third Amendment to Stock and Asset Purchase Agreement, dated as of October 30, 2001, by and among Rapid Link USA, Inc., Rapid Link Inc., and Dial Thru International Corporation (filed as Exhibit 2.4 to the Company's Form 8-K dated December 28, 2001 and incorporated herein by reference)

 2.9 Fourth Amendment to Stock and Asset Purchase Agreement, dated as of November 30, 2001, by and among Rapid Link USA, Inc., Rapid Link Inc., and Dial Thru International Corporation (filed as Exhibit 2.5 to the Company's Form 8-K dated December 28, 2001 and incorporated herein by reference)

 2.10 Asset Purchase Agreement, dated as of October 25, 2005, by and between Integrated Communications, Inc. and Dial Thru International Corporation (filed as Exhibit 2.5 to the Company's Form 8-K dated October 31, 2005 and incorporated herein by reference)

 3.1 Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1999 (the "1999 Form 10-K") and incorporated herein by reference)

 3.2 Amended and Restated Bylaws of Dial Thru International Corporation (filed as Exhibit 3.2 to the 1999 Form 10-K and incorporated herein by reference)

 3.3 Amendment to Certificate of Incorporation dated January 11, 2005 and filed with the State of Delaware on January 13, 2005 (filed as Exhibit 3.3 to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2004 and incorporated herein by reference)

 3.4 Amendment to Certificate of Incorporation dated October 28, 2005 and filed with the State of Delaware on November 1, 2005 (filed as Exhibit 3.4 to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2005 and incorporated herein by reference)

 4.1 Securities Purchase Agreement issued January 28, 2002 between Dial Thru International Corporation and GCA Strategic Investment Fund Limited (filed as Exhibit 4.1 to the Company's Form S-3, File 333-82622, filed on February 12, 2002 and incorporated herein by reference)

 4.2 Registration Rights Agreement dated January 28, 2002 between Dial Thru International Corporation and GCA Strategic Investment Fund Limited (filed as Exhibit 4.2 to the Company's Form S-3, File 333-82622, filed on February 12, 2002 and incorporated herein by reference)

 4.3 6% Convertible Debenture of Dial Thru International Corporation and GCA Strategic Investment Fund Limited (filed as Exhibit 4.3 to the Company's Form S-3, File 333-82622, filed on February 12, 2002 and incorporated herein by reference)

 4.4 Common Stock Purchase Warrant dated January 28, 2002 between GCA Strategic Investment Fund Limited and Dial Thru International Corporation (filed as Exhibit 4.4 to the Company's Form S-3, File 333-82622, filed on February 12, 2002 and incorporated herein by reference)

 4.5 Securities Purchase Agreement issued November 8, 2002 between Dial Thru International Corporation and Global Capital Funding Group, L.P. (filed as
 Exhibit 4.1 to the Company's Form 8-K filed on September 23, 2003, and incorporated herein by reference)

 4.6 Secured Promissory Note issued November 8, 2002 between Dial Thru International Corporation and Global Capital Funding Group, L.P. (filed as Exhibit 4.2 to the Company's Form 8-K filed on September 23, 2003, and incorporated herein by reference)

 4.7 Common Stock Purchase Warrant issued November 8, 2002 between Dial Thru International Corporation and Global Capital Funding Group, L.P. (filed as
 Exhibit 4.3 to the Company's Form 8-K filed on September 23, 2003, and incorporated herein by reference)

 4.8 Registration Rights Agreement issued November 8, 2002 between Dial Thru International Corporation and Global Capital Funding Group, L.P. (filed as
 Exhibit 4.4 to the Company's Form 8-K filed on September 23, 2003, and incorporated herein by reference)

 4.9 Securities Purchase Agreement issued July 24, 2003 between Dial Thru International Corporation and GCA Strategic Investment Fund Limited (filed as Exhibit 4.5 to the Company's Form 8-K filed on September 23, 2003, and incorporated herein by reference)

 4.10 Promissory Note issued July 24, 2003 between Dial Thru International Corporation and GCA Strategic Investment Fund Limited (filed as Exhibit 4.6 to the Company's Form 8-K filed on September 23, 2003, and incorporated herein by reference)

 4.11 Common Stock Purchase Warrant issued July 24, 2003 between Dial Thru International Corporation and GCA Strategic Investment Fund Limited (filed as Exhibit 4.6 to the Company's Form 8-K filed on September 23, 2003, and incorporated herein by reference)

 4.12 Secured Promissory Note dated June 1, 2005 between Global Capital Funding Group, L.P. and Dial Thru International Corporation (filed as
 Exhibit 4.1 to the Company's Form 8-K filed on June 7, 2005, and incorporated herein by reference)

 4.13 Common Stock Purchase Warrant dated June 1, 2005 between Global Capital Funding Group, L.P. and Dial Thru International Corporation (filed as
 Exhibit 4.2 to the Company's Form 8-K filed on June 7, 2005, and incorporated herein by reference)

 4.14 Common Stock Purchase Warrant dated June 1, 2005 between Global Capital Funding Group, L.P. and Dial Thru International Corporation (filed as
 Exhibit 4.3 to the Company's Form 8-K filed on June 7, 2005, and incorporated herein by reference)

 4.15 Common Stock Purchase Warrant dated June 1, 2005 between GCA Strategic Investment Fund Limited and Dial Thru International Corporation (filed as
 Exhibit 4.5 to the Company's Form 8-K filed on June 7, 2005, and incorporated herein by reference)

 4.16 Common Stock Purchase Warrant dated June 1, 2005 between GCA Strategic Investment Fund Limited and Dial Thru International Corporation (filed as
 Exhibit 4.6 to the Company's Form 8-K filed on June 7, 2005, and incorporated herein by reference)

 4.17 Common Stock Purchase Warrant dated June 1, 2005 between GCA Strategic Investment Fund Limited and Dial Thru International Corporation (filed as
 Exhibit 4.7 to the Company's Form 8-K filed on June 7, 2005, and incorporated herein by reference)

 4.18 Securities Purchase Agreement dated March 8, 2006 between Rapid Link, Incorporated and Trident Growth Fund, L.P. (filed as Exhibit 4.1 to the Company's Form 8-K filed on March 14, 2006, and incorporated herein by reference)

 4.19 10% Secured Convertible Debenture dated March 8, 2006 between Rapid Link, Incorporated and Trident Growth Fund, L.P. (filed as Exhibit 4.2 to the Company's Form 8-K filed on March 14, 2006, and incorporated herein by reference)

 4.20 Common Stock Purchase Warrant dated March 8, 2006 between Rapid Link, Incorporated and Trident Growth Fund, L.P. (filed as Exhibit 4.3 to the Company's Form 8-K filed on March 14, 2006, and incorporated herein by reference)

 4.21 Security Agreement dated March 8, 2006 between Rapid Link, Incorporated and Trident Growth Fund, L.P. (filed as Exhibit 4.4 to the Company's Form 8-K filed on March 14, 2006, and incorporated herein by reference)

 4.22 Subordination Agreement dated March 8, 2006 between Rapid Link, Incorporated Charger Investments, LLC and Trident Growth Fund, L.P. (filed as Exhibit 4.5 to the Company's Form 8-K filed on March 14, 2006, and incorporated herein by reference)

 4.23 Securities Purchase Agreement dated March 8, 2006 between Rapid Link, Incorporated and Charger Investments, LLC (filed as Exhibit 4.6 to the Company's Form 8-K filed on March 14, 2006, and incorporated herein by reference)

 4.24 10% Secured Convertible Debenture dated March 8, 2006 between Rapid Link, Incorporated and Charger Investments, LLC (filed as Exhibit 4.7 to the Company's Form 8-K filed on March 14, 2006, and incorporated herein by reference)

 4.25 Common Stock Purchase Warrant dated March 8, 2006 between Rapid Link, Incorporated and Charger Investments, LLC (filed as Exhibit 4.8 to the Company's Form 8-K filed on March 14, 2006, and incorporated herein by reference)

 4.26 Security Agreement dated March 8, 2006 between Rapid Link Incorporated and Charger Investments, LLC (filed as Exhibit 4.9 to the Company's Form 8-K filed on March 14, 2006, and incorporated herein by reference)

 5.1 Opinion of Richardson & Patel LLP (filed herewith)

 10.1 Employment Agreement, dated June 30, 1997 between Canmax Retail Systems, Inc. and Roger Bryant (filed as Exhibit 10.3 to the Company's Registration Statement on Form S-3, File No. 333-33523 (the "Form S-3"), and incorporated herein by reference)

 10.2 Commercial Lease Agreement between Jackson--Shaw/Jetstar Drive Tri-star Limited Partnership and the Company (filed as Exhibit 10.20 to the Company's Annual Report on Form 10-K dated October 31, 1998, and incorporated herein by reference)

 10.3 Employment Agreement, dated November 2, 1999 between ARDIS Telecom & Technologies, Inc. and John Jenkins (filed as Exhibit 4.3 to the 2000 Form 10-K and incorporated herein by reference)

 10.4 Amendment Number 1 to Securities Purchase Agreement dated June 1, 2005 between Global Capital Funding Group, L.P. and Dial Thru International Corporation (filed as Exhibit 10.1 to the Company's Form 8-K filed on June 7, 2005, and incorporated herein by reference)

 10.5 Amendment Number 1 to Securities Purchase Agreement dated June 1, 2005 between GCA Strategic Investment Fund Limited and Dial Thru International Corporation (filed as Exhibit 10.2 to the Company's Form 8-K filed on June 7, 2005, and incorporated herein by reference)

 10.6 Amendment Number 1 to Securities Purchase Agreement dated June 1, 2005 between GCA Strategic Investment Fund Limited and Dial Thru International Corporation (filed as Exhibit 10.3 to the Company's Form 8-K filed on June 7, 2005, and incorporated herein by reference)

 10.7 Amendment Number 2 to Securities Purchase Agreement between Rapid Link, Incorporated and GCA Strategic Investment Fund Limited dated November 2, 2005 (filed as Exhibit 10.1 to the Company's Form 8-K filed on March 14, 2006, and incorporated herein by reference)

 10.8 Stock Purchase Agreement by and between Rapid Link, Incorporated and Apex Acquisitions, Inc. dated as of May 3, 2006 (filed as Exhibit 10.1 to the Company's Form 8-K filed on May 9, 2006, and incorporated herein by reference)

 10.9 Amendment No. 1 to Stock Purchase Agreement by and between Rapid Link, Incorporated and Apex Acquisitions, Inc. dated as of May 5, 2006 (filed as
 Exhibit 10.2 to the Company's Form 8-K filed on May 9, 2006, and incorporated herein by reference)

 10.10 Stock Pledge Agreement by and between Rapid Link, Incorporated and Apex Acquisitions, Inc. dated as of May 5, 2006 (filed as Exhibit 10.3 to the Company's Form 8-K filed on May 9, 2006, and incorporated herein by reference)

 10.11 Secured Recourse Promissory Note dated as of May 5, 2006 made by Rapid Link, Incorporated in favor of Apex Acquisitions, Inc. (filed as Exhibit
 10.4 to the Company's Form 8-K filed on May 9, 2006, and incorporated herein by reference)

 10.12 Fifth Allonge to 10% Convertible Note of Dial Thru International Corporation in favor of John Jenkins, dated September 14, 2006 (filed as
 Exhibit 10.1 to the Company's Form 8-K filed on June 7, 2005, and incorporated herein by reference)

 10.13 Amendment Number 2 to Securities Purchase Agreement between Rapid Link, Inc., formerly known as Dial Thru International Corporation, and GCA Strategic Investment Fund Limited dated September 14, 2006 (filed as Exhibit
 10.2 to the Company's Form 8-K filed on September 20, 2006, and incorporated herein by reference)

 10.14 Amendment Number 2 to Securities Purchase Agreement between Rapid Link, Inc., formerly known as Dial Thru International Corporation, and Global Capital Funding Group, L.P. dated September 14, 2006 (filed as
 Exhibit 10.3 to the Company's Form 8-K filed on September 20, 2006, and incorporated herein by reference)

 10.15 Amendment Number 2 to Securities Purchase Agreement between Rapid Link, Inc., formerly known as Dial Thru International Corporation, and GCA Strategic Investment Fund Limited dated August 15, 2006 (filed as Exhibit
 10.4 to the Company's Form 8-K filed on September 20, 2006, and incorporated herein by reference)

 10.16 Amendment Number 3 to 6% Convertible Debenture between GCA Strategic Investment Fund Limited and Rapid Link, Incorporated, formerly known as Dial Thru International Corporation dated September 14, 2006 (filed as Exhibit
 10.5 to the Company's Form 8-K filed on September 20, 2006, and incorporated herein by reference)

 10.17 Amendment Number 4 to 6% Convertible Debenture between GCA Strategic Investment Fund Limited and Rapid Link, Incorporated, formerly known as Dial Thru International Corporation dated September 14, 2006 (filed as Exhibit
 10.6 to the Company's Form 8-K filed on September 20, 2006, and incorporated herein by reference)

 10.18 Amendment Number 1 to Secured Promissory Note due February 28, 2008 between Global Capital Funding Group, L.P. and Rapid Link, Inc., formerly known as Dial Thru International Corporation dated September 14, 2006 (filed as Exhibit 10.7 to the Company's Form 8-K filed on September 20, 2006, and incorporated herein by reference)

 10.19 Amendment Number 1 to Secured Promissory Note due March 30, 2007 between Global Capital Funding Group, L.P. and Rapid Link, Inc., formerly known as Dial Thru International Corporation dated September 14, 2006 (filed as Exhibit 10.8 to the Company's Form 8-K filed on September 20, 2006, and incorporated herein by reference)

 10.20 Extension Agreement dated March 8, 2007 between Rapid Link, Incorporated and Trident Growth Fun, LP, including Common Stock Purchase Warrant No. 2 filed as Exhibit "A"(filed as Exhibit 4.1 to the Company's Form 10-QSB for the quarterly period ended April 30, 2007, and incorporated herein by reference)

 10.21 Extension Agreement dated March 8, 2007 between Rapid Link, Incorporated and Charger Investments, LLC, including Common Stock Purchase Warrant No. 2 filed as Exhibit "A"(filed as Exhibit 4.2 to the Company's Form 10-QSB for the quarterly period ended April 30, 2007, and incorporated herein by reference)

 10.22 Common Stock Purchase Agreement dated June 15, 2007 between Rapid Link, Inc. and Westside Capital LLC (filed as Exhibit 4.1 to the Company's Form 8-K filed on June 21, 2007, and incorporated herein by reference)

 10.23 Registration Rights Agreement dated June 15, 2007 between Rapid Link, Inc. and Westside Capital LLC (filed as Exhibit 4.2 to the Company's Form 8-K filed on June 21, 2007, and incorporated herein by reference)

 10.24 Common Stock Purchase Warrant "A" dated June 15, 2007 between Rapid Link, Incorporated and Westside Capital LLC (filed as Exhibit 4.3 to the Company's Form 8-K filed on June 21, 2007, and incorporated herein by reference)

 10.25 Common Stock Purchase Warrant "B" dated June 15, 2007 between Rapid Link, Incorporated and Westside Capital LLC (filed as Exhibit 4.4 to the Company's Form 8-K filed on June 21, 2007, and incorporated herein by reference)

 10.26 Common Stock Purchase Warrant "C" dated June 15, 2007 between Rapid Link, Incorporated and Westside Capital LLC (filed as Exhibit 4.5 to the Company's Form 8-K filed on June 21, 2007, and incorporated herein by reference)

 23.1 Consent of Independent Registered Public Accounting Firm (filed herewith)

 23.2 Consent of Richardson & Patel LLP (filed as Exhibit 5.1 herewith)


                                 UNDERTAKINGS

 (a) The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Securities and Exchange Commission ("SEC") pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) Include any additional or changed material information on the plan of distribution.

   (2) For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

     (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

    (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

     (iv) any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

   (5) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

   (6) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

 (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities
 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

 In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California on August 9, 2007.


                                             RAPID LINK, INCORPORATED
                                             (Registrant)


                                                 /s/ JOHN A. JENKINS
                                             ---------------------------
                                                   John A. Jenkins
                                                Chairman of the Board
                                             and Chief Executive Officer

     Date: August 9, 2007


                              POWER OF ATTORNEY

 Each person whose signature appears below constitutes and appoints Mr. John
 A. Jenkins and Mr. Christopher J. Canfield as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

 IN ACCORDANCE THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED:


             NAME                           TITLE                   DATE
 ---------------------------   ----------------------------    --------------

     /s/ JOHN A. JENKINS       Chairman of the Board,          August 9, 2007
 ---------------------------   Chief Executive Officer,
       John A. Jenkins         Secretary and Director
                               (principal executive officer)

 /s/ CHRISTOPHER J. CANFIELD   President, Chief Financial      August 9, 2007
 ---------------------------   Officer, Treasurer and Director
   Christopher J. Canfield     (principal financial and
                               principal accounting officer)

     /s/ LAWRENCE J. VIERRA    Director                        August 9, 2007
 ---------------------------
       Lawrence J. Vierra


      /s/ DAVID R. HESS        Director                        August 9, 2007
 ---------------------------
        David R. Hess